                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )


      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12



         MULTIGRAPHICS, INC.
---------------------------------
(Name of Registrant as Specified
         In Its Charter)

---------------------------------
 (Name of Person(s) Filing Proxy
  Statement, if other than the
           Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                Multigraphics Common Stock, par value $0.025 per share
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                2,848,346*
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                $1.25 per share
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                $3,560,432.50*
                ----------------------------------------------------------
           (5)                       Total fee paid:
                  $712.09 (1/50th of one percent of the proposed maximum
                           aggregate value of the transaction)
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

* All options to purchase Multigraphics common stock issued by Multigraphics have an exercise price in excess of $1.25 and, accordingly, the shares subject to those options have been excluded from this table. All Multigraphics options will be canceled at the effective date of the merger.

                                PRELIMINARY COPY

[MULTIGRAPHICS LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

The board of directors of Multigraphics, Inc. has approved a merger agreement with Paragon Corporate Holdings, Inc. If the merger is completed, holders of Multigraphics common stock will receive $1.25 per share in cash, without interest. As a result of the merger, Multigraphics will become a wholly-owned subsidiary of Paragon.

We are asking stockholders of Multigraphics to approve the merger agreement and the merger. We cannot complete the merger unless our stockholders approve the merger agreement and the merger.

At the time of entering into the merger agreement, Multigraphics also entered into a $2,000,000 credit facility with Paragon. That credit facility is a critical part of the transaction with Paragon due to the liquidity crisis faced by Multigraphics. We explain our liquidity condition in detail in the attached proxy statement. We are not asking our stockholders to approve the credit facility. However, if our stockholders do not approve the merger agreement and the merger, the $2,000,000 Multigraphics has borrowed under the credit facility will become due on September 30, 2000. Due to Multigraphics' liquidity condition, in the absence of obtaining alternative or additional sources of liquidity or entering into an alternative business combination transaction, Multigraphics may not be able to pay the obligations to Paragon on September 30, 2000 using borrowings under our current credit agreement with Foothill Capital Corporation and cash from operations.

The date, time and place of the special meeting of our stockholders are:

                               DECEMBER 14, 1999
                            10:00 A.M., CENTRAL TIME
                               431 LAKEVIEW COURT
                          MT. PROSPECT, ILLINOIS 60056

Your vote is very important. Please take the time to vote by completing the enclosed proxy card and returning it in the return envelope provided, even if you plan to attend the stockholders' meeting. Note that if you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR the merger agreement and the merger.

We encourage you to read the entire proxy statement carefully. You may also obtain information about Multigraphics from publicly available documents that are filed with the Securities and Exchange Commission.

We are very enthusiastic about the merger and the strength and capabilities we expect from the combined companies.


Jeffrey M. Moore                               Mark F. Duchesne
CHAIRMAN OF THE BOARD                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE PROXY STATEMENT OR DETERMINED IF THE PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

  Proxy statement dated November __, 1999, and first mailed to stockholders on
                               November __, 1999.

                                PRELIMINARY COPY

[MULTIGRAPHICS LOGO]

                              MULTIGRAPHICS, INC.
                               431 LAKEVIEW COURT
                             MT. PROSPECT, IL 60056

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               DECEMBER 14, 1999

                            ------------------------

To the stockholders of

  MULTIGRAPHICS, INC.:

    The board of directors has called a special meeting of stockholders of Multigraphics, Inc. The meeting will be held on December 14, 1999, at 10:00 a.m., central time at 431 Lakeview Court, Mount Prospect, Illinois 60056, for the purpose of:

    (1) voting upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 29, 1999, among Multigraphics, Inc., Paragon Corporate Holdings Inc., and Multi Acquisition Corp., a wholly-owned subsidiary of Paragon, and approve the merger of Multi Acquisition Corp. into Multigraphics; and

    (2) transacting such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

    APPROVAL OF THE MERGER AGREEMENT AND THE MERGER BY MULTIGRAPHICS' STOCKHOLDERS IS A CONDITION OF THE MERGER. Under Delaware law, we must receive the affirmative vote of at least a majority of the outstanding shares of Multigraphics common stock to approve the merger agreement and the merger.

    As a result of the proposed merger, each issued and outstanding share of Multigraphics common stock will be converted into the right to receive $1.25 in cash, without interest. Multigraphics reserves the right to abandon the merger at any time prior to the completion of the merger upon the terms and subject to the conditions of the merger agreement.

    The board has fixed the close of business on October 27, 1999 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting, or any adjournment or postponement of the meeting. A list of these stockholders will be available for inspection by stockholders of record during business hours at Multigraphics' executive offices at least ten days prior to the meeting. The list will also be available at the meeting. On
October 27, 1999, there were     shares of common stock outstanding. Each share
of common stock is entitled to one vote on all matters presented at the meeting.

    A proxy statement containing more detailed information about the merger agreement and the merger accompanies this notice. If you hold Multigraphics common stock directly, you will find enclosed a proxy card which must be completed and returned in order to vote all of the common stock that you hold.

    If you sign, date and mail your proxy card without indicating how you wish to vote, your shares of common stock will be voted FOR approval of the merger agreement and the merger. With respect to any other matter that may come before the meeting, the persons voting your shares will vote in their discretion. Your failure to return a properly executed proxy card or to vote at the meeting will have the same effect as a vote against the merger agreement and the merger.

    The Multigraphics board of directors is making this proxy solicitation.

    Multigraphics' stockholders have appraisal rights in connection with the merger under Delaware law.

    Our board of directors unanimously recommends that you vote for approval of the merger agreement and the merger.

                                          By the Order of the Board of
                                          Directors,

                                          Mark F. Duchesne
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

November     , 1999

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY. RETURNING THE PROXY CARD TO US WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                               TABLE OF CONTENTS


Questions and Answers about the
  Merger..............................      1

Summary...............................      3

Multigraphics Selected Financial
  Data................................      8

Information about the Special Meeting
  and Voting..........................      9
  Matters to be considered............      9
  Voting rights and proxy.............      9

The Merger Transaction................     10
  General description of the merger...     10
  Background of the merger............     10
  Multigraphics' reasons for the
    merger............................     17
  Paragon's reasons for the merger....     18
  Description of credit facility with
    Paragon...........................     18
  Opinion of U.S. Bancorp Piper
    Jaffray...........................     18
  Interest of executive officers and
    directors of Multigraphics in the
    merger............................     24
  Material federal income tax
    consequences......................     25
  Stockholder voting and option
    agreement.........................     26
  Multigraphics' plans if the merger
    is not consummated................     27
  Regulatory approvals................     27
  Accounting treatment................     27
  Appraisal rights....................     27

The Merger Agreement..................     30
  Structure of the merger.............     30
  Timing of closing...................     30
  Merger consideration................     31
  Exchange procedure..................     31
  Multigraphics stock options.........     31
  The merger..........................     31
  Conduct of the business pending the
    merger............................     31
  Certain agreements of Multigraphics
    and Paragon.......................     32
  No solicitation by Multigraphics of
    other acquisition proposals.......     32
  Indemnification and insurance of
    Multigraphics directors and
    executive officers................     33
  Representations and warranties of
    Multigraphics and Paragon.........     33
  Conditions to the completion of the
    merger............................     34


  Termination of the merger
    agreement.........................     34
  Termination fee and expenses payable
    by Multigraphics..................     35
  Termination fee payable by
    Paragon...........................     35
  Amendment and waiver of the merger
    agreement.........................     35

Certain Information Concerning
  Multigraphics.......................     35
  General.............................     35
  Acquisitions........................     36
  Products and suppliers..............     37
  Competition and competitive
    conditions........................     37
  Cyclical nature of business and
    liquidity.........................     38
  Employees...........................     38
  Research and development............     38
  Patents and trademarks..............     38
  Properties..........................     38
  Bankruptcy proceedings..............     38
  Corporate structure of
    Multigraphics.....................     39
  Legal proceedings...................     39

Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     40
  Operating Results...................     40
  Comparison of 1999 to 1998..........     40
  Comparison of 1998 to 1997..........     42
  Liquidity and Capital Resources.....     43
  Year 2000 Disclosure................     45
  Quantitative and qualitative
    disclosures about market risk.....     45

Certain Information Concerning Paragon
  and Multi Acquisition Corp..........     46

Market Price and Dividend
  Information.........................     46

Principal Stockholders................     47

Share Ownership of Directors and
  Executive Officers..................     48

Independent Auditors..................     49

Annual Meeting and Stockholder
  Proposals...........................     49

Other Business........................     49

Where You Can Find More Information...     49

Cautionary Statement Regarding
  Forward-Looking Statements..........     49

Index to Consolidated Financial
  Statements..........................    F-1

APPENDICES


Appendix A................................  Agreement and Plan of Merger
Appendix B................................  Opinion of U.S. Bancorp Piper Jaffray Inc.
Appendix C................................  Section 262 of the Delaware General Corporation Law

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

 Q: WHAT IS THE PROPOSAL THAT I WILL BE VOTING ON?

 A: You are being asked to approve the merger agreement and the merger. The merger agreement provides that Multigraphics will merge with a newly formed company wholly-owned by Paragon. As a result of the merger, Multigraphics will become a wholly-owned subsidiary of Paragon.

 Q: WHAT WILL I RECEIVE IN THE MERGER?

 A: If the merger is completed, you will receive $1.25 in cash, without interest, for each share of Multigraphics common stock that you own.

 Q: WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

 A: You may dissent from the merger and seek appraisal of the fair value of your shares by complying with all of the Delaware law procedures explained on pages 27 to 30. If you are entitled to an appraisal, the Delaware Court of Chancery will appraise the fair value of your shares by taking into account all relevant factors, exclusive of any value arising from the accomplishment or expectation of the merger.

 Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER
    AGREEMENT AND THE MERGER?

 A: If we complete the merger, Multigraphics' stockholders will receive merger consideration of $1.25 in cash, without interest, in exchange for each share of Multigraphics common stock they own. During our fourth quarter ended
    July 31, 1999 and prior to entering into the merger agreement with Paragon, Multigraphics continued to experience difficulty in meeting its liquidity requirements. This liquidity difficulty required our board of directors to consider our financial and strategic alternatives which resulted in our entering into the merger agreement with Paragon. As a critical part of the transaction with Paragon, we also entered into a $2,000,000 credit facility with Paragon to provide Multigraphics with needed working capital. After considering various alternatives, the board believes the merger represents the best available transaction or alternative for our stockholders.

    The board of directors of Multigraphics unanimously recommends that Multigraphics' stockholders approve the merger agreement and the merger.

 Q: WHAT DO I NEED TO DO NOW?

 A: After reviewing this proxy statement, you should mail your completed, dated and signed proxy card in the enclosed return envelope, as soon as possible, so that your shares may be represented at the meeting. In order to assure the presence of your shares at the meeting, please complete, date and sign your proxy card even if you currently plan to attend the meeting in person.

 Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

 A: You can change your vote at any time before your proxy is voted at the meeting. Just send in a later-dated, signed proxy card to Multigraphics' chief financial officer or deliver a later-dated proxy to another person who then votes that proxy at the meeting. You can also attend the meeting in person and vote or you may revoke your proxy by sending a written notice of revocation to Multigraphics' chief financial officer. All correspondence should be sent to Multigraphics' principal office at 431 Lakeview Court, Mt. Prospect, Illinois 60056; attention: Chief Financial Officer.

 Q: IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

 A: If you do not provide your broker with instructions on how to vote your street name shares, your broker will not be permitted to vote them on the proposed merger. You should be sure to provide your broker with instructions on how to vote your shares.

    If you do not give voting instructions to your broker, your shares will not be counted as voting for purposes of the merger vote unless you attend the meeting in person and vote.

 Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

 A: No. If the merger is approved and completed, we will send you written instructions for exchanging your stock certificates for cash.

 Q: WHAT ARE THE CONSEQUENCES IF MULTIGRAPHICS' STOCKHOLDERS FAIL TO APPROVE THE
    MERGER OR THE MERGER IS NOT COMPLETED FOR ANY OTHER REASON?

 A: If the merger agreement is terminated as a result of Multigraphics' stockholders failing to approve the merger, Multigraphics will be required to pay a termination fee to Paragon of $500,000 and reimburse Paragon for up to $500,000 of costs and expenses incurred by Paragon in connection with the merger. In addition, the $2,000,000 Multigraphics has borrowed under the credit facility with Paragon will become due on September 30, 2000.

    Our current financial condition and uncertainties raise substantial doubt about our ability to continue as a going concern absent the merger transaction. If the merger is not completed for any reason, Multigraphics would immediately seek alternative or additional sources of liquidity, including both debt and equity financing, and an alternative business combination transaction. However, if Multigraphics is unable to maintain its current financing arrangement with Foothill Capital or quickly obtain sufficient alternative or additional sources of liquidity or a satisfactory alternative business combination transaction, Multigraphics may not be able to pay the obligations to Paragon on September 30, 2000 using borrowings under our current credit agreement with Foothill Capital and cash from operations. As a result, Multigraphics could be forced into a bankruptcy proceeding.

 Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

    If our stockholders approve the merger agreement and the merger, we expect to complete the merger shortly after the meeting.

 Q: WHO DO I CALL IF I HAVE QUESTIONS ABOUT THE MEETING OR THE MERGER?

 A: You should contact:

    Multigraphics, Inc.
    431 Lakeview Court
    Mt. Prospect, IL 60056
    Attention: Chief Financial Officer
    (847) 375-1700

 Q: WHERE CAN I FIND MORE INFORMATION ABOUT MULTIGRAPHICS AND PARAGON?

 A: Multigraphics and Paragon file reports and other information with the SEC.
    You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. You can also request copies of these documents from us.

                                    SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. TO FIND WHERE YOU CAN OBTAIN MORE INFORMATION ON MULTIGRAPHICS GENERALLY, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 49. THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

MULTIGRAPHICS, INC.
431 LAKEVIEW COURT
MT. PROSPECT, IL 60056

Multigraphics is a distributor of equipment, supplies and services to the graphic arts industry.

PARAGON CORPORATE HOLDINGS INC.
7400 CALDWELL AVENUE
NILES, ILLINOIS 60714

Paragon is a holding company and was organized under Delaware law in September 1996. Paragon conducts all of its business through its subsidiaries. Paragon commenced operations on January 17, 1997 through the acquisition of A.B. Dick Company and its wholly owned subsidiaries from General Electric Company Ltd. A.B. Dick is engaged in the manufacture, sale, distribution and service of offset presses, cameras and plate makers and related supplies for the graphic arts and printing industry. On December 5, 1997, Paragon acquired Curtis Industries, Inc., a national distributor of security maintenance repair and operations products to the automotive and industrial markets. Paragon files annual and quarterly reports with the SEC.

MULTI ACQUISITION CORP.
7400 CALDWELL AVENUE
NILES, ILLINOIS 60714

Multi Acquisition Corp. is a wholly owned subsidiary of Paragon and was organized under Delaware law on September 24, 1999. Multi Acquisition Corp. was formed for the sole purpose of acquiring Multigraphics. Multi Acquisition Corp. conducts no independent business.

THE MERGER

Each share of Multigraphics' outstanding common stock, other than any shares owned by Paragon, will be converted into the right to receive $1.25 in cash, without interest.

RECOMMENDATION TO STOCKHOLDERS
(SEE PAGE 17)

Our board of directors believes that the merger is fair to you and in your best interest and unanimously recommends that you vote FOR approval of the merger agreement and the merger.

REASONS FOR THE MERGER
(SEE PAGE 17)

In reaching its determination to approve the merger agreement and the merger, our board considered a number of factors, including:

- the liquidity crisis faced by Multigraphics and the pressure put on Multigraphics by Foothill Capital, our primary lender, to seek additional sources of liquidity which required expedient action to avoid a possible bankruptcy filing in which the stockholders would likely receive less than $1.25 per share;

- the presentation and fairness opinion of the U.S. Bancorp Piper Jaffray relating to the proposed merger, the full text of which, including the assumptions made, the matters considered, the scope and limitations of the review undertaken and the procedures followed, is attached to this proxy statement as appendix B;

- the requirement that stockholders approve the merger;

- the $2 million loan upon signing a merger agreement included in Paragon's proposal; and

- the significant time and effort which had been devoted to soliciting capital infusions, potential buyers and potential acquisition candidates during the previous one and one-half years.

OPINION OF U.S. BANCORP PIPER JAFFRAY
(SEE PAGE 18)

We retained U.S. Bancorp Piper Jaffray Inc. to render an opinion as to the fairness of the consideration to be received in the merger by the holders of Multigraphics common stock from a financial point of view. U.S. Bancorp Piper Jaffray delivered a written opinion to the board that the merger consideration to be received by Multigraphics' stockholders was fair to our stockholders from a financial point of view. This opinion was primarily based upon assumptions and information regarding Multigraphics' liquidity position, its inability to find alternative sources of liquidity in the circumstances and the likelihood and consequences of insolvency on stockholder values in such circumstances. This opinion is not a recommendation to any stockholder as to how to vote on the merger. We have attached U.S. Bancorp Piper Jaffray's opinion to this proxy statement as appendix B. You should read U.S. Bancorp Piper Jaffray's opinion carefully, as well as the description of the analyses and assumptions on which their opinion was based.

PER SHARE MARKET PRICE INFORMATION

Multigraphics common stock is listed on the American Stock Exchange. On September 30, 1999, the last full trading day prior to the public announcement of the proposed merger, Multigraphics' common stock closed at $1.8125. On
November   , 1999, Multigraphics' common stock closed at $    .

STOCK OPTIONS
(SEE PAGE 31)

No outstanding options have an exercise price less than $1.25 per share. As a result, all Multigraphics options will be canceled at the time the merger becomes effective without the payment of any merger consideration.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
(SEE PAGE 25)

The receipt of cash for shares of Multigraphics common stock in the merger will be a taxable transaction to Multigraphics' stockholders for federal income tax purposes, and may also be a taxable transaction under applicable foreign, state, local and other income tax laws. A stockholder will recognize gain or loss in an amount equal to the difference between the sum of the cash received in the merger and the adjusted tax basis of the stockholder in the Multigraphics shares.

STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT AND THE MERGER

Approval of the merger agreement and the merger requires the affirmative vote of at least a majority of the outstanding shares of Multigraphics common stock.

STOCKHOLDER VOTING AND OPTION AGREEMENT
(SEE PAGE 26)

Multigraphics' largest stockholder beneficially owns 990,164 shares, or approximately 35% of the outstanding shares of Multigraphics common stock. The stockholder has agreed with Paragon to vote its shares of Multigraphics common stock in favor of the merger agreement and the merger and to vote against any other merger agreement, merger, sale of assets or similar transaction.

Because the largest stockholder has agreed to vote for the merger agreement and the merger, and stockholder approval is required by the affirmative vote of a majority of the outstanding shares, the merger agreement and the merger will be approved by stockholders if approximately 435,000 additional shares, or an additional 15.3% of the outstanding shares of Multigraphics common stock, vote for approval of the merger agreement and the merger.

The largest stockholder has also granted Paragon an option to purchase all of its shares at a price of $1.25 per share. The option will become exercisable if:

- Multigraphics' stockholders do not approve the merger;

- we enter into, or publicly announce an intention to enter into, another acquisition agreement;

- our board withdraws or materially adversely modifies its approval of the merger;

- a person becomes the owner of a majority of our outstanding shares; or

- the merger is not completed by March 31, 2000, the merger agreement has been terminated and either Multigraphics has materially breached the merger agreement or our board has received but not rejected another acquisition proposal.

SHARE OWNERSHIP OF DIRECTORS AND
EXECUTIVE OFFICERS (SEE PAGE 48)

In addition to the shares owned by Multigraphics' largest stockholder, our executive officers and directors own and are entitled to vote approximately 24,085 shares of Multigraphics common stock, or approximately 1% of the shares of Multigraphics common stock outstanding on the record date. To Multigraphics' knowledge, our executive officers and directors intend to vote their shares for approval of the merger agreement and the merger.

CREDIT FACILITY WITH PARAGON
(SEE PAGE 18)

At the time of entering into the merger agreement, and as a critical part of the proposed merger transaction, Multigraphics also entered into a $2,000,000 credit facility with Paragon. We are not asking our stockholders to approve the credit facility. However, if our stockholders do not approve the merger agreement and the merger, the $2,000,000 Multigraphics has borrowed under the credit facility will become due on September 30, 2000.

CONDITIONS TO THE MERGER
(SEE PAGE 34)

The obligation of Paragon and Multigraphics to complete the merger is subject to conditions, including:

- approval of the merger by the affirmative vote of at least a majority of the outstanding shares of Multigraphics common stock;

- the absence of any law, regulation, judgment, injunction, order or decree that would prohibit the completion of the merger; and

- expiration or termination of any waiting period under the antitrust laws.

In addition, the obligation of Paragon to complete the merger is subject to the satisfaction or waiver of the following conditions:

- the absence of any pending action, suit or proceeding by any person which is reasonably likely to have certain adverse effects on Multigraphics, Paragon or the merger;

- the nonoccurrence of any event, development or state of circumstances or facts which has or could reasonably be expected to have a material adverse effect on Multigraphics;

- the nonoccurrence of certain extraordinary events (such as war) which would materially adversely affect the extension of credit by banks or other lending institutions, or otherwise is reasonably expected to have a material adverse effect on Multigraphics or to materially adversely affect Paragon's ability to complete the merger;

- Multigraphics having performed its material covenants or agreements under the merger agreement, except where the failure to perform such covenants would not have a material adverse effect on Multigraphics or is capable of being and is cured within 20 days after written notice from Paragon to Multigraphics of such failure; and

- the representations and warranties of Multigraphics set forth in the merger agreement being true, except where the inaccuracy of such representations and warranties would not have a material adverse effect on Multigraphics or is capable of being and is cured within 20 days after written notice from Paragon to Multigraphics of such inaccuracy.

NO SOLICITATION
(SEE PAGE 32)

The merger agreement prohibits Multigraphics and our directors, officers, employees and agents from soliciting any proposals or offers for a merger or other business combination with a third party. However, if we receive an unsolicited written proposal from a third party, and our legal counsel advises our board that its fiduciary duty requires it to consider the proposal, then we may enter into negotiations and accept such proposal and terminate the merger agreement. In the event we terminate the merger agreement, we would be obligated to pay to Paragon a $500,000 termination fee, reimburse Paragon for its costs and expenses up to $500,000, and repay (or make arrangements for a third party to pay) all amounts outstanding under our $2,000,000 credit facility with Paragon.

TERMINATION OF THE MERGER AGREEMENT
(SEE PAGE 34)

We may mutually agree with Paragon in writing to terminate the merger agreement at any time without completing the merger, regardless of our stockholders' approval of the merger.

In addition, either Multigraphics or Paragon may terminate the merger agreement if:

- the merger has not been completed by March 31, 2000 (unless one party is responsible for the merger not having been consummated, in which case, such party may not terminate the merger agreement); or

- the merger has been prohibited by a final injunction, order, judgment or decree.

Paragon may terminate the merger agreement if:

- we enter into, or publicly announce an intention to enter into, another acquisition agreement;

- our board withdraws or materially adversely modifies its approval of the merger; or

- a person becomes the owner of a majority of our outstanding shares.

We may terminate the merger agreement if we enter into, or publicly announce an intention to enter into, another acquisition agreement.

TERMINATION FEE AND EXPENSES
(SEE PAGE 35)

We will pay Paragon a termination fee of $500,000 after termination of the merger agreement as a result of:

- our entering into, or publicly announcing an intention to enter into, another acquisition agreement;

- our board withdrawing or materially adversely modifying its approval of the merger;

- a person becoming the owner of a majority of our outstanding shares;

- the merger not having been completed by March 31, 2000 and either Multigraphics having materially breached the merger agreement or our board having received but not rejected another acquisition proposal; or

- our stockholders not approving the merger.

If we pay Paragon a termination fee, we will also reimburse Paragon for its costs and expenses up to $500,000.

Paragon will pay Multigraphics a termination fee of $2,000,000 if Paragon terminates the merger agreement for any reason other than as described under "Termination" above. Paragon therefore has the right to terminate the merger agreement by paying a fee of $2,000,000 to Multigraphics.

APPRAISAL RIGHTS
(SEE PAGE 27)

Any person who is a holder of record of shares of common stock and who objects to the terms of the merger agreement and the merger may seek appraisal of the holder's shares of common stock under and in compliance with the requirements of
Section 262 of Delaware corporation law. Certain procedures must be followed by any stockholder who wishes to protect the statutory right to appraisal, including both not voting to approve the merger agreement and the merger and filing with Multigraphics, before the vote on the merger agreement and merger is taken, a written demand for appraisal of the shares of common stock. The full text of Section 262 is attached as appendix C to this proxy statement.

INTEREST OF EXECUTIVE OFFICERS AND DIRECTORS
OF MULTIGRAPHICS IN THE MERGER
(SEE PAGE 24)

You should note that three executive officers of Multigraphics have change in control agreements that could result in severance payments to those executive officers.

Paragon has agreed that after the merger it will indemnify all past and present officers and directors of Multigraphics for acts or omissions occurring at or prior to the merger to the same extent as they are presently entitled to indemnification by Multigraphics pursuant to Delaware law and Multigraphics' certificate of incorporation and by-laws.

Paragon has also agreed to provide current officers and directors of Multigraphics with an insurance and indemnification policy providing coverage for events occurring at or prior to the merger for a period of three years after the merger.

ACCOUNTING TREATMENT

The merger will be accounted for by Paragon under the purchase method of accounting. Under the purchase method of accounting, a determination of the fair value of Multigraphics' assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed.

SURRENDER OF STOCK CERTIFICATES
(SEE PAGE 31)

As soon as practicable after the merger becomes effective, a letter of transmittal and instructions will be mailed to each Multigraphics stockholder of record. The letter of transmittal will instruct you on how to surrender your Multigraphics stock certificates and receive cash in exchange for your shares.

DO NOT SEND IN YOUR CERTIFICATES UNTIL YOU
RECEIVE THE LETTER OF TRANSMITTAL.

                     MULTIGRAPHICS SELECTED FINANCIAL DATA

    The selected financial information included in the table below for each of the five years in the period ended July 31 of each year has been derived from and is qualified in its entirety by the audited financial statements of Multigraphics, including those included in this proxy statement.

                                                                YEARS ENDED ($ IN MILLIONS)
                                                    ----------------------------------------------------
                                                    JULY 31,   JULY 31,   JULY 31,   JULY 31,   JULY 31,
                                                      1999       1998       1997       1996       1995
                                                    --------   --------   --------   --------   --------
Operations:
  Revenues........................................   $107.3     $ 95.3     $ 88.7    $ 168.1    $ 191.5
  Gross profit....................................     25.7       25.2       24.8       37.6       52.7
    as a percent of revenues......................     24.0%      26.4%      28.0%      22.4%      27.5%
  Unusual items (income) expense..................       --         --       (2.1)       7.0         --
  Operating income (loss).........................      1.8        3.3        1.3      (16.4)      (2.5)
    as a percent of revenues......................      1.8%       3.5%       1.5%      -9.8%      -1.3%
  Net income (loss) from
    continuing operations.........................     (0.1)       1.1        0.1      (20.2)      (4.2)
  Income (loss) from
    discontinued operations.......................       --         --         --      (25.3)       8.8
  Net income (loss)...............................   $ (0.1)    $  1.1     $  0.1    $ (45.5)   $   4.6
Capital employed
  Working capital.................................    (10.9)     (11.2)      (5.9)     (38.9)      61.5
  Total assets....................................     42.2       45.6       44.9       98.0      163.1
  Long-term debt..................................      0.6        1.0        3.4        8.5       14.9
  Shareholders' equity............................    (10.2)     (10.1)     (11.9)       2.3       48.3
Per common share
  Net income (loss) from
    continuing operations
      Basic.......................................   $(0.05)    $ 0.38     $ 0.04    $ (7.19)   $ (1.48)
      Diluted.....................................   $(0.05)    $ 0.37     $ 0.04    $ (7.19)   $ (1.48)
  Market price--high..............................   $6.688     $8.938     $2.500    $20.938    $30.625
      Low.........................................   $1.875     $1.625     $0.550    $ 4.688    $20.313
Average number of common shares
  and equivalents (in thousands) (1)
      Basic.......................................    2,833      2,823      2,807      2,803      2,808
      Diluted.....................................    2,833      2,895      2,811      2,803      2,808
Number of employees at year end...................      630        671        651      1,121      1,378
                                                     ------     ------     ------    -------    -------

(1) The weighted average number of common shares and net income per common share have been restated to reflect the effect of the 1 for 2 1/2 share reverse stock split which was approved by Multigraphics' stockholders on May 28, 1997.

                INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

MATTERS TO BE CONSIDERED

    The special meeting will be held on December 14, 1999, at 10:00 a.m., central time, at 431 Lakeview Court, Mount Prospect, Illinois 60056. At the special meeting, stockholders will vote on:

       (1) a proposal to approve and adopt the merger agreement and approve the merger; and

       (2) any other business that may properly come before the meeting.

    Our board has approved the merger agreement and the merger and unanimously recommends that stockholders vote "FOR" approval of the merger agreement and the merger.

VOTING RIGHTS AND PROXY

    Only stockholders of record at the close of business on October 27, 1999 are entitled to receive notice of and to vote at the meeting. On October 27, 1999, shares of common stock were issued and outstanding. Each stockholder is entitled to one vote on each matter, exercisable in person or by properly executed proxy, for each share of Multigraphics common stock owned by such stockholder. The presence of the holders of a majority of the outstanding shares of Multigraphics common stock entitled to vote at the meeting, present in person or represented by a properly executed proxy, is necessary to constitute a quorum for the transaction of business.

    A stockholder may, with respect to the proposal to approve and adopt the merger agreement and the merger, (i) vote FOR such proposal, (ii) vote AGAINST such proposal or (iii) ABSTAIN from voting on such proposal. A vote to abstain from voting on the proposal will count for the purpose of determining the presence of a quorum.

    Your broker cannot vote shares of common stock without specific instructions from you. You should follow the directions your broker provides to you regarding how to instruct your broker to vote your shares. All shares of Multigraphics common stock represented by properly executed proxies will be voted at the meeting or at any adjournment or postponement of the meeting in accordance with the direction indicated on the proxies unless such proxies have previously been revoked. If no direction is indicated, the shares will be voted FOR approval of the merger agreement and the merger. If a proxy indicates that all or a portion of the shares represented by that proxy are not being voted with respect to the proposal to approve the merger agreement and the merger, those shares will not be considered present and entitled to vote on the proposal and will not count for the purpose of determining the presence of a quorum.

    The affirmative vote of the holders of at least a majority of the outstanding shares of Multigraphics common stock is required for approval of the merger agreement and the merger. Accordingly, unvoted shares and abstentions with respect to the proposal will have the effect of a vote against the proposal. If any other matters are properly presented at the meeting for action, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

    Multigraphics' largest stockholder, which owns 990,164 shares, or approximately 35% of the outstanding shares, has agreed to vote for approval of the merger agreement and the merger. To Multigraphics' knowledge, its executive officers and directors, who own approximately 24,085 shares representing approximately 1% of the outstanding common stock, intend to vote their shares for the approval of the merger agreement and the merger.

    A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted at the meeting. A stockholder who wishes to revoke a proxy can do so by properly executing a later-dated proxy relating to the same shares which is either delivered to the chief financial officer of

Multigraphics prior to the vote at the meeting or delivered to another person who votes such later-dated proxy at the meeting, by giving written notice of revocation to the chief financial officer prior to the vote at the meeting, or by appearing in person at the meeting and voting in person the shares to which the proxy relates. Any written notice revoking a proxy should be sent to Multigraphics, 431 Lakeview Court, Mt. Prospect, Illinois 60056, Attention:
Chief Financial Officer.

    In addition to the use of the mail, proxies may be solicited via personal interview and telephone, telecopy or telegraph by the directors, officers and employees of Multigraphics. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to our stockholders, and those brokers, custodians, nominees and fiduciaries will be reimbursed by Multigraphics for their reasonable out-of-pocket expenses. In addition, Multigraphics has retained Kissel-Blake, a division of Georgeson Shareholder Communications Inc., to assist with the solicitation for a fee of $5,000 plus expenses.

                             THE MERGER TRANSACTION

GENERAL DESCRIPTION OF THE MERGER

    We are proposing a combination in which we will merge with Multi Acquisition Corp., a wholly-owned subsidiary of Paragon created for the purpose of effecting the merger. As a result of the merger, we will become a wholly-owned subsidiary of Paragon. In connection with the proposed merger, each outstanding share of Multigraphics common stock will be converted into the right to receive $1.25 in cash, without interest.

BACKGROUND OF THE MERGER

    In December 1997, Multigraphics completed two acquisitions which added approximately $25 million dollars in annual revenues. At that time, Multigraphics' strategy was to acquire strategic targets for the purpose of growing the business and realizing cost savings through consolidation. Although Multigraphics had returned to profitability in fiscal 1997, its operating cash flows were being negatively affected by retained non-operating cash obligations of various creditors, claimants, and former employees of previously divested operations. As a result, in order to pursue its acquisition and consolidation strategy, Multigraphics needed to find additional sources of liquidity. In early 1998, Multigraphics retained a predecessor to U.S. Bancorp Piper Jaffray to advise Multigraphics on the strategic alternatives available to Multigraphics. At a meeting of Multigraphics' board held on May 29, 1998, the predecessor to U.S. Bancorp Piper Jaffray reviewed various strategic alternatives available to Multigraphics. U.S. Bancorp Piper Jaffray was not engaged to provide any further financial advisory services to the board until its retention in September 1999, as discussed below.

    During the remainder of 1998 and early 1999, management pursued the strategy of growth through acquisitions and obtaining additional liquidity. Multigraphics contacted and held meetings and negotiations with numerous potential acquisition targets. Multigraphics completed acquisitions of two of these targets in June and September 1998, respectively. The lack of liquidity, however, prevented any additional transactions from being completed. Multigraphics also contacted numerous potential candidates to fund the acquisition strategy and to otherwise provide liquidity for Multigraphics.

    On February 26, 1999, Multigraphics received a letter from Paragon indicating that Paragon was interested in discussing a possible business combination with Multigraphics. A special meeting of the board was held on March 1, 1999 where management reviewed the letter and proposal from Paragon, as well as the status of current proposed acquisitions and financing activities. The board authorized management to proceed with negotiating a confidentiality agreement with Paragon. Management contacted Paragon and provided a draft of a confidentiality agreement dated March 2, 1999.

    At a board meeting held on March 11, 1999, management summarized the status of both its then current proposed acquisitions and financing activities. In particular, management reported that it had executed confidentiality agreements with six potential investors. Management summarized the three proposals that appeared most likely to succeed and noted that the failure to obtain sources of liquidity had prevented Multigraphics from pursuing its acquisition strategy. At that meeting, management also reported on the status of four potential acquisition candidates, as well as the proposal from Paragon. After a discussion, the board directed management to reject two of the financing proposals and to focus as a first priority on the possible sale of Multigraphics to Paragon or another party and as a second priority on a strategic acquisition by Multigraphics.

    At the March 11, 1999 meeting, the board also received and accepted the resignation of Thomas Rooney as director, president and chief executive officer effective March 26, 1999 to accept a position with another company. The board appointed Steven Andrews to serve as acting president and chief executive officer. The board also appointed Mark Duchesne to serve as chief operating officer.

    Without having executed a confidentiality agreement with Paragon, on March 16, 1999 management met with representatives of Paragon to discuss a possible business combination transaction and respond to questions regarding publicly available information. Discussions with Paragon ended when the parties did not reach an agreement on the terms of a confidentiality agreement.

    On March 26, 1999 management reviewed for the board the current status of its strategic alternatives. That overview included a review of the proposed transaction with Paragon, as well as a brief description of two other sale of business transactions and a sale of Multigraphics' service business. Management also reviewed the three financing proposals that were discussed at the March 11, 1999 meeting of the board, as well as six potential acquisition transactions.

    On May 4, 1999, the board held a special meeting to discuss Mr. Andrew's resignation as acting president and chief executive officer to accept a position as general counsel of another company. The board appointed Mr. Duchesne to serve as president and chief executive officer.

    During May 1999, Multigraphics began to experience cash shortages in its operations. The liquidity problems arose primarily as a result of lower than expected sales in May. At a meeting of the board on May 27, 1999, management reported that Multigraphics remained in compliance with the financial covenants contained in its credit agreement with Foothill Capital. However, management also reported that uneven revenues and cash flows had made it more difficult, relative to the third quarter, to manage day-to-day borrowing base availability. Management also noted that Multigraphics' non-operating cash requirements would continue to negatively affect cash flows. Management also reviewed the status of various acquisition candidates and financing proposals.

    In light of the increased pressure on liquidity, Multigraphics intensified its sales efforts, implemented cost reduction programs to minimize uses of cash, and worked with Foothill Capital to seek waivers of violations of financial covenants in the event they should be required. Although, management believed that Multigraphics' then current cash balances and projections of future billings, as well as the cost reduction programs and the continued availability of the credit agreement with Foothill Capital would provide Multigraphics with sufficient liquidity to finance its operations, management continued to seek additional financing from third parties.

    During the months of June and July 1999, Multigraphics continued to experience cash flow pressure as its sales fell short of forecasted levels. Multigraphics began to provide Foothill Capital with daily borrowing base adjustments to reflect billings and cash receipts activity. Also beginning in June, Foothill Capital regularly reduced Multigraphics' borrowing base for certain accounts receivable transactions until Multigraphics could prove their validity. During July 1999, Multigraphics' past due percentage to vendors rose to approximately 55%. Multigraphics also experienced increasing difficulty with maintaining product flow. Due to certain vendors beginning to ship products only upon receipt of payment from Multigraphics, customer back orders began to accumulate.

    On June 8, 1999, management and two directors met with representatives of Foothill Capital to discuss Multigraphics' current financial situation. At that meeting, Multigraphics advised Foothill Capital that it was interested in pursuing a transaction involving a proposed financing of an acquisition which would also include additional funding for Multigraphics' operations. Multigraphics also indicated to Foothill Capital that if that transaction did not succeed, then Multigraphics would pursue a sale transaction. Foothill Capital was also advised that Multigraphics did not believe its largest stockholder would provide additional funding to Multigraphics. Foothill Capital indicated that it was concerned with Multigraphics' liquidity issues and that its credit committee would begin taking a more restrictive posture towards Multigraphics if its liquidity did not improve within the next couple of months. Foothill Capital further indicated that it would be unlikely to fund any over-advances that might occur.

    In early August, Foothill Capital reiterated to Multigraphics that it would take a more restrictive posture in general as to funding any over-advances and, in the event of violations of the financial covenants, Foothill Capital would increase loan pricing to Multigraphics and reduce asset lending advance rates. In mid-August, Foothill Capital rejected a proposal from Multigraphics to provide an over-advance facility to fund a liquidity deficit expected to occur in the next several weeks and indicated that it planned to reduce advance rates and increase the interest rate under Multigraphics' credit agreement in the absence of bridge funding from Multigraphics' existing stockholders or a business combination with another party. Foothill Capital also requested a meeting with management of Multigraphics and, depending on the decision of stockholders as to whether to provide bridge funding, Foothill Capital would decide whether to declare that a material adverse change in the financial status of Multigraphics had occurred, which would be an event of default under Multigraphics' credit agreement, and whether to reduce advance rates.

    By mid-August, Multigraphics had not obtained any commitments for bridge financing and cash shortages continued to threaten payroll and operations. Over 50% of Multigraphics vendor payables remained past due. Multigraphics was paying vendors only for products needed to fill open orders. Further, during the week of August 9, Multigraphics was unable to fund all open orders for the first time. Consequently, customers began to encounter delays in receiving goods and Multigraphics had to delay billing customers. Management determined during this week that Multigraphics could not reduce inventory any further or increase the delay in paying vendors without further detrimental effects on the business. Management also determined that any actual negative fluctuations from forecast could result in liquidity deficits and that Multigraphics could not lay off any more employees without triggering severance and vacation payments.

    During August, Multigraphics contacted six potential business combination partners, including two proposals to provide Multigraphics with funding to finance its operations as well as a proposed acquisition of a third party with approximately $100 million in annual revenues. Four of these parties executed a confidentiality agreement with Multigraphics. A brief description of the discussions with these four parties follows:

    - Management determined in August that the transaction involving a proposed financing of an acquisition would take several months, if successful, which significantly exceeded the two to three-week timeframe given to Multigraphics by Foothill Capital. One of these parties ultimately declined to pursue the transaction. Multigraphics informed the other party in September that Multigraphics was no longer interested in a transaction with that party.

    - During August, management had numerous contacts with one party regarding a possible stock-for-stock acquisition of Multigraphics. After due diligence by this party, management determined that due to this party's concern regarding Multigraphics' non-operating liabilities, this party would likely be interested only in an asset transaction on a delayed timetable with no assurance of completing a transaction.

    - During August, management had discussions with a representative of an unnamed party regarding a possible acquisition of Multigraphics by that party. Management met with that representative on August 17. At that meeting, management learned who that party was and that the party would target an acquisition of Multigraphics to occur in the next six months. As a result of these discussions, management determined this party was likely interested in only an asset transaction on a delayed timetable with no assurance of completing a transaction.

    During the week of August 16, Multigraphics began reserving a majority of its billings to customers to fund the August 27 payroll. Multigraphics' past due position with its vendors began to affect customers because Multigraphics was unable to pay for new goods, which therefore were not being shipped. Consequently, billings and available credit under the Foothill Capital credit agreement were reduced further. Multigraphics' day-to-day availability with Foothill Capital now ran near zero. At this time, management determined it needed at least $1 million in liquidity to fund operations through October.

    On August 17, Multigraphics received a letter from Paragon indicating that Paragon remained interested in acquiring Multigraphics. Management discussed the letter with two directors. Management left a message with Paragon to contact Multigraphics.

    Also on August 17, management had a telephonic conference call with representatives of Foothill Capital to discuss Multigraphics' financial situation. After this meeting, Foothill Capital proposed three alternatives to
Multigraphics:

    - Multigraphics' current stockholders put in $2 million of additional equity and Foothill Capital would maintain the current credit facility and advance rates.

    - Multigraphics' current stockholders put in $500,000 or more of additional equity and Foothill Capital would consider providing a short-term over-advance facility of half the equity infusion for the purpose of providing bridge financing to complete a business combination. Foothill Capital indicated that this alternative would require a business combination agreement with a high probability of completion on a relatively quick timetable.

    - Without an equity infusion by current stockholders, Foothill Capital would reduce the advance rates under the credit agreement, would not make any over-advances, regardless of their size, would increase the interest rate on borrowings and might invoke the material adverse change clause in the credit agreement.

    Foothill Capital also requested a face-to-face meeting with management and at least one director to communicate Multigraphics' response to Foothill Capital's proposal. In addition, on August 19, Foothill Capital communicated to Multigraphics that it had found a discrepancy in Multigraphics' current borrowing base calculation and that Foothill Capital was reducing Multigraphics' availability by $350,000. Within a few days, Multigraphics provided to Foothill Capital the information necessary to show Foothill Capital's calculations were in error and, as a result, the borrowing base was restored. As a result of Foothill Capital's actions and indication that Foothill Capital might reduce advance rates, Multigraphics was unsure of its ability to meet payroll and to keep the business operating.

    In August, management met with Multigraphics' outside counsel to discuss Multigraphics' financial situation along with alternatives and contingencies. The results of these discussions developed the following conclusions:

    - Discussions with leading candidates to acquire Multigraphics have resulted in a determination by management that none of those transactions could be completed as quickly as a transaction with Paragon.

    - Absent an equity infusion from current stockholders, management should seek to preserve the current advance rates under the credit agreement with Foothill Capital long enough to enter into a definitive acquisition agreement. The availability of cash to operate through any period required to enter into an acquisition agreement and complete an acquisition was questionable.

    On August 23, the board met to review the current financial condition and liquidity issues, as well as the status of discussions with potential business combination partners. The board discussed the alternatives available to Multigraphics with respect to reaching an agreement with a third party and directed management to try to reach an agreement with a third party as quickly as possible. The board also directed management to meet with Foothill Capital at the end of that week or during the week of August 30.

    As a result of the direction from the board, and in response to Paragon's communication to Multigraphics, management contacted Paragon to discuss meeting with Paragon regarding a possible business combination transaction. Paragon agreed to meet with Multigraphics on August 26 to discuss such a transaction. Multigraphics and Paragon discussed the confidentiality agreement that was previously discussed in March 1999 but had not been executed by the parties.

    On August 26, Multigraphics and its outside counsel met with Paragon and its outside counsel to discuss their mutual desire to enter into a business combination agreement. Multigraphics and Paragon discussed the form of the proposed business combination transaction, as well as other terms of a transaction, including Paragon's willingness to make a subordinated loan to Multigraphics at the time of signing a definitive acquisition agreement for the purpose of paying Multigraphics' vendors. The purpose of the loan was to allow Multigraphics' business to continue operating pending the conclusion of a transaction. The parties executed a confidentiality agreement at that meeting. The parties agreed to draft a letter of intent as quickly as possible for the purpose of presenting it to Multigraphics' board at a meeting then expected to be held on either August 28 or August 30.

    On August 27, management met with a representative of another party regarding a possible business combination transaction. After signing a confidentiality agreement with that party, Multigraphics provided financial and other confidential information to that party. After discussions, the other party indicated that it would make an offer in writing by the time the board met on August 30. Also on August 27, Multigraphics received and reviewed a draft of a letter of intent between Multigraphics and Paragon.

    Throughout the week of August 30, Multigraphics and the other party conferred regularly to discuss a proposed transaction, including the making of a loan to Multigraphics. The other party agreed to meet at Multigraphics' offices on September 2.

    On August 30, the board met to review and discuss the proposals from Paragon and the other party. The board also reviewed the status of discussions with Foothill Capital. The board directed management to continue its discussions with both potential acquirors.

    Throughout the week, Multigraphics held discussions with both Paragon and the other party regarding the details of their proposed transactions to acquire Multigraphics.

    On September 1, the board met to review and discuss both proposals and the status of discussions with Foothill Capital. The board and management also discussed the retention of U.S. Bancorp Piper Jaffray for the limited purpose of rendering an opinion as to the fairness of the consideration to be received by the holders of Multigraphics common stock in connection with the proposed merger from a financial point of view. The board approved continuing negotiations with the other party and determined not to take action on the letter of intent with Paragon because of Paragon's insistence on a 30-day period of exclusivity as to negotiations.

    Immediately following the meeting of the board, Multigraphics received a draft of a proposed merger agreement from the other party. Outside counsel to Multigraphics conveyed its comments to counsel for the other party that evening.

    On September 1, Management contacted Paragon and informed Paragon that the board had determined that it needed more time to assess an offer from another party.

    On September 2, management met with representatives of the other party. Also on September 2, the board met to discuss the proposed merger agreement received the prior day from the other party.

    Also on September 2, Multigraphics received a letter from Paragon indicating that Paragon was still interested in a transaction and would consider a counterproposal from Multigraphics. On September 3, Multigraphics made a counterproposal to Paragon consisting of a proposed term sheet, as well as a draft of a merger agreement and related schedules. Multigraphics proposed that Paragon respond to the counterproposal by September 7.

    During the week of September 6, the other party indicated that it remained interested in a transaction with Multigraphics but needed to conduct further due diligence.

    On September 7, Paragon responded to Multigraphics' counterproposal and proposed Paragon conduct due diligence at Multigraphics on September 8 through September 10. Paragon then conducted its due diligence on those dates.

    On or about September 9, Foothill Capital advised Multigraphics that, unless Multigraphics obtained $2,000,000 in bridge funding, Foothill Capital would (1) declare Multigraphics in default under Multigraphics' net worth covenant, (2) forbear from declaring an event of default for a fee of $25,000, (3) increase the interest rate on borrowings by one percentage point, (4) require payment of a $260,000 prepayment fee payable in two equal installments on September 15 and October 15, and (5) begin reducing advance rates on inventory on September 27 under Foothill Capital's credit agreement by two to four percentage points per week over the next several weeks. Because Foothill Capital's threatened actions would disrupt Multigraphics' negotiations to effect a sale of the company and would ultimately force Multigraphics into a bankruptcy proceeding, Multigraphics requested that Foothill Capital not take such actions. Foothill Capital then agreed to delay action pending the outcome of Multigraphics' negotiations in connection with a business combination transaction, but would require Multigraphics to pay a $25,000 fee to amend the Foothill Capital credit agreement to permit Multigraphics to enter into any business combination transaction.

    On September 10, Multigraphics executed an engagement letter with U.S. Bancorp Piper Jaffray for the limited purpose of rendering an opinion as to the fairness of the consideration to be received by the holders of Multigraphics common stock in connection with the proposed merger from a financial point of view.

    On September 13, the board met to review the developments since the September 2 board meeting, including the status of the proposals from both parties, the discussions with Foothill Capital and the status of the documentation to be drafted by Foothill Capital's counsel reflecting the proposed credit facility with one of the potential acquirors.

    On September 14, Multigraphics received a revised proposed merger agreement from Paragon. The board met to review and discuss the revised proposed merger agreement. The board then approved the making of a counteroffer to Paragon.

    On September 15, Multigraphics and Paragon discussed Multigraphics' counteroffer.

    The Board met on September 15 to discuss the status of discussions with Paragon and determined that no action could be taken at that time to approve a transaction.

    On September 16, Multigraphics and Paragon continued their negotiations regarding the structure and price of the proposed merger, including the documents necessary to evidence the proposed loan from Paragon. For the next few days, discussions continued regarding the credit facility documentation and remaining issues under the acquisition agreement.

    On September 21, Paragon requested that Multigraphics' principal stockholder execute an option agreement as part of the stockholder voting agreement to be executed upon signing the merger agreement. The principal stockholder indicated that it would consider signing such an agreement.

    On September 21, the board met to discuss the developments since the September 15 board meeting relating to the negotiations with Paragon. Management reported that there were outstanding issues relating to the proposed $2 million credit facility. U.S. Bancorp Piper Jaffray reviewed its materials presented and made available to the board. U.S. Bancorp Piper Jaffray reported that it would deliver a written fairness opinion dated September 21, 1999, based on the transaction structure and terms presented at this meeting. The full text of the opinion, which sets forth the assumptions made, the matters considered, the scope and limitations of the review undertaken and the procedures followed, is attached to this proxy statement as appendix B. The board then considered various factors relating to the proposed transaction with Paragon. These factors are discussed under "Multigraphics' reasons for the merger" below. The board then approved the form of merger agreement, authorized the execution of a credit facility relating to the $2 million loan, authorized the holding of a special meeting on a date to be determined by the board, and authorized the entering into by Paragon and the principal stockholder of a stockholder agreement for purposes of Section 203 of the Delaware Law, and authorized the making of regulatory filings and the taking of such other actions as are necessary to finalize the terms of the transaction.

    On September 23, the board met to discuss the developments in the negotiations with Paragon since September 21. After discussions with management, the board approved and ratified its resolutions adopted on September 23 and approved management taking such action as is necessary to finalize the agreements.

    Over the next few days, Paragon, Foothill Capital, Multigraphics and the principal stockholder continued to negotiate the final issues to the various proposed agreements. On September 29, the parties agreed on the final issues and reviewed the final proposed documents that evening. On September 30, the various agreements were executed. On October 1, the transaction was announced via press release and Paragon loaned $2 million to Multigraphics under the credit facility.

MULTIGRAPHICS' REASONS FOR THE MERGER

    Our board of directors believes that the merger is fair to you and in your best interest and unanimously recommends that you vote FOR the approval of the merger agreement and the merger.

    In reaching its determination to approve the merger agreement and the merger, our board considered the following factors:

    - the liquidity crisis faced by Multigraphics and the pressure put on Multigraphics by Foothill Capital to seek additional sources of liquidity which required expedient action to avoid a possible bankruptcy filing in which the stockholders would likely receive less than $1.25 per share;

    - U.S. Bancorp Piper Jaffray's presentation to the board and its fairness opinion relating to the proposed merger attached to this proxy statement as appendix B, which sets forth the assumptions made, the matters considered, the scope and limitations of the review undertaken and the procedures followed;

    - the requirement that stockholders approve the merger;

    - the $2 million loan upon signing a merger agreement included in Paragon's proposal;

    - the significant time and effort which had been devoted to soliciting capital infusions, potential buyers and potential acquisition candidates during the previous one and one-half years;

    - the failure of the other party to commit to a transaction in the time period required by Multigraphics;

    - the recommendation of management to accept Paragon's proposal;

    - historical and projected results of operations, cash flows and financial condition of Multigraphics;

    - the inability of Multigraphics as presently capitalized to pursue its acquisition strategy;

    - Multigraphics' negative net worth;

    - the recent trading prices and trading volume for Multigraphics common stock which suggested that current market prices for Multigraphics common stock may not be a reliable indication of market value;

    - the interest of executive officers and in the transaction, including the severance agreements of three executive officers of Multigraphics, and Paragon's agreement to provide current directors and officers insurance coverage and to continue to indemnify past and current directors and officers;

    - the terms of the merger agreement, including the ability of the board to terminate the merger agreement in accordance with its fiduciary duties if a superior proposal were to arise and the absence of a stock option issued by Multigraphics to Paragon;

    - the availability of appraisal rights for dissenting shares; and

    - the speed with which a transaction could be completed.

    In view of the numerous factors taken into consideration, our board did not consider it practical to, and did not attempt to, quantify or otherwise assign relative weights to the factors considered by it in reaching its decision.

PARAGONS' REASONS FOR THE MERGER

    In reaching the determination to enter into the merger agreement, Paragon concluded that an acquisition of Multigraphics provided the opportunity to improve Multigraphics' results of operations under Paragon's ownership by eliminating certain duplicative expenses incurred by Multigraphics and Paragon's wholly-owned subsidiary A.B. Dick. In addition, the complementary nature of the businesses presented the opportunity to offer customers of Multigraphics and A.B. Dick a broader range of products and services.

DESCRIPTION OF CREDIT FACILITY WITH PARAGON

    On September 29, 1999, Multigraphics entered into a subordinated loan and security agreement with Paragon for a subordinated secured multiple advance credit facility with maximum borrowings of $2 million. Borrowings under the facility bear interest at an annual rate of ten percent (10%), payable monthly, with the principal due to be repaid in full on September 30, 2000. Borrowings under the facility are secured by a junior lien on substantially all of Multigraphics' property. Multigraphics has borrowed $2,000,000 under the facility. Multigraphics used the loan proceeds primarily to pay a large portion of the past due trade accounts payable. Multigraphics anticipates that the reduction of these trade payables will induce vendors to release product which will reduce customer backorders and facilitate increased sales. Paragon's claims and liens with respect to the facility are subordinated to the rights and interests of Foothill Capital pursuant to a subordination agreement between Paragon and Foothill Capital.

    The credit facility contains various covenants that, among other things, restrict Multigraphics from merging with, or acquiring, other businesses, entering into a merger agreement, allowing any change of control transaction to occur, or selling or otherwise transferring all or substantially all of Multigraphics' properties, assets or business in any case without Paragon's consent. Multigraphics is permitted to take the foregoing actions so long as all of Multigraphics' borrowings under the facility are repaid in connection with such action or the party acquiring Multigraphics pursuant to such transaction purchases all such borrowings from Paragon. A change of control is defined as any transaction or series of transactions which results in any entity (other than Paragon or any existing stockholder) acquiring an ownership interest (beneficial or otherwise) of twenty percent (20%) or more of Multigraphics' outstanding shares.

    The credit facility additionally contains customary event of default provisions entitling Paragon to terminate its commitment to make further loans and to accelerate the outstanding loans upon: Multigraphics' failure to timely pay principal or interest to Paragon under the credit facility, the acceleration of other indebtedness of Multigraphics, Multigraphics' material breach of its representations or warranties to Paragon, a change of control of Multigraphics, or an insolvency event with respect to Multigraphics.

OPINION OF U.S. BANCORP PIPER JAFFRAY

    The board of directors of Multigraphics engaged U.S. Bancorp Piper Jaffray to render an opinion as to the fairness of the consideration to be received in the merger by the holders of Multigraphics' common stock from a financial point of view. U.S. Bancorp Piper Jaffray rendered its opinion to the board of directors on September 21, 1999 and stated that, based upon and subject to the assumptions and considerations described below, the consideration to be received in the merger was fair from a financial point of view to the stockholders of Multigraphics.

    THE FULL TEXT OF THE OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED, THE SCOPE AND LIMITATIONS OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY U.S. BANCORP PIPER JAFFRAY, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED INTO THIS PROXY

STATEMENT BY SUCH REFERENCE. MULTIGRAPHICS' STOCKHOLDERS ARE ADVISED TO READ THE OPINION IN ITS ENTIRETY.

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED IN THE MERGER BY THE STOCKHOLDERS OF MULTIGRAPHICS, AND WAS PROVIDED FOR THE BENEFIT AND USE OF THE BOARD OF DIRECTORS IN CONNECTION WITH ITS EVALUATION OF THE MERGER. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER, THE ADDITIONAL DEBT FINANCING BY PARAGON OR ANY OTHER TRANSACTIONS RELATED TO THE MERGER, SUCH AS THE OPTION GRANTED TO PARAGON BY THE LARGEST STOCKHOLDER OF MULTIGRAPHICS AND THE CONSIDERATION TO BE RECEIVED UNDER THAT OPTION.

    Multigraphics' stockholders should note that:

    - the opinion does not address the merits of the underlying decision of the board of directors to proceed with or effect the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger agreement; and

    - U.S. Bancorp Piper Jaffray was not engaged by Multigraphics to participate in or advise with respect to the negotiation of the terms of the merger or any other alternative transaction and has not done so. Without limiting the foregoing, in connection with the preparation of the opinion, U.S. Bancorp Piper Jaffray did not assist Multigraphics in soliciting indications of interest for the acquisition of Multigraphics.

    In arriving at its opinion, U.S. Bancorp Piper Jaffray undertook such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. U.S. Bancorp Piper Jaffray:

    - reviewed a draft of the merger agreement dated September 14, 1999;

    - reviewed the annual reports on Form 10-K for Multigraphics for the three fiscal years ended July 31, 1996, 1997 and 1998;

    - reviewed the quarterly reports on Form 10-Q for Multigraphics for the quarters ended October 31, 1998, January 30, 1999, and May 1, 1999;

    - reviewed unaudited financial results and certain other operating data for Multigraphics for the fiscal year ended July 31, 1999 and certain financial forecasts for Multigraphics;

    - was informed by Multigraphics of the potential effects of insolvency on Multigraphics and the effect an insolvency could be expected to have with respect to the value of shares of Multigraphics common stock;

    - conducted discussions with members of senior management and representatives of Multigraphics concerning the financial condition, liquidity, operating performance and balance sheet of Multigraphics and the prospects for Multigraphics, generally, and the matters described in the second, third and fourth points above, as well as Multigraphics' business and prospects before and after giving effect to the merger, and conducted discussions with members of senior management and representatives of Multigraphics concerning the matter described in the fifth point above;

    - reviewed the historical prices and trading activity for shares of Multigraphics common stock;

    - reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions deemed relevant; and

    - compared certain financial data of Multigraphics with certain financial and securities data of companies deemed similar to Multigraphics.

    In rendering its opinion, U.S. Bancorp Piper Jaffray relied upon the accuracy, completeness and fairness of the financial statements and other information provided by Multigraphics or otherwise made available to it and did not assume responsibility for independently verifying such information. Additionally, U.S. Bancorp Piper Jaffray assumed:

    - that Multigraphics would be unable to secure alternative financing in sufficient time to provide working capital to continue operations, and that if such financing was not obtained, Multigraphics would be unable to continue as a going concern in the absence of consummation of the merger and would likely seek protection from creditors under the bankruptcy laws;

    - that based on time constraints and Multigraphics' current circumstances, the merger is the best available transaction or course of action practically available that would address Multigraphics' liquidity and other financial concerns;

    - that the information provided pertaining to Multigraphics has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data, reflects the best currently available estimates and judgment of Multigraphics' management as to the expected future financial performance of Multigraphics, and that the management of Multigraphics is not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading; and

    - that there have been no material changes in Multigraphics' assets, financial condition, results of operations, business or prospects since the date of the last financial statements or information made available to U.S. Bancorp Piper Jaffray.

    U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of specific assets or liabilities of Multigraphics, was not furnished with any such appraisals or valuations, and made no physical inspection of the properties or assets of Multigraphics. U.S. Bancorp Piper Jaffray did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either Multigraphics or its affiliates is a party or may be subject.

    U.S. Bancorp Piper Jaffray assumed that the final form of the merger agreement, as and when executed, was the same in all material respects as the last draft thereof reviewed by U.S. Bancorp Piper Jaffray, except for such matters noted in the transaction summary provided to the board of directors on September 21, 1999.

    U.S. Bancorp Piper Jaffray's opinion is based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion.

    U.S. Bancorp Piper Jaffray reviewed and analyzed the proposed terms of the merger, and observed that:

    - The merger agreement calls for Paragon to merge a wholly-owned subsidiary with and into Multigraphics, with Multigraphics surviving the merger.

    - Following the merger, Multigraphics would be a wholly-owned subsidiary of Paragon.

    - As a result of the merger, each issued and outstanding share of common stock of Multigraphics would be converted into the right to receive $1.25 per share, a 31 percent discount to Multigraphics' share price one day prior to the announcement.

    - Multigraphics had $11.4 million of debt outstanding, which amount includes capitalized leases.

    - Upon signing of the merger agreement, Paragon would immediately invest $2 million through subordinated debt in Multigraphics.

    - Total transaction enterprise value, based on 2,842,093 shares outstanding, $11.4 million of outstanding debt and the $2 million subordinated debt investment, was approximately $16.95 million.

    In delivering the opinion to the board of directors on September 21, 1999, U.S. Bancorp Piper Jaffray prepared and delivered certain written materials containing analyses material to the opinion. The following is a summary of those analyses:

    LIQUIDITY ASSUMPTION AND POSITION; INSOLVENCY. In arriving at its opinion, U.S. Bancorp Piper Jaffray assumed, with the consent of Multigraphics, that Multigraphics would be unable to secure alternative financing to replace or supplement the capital available from its current lender in sufficient time to provide working capital to continue operations. U.S. Bancorp Piper Jaffray further assumed, with the consent of Multigraphics, that without such financing, Multigraphics would be unable to continue operating as a going concern, and would seek protection from creditors under the bankruptcy laws. Furthermore, the board of directors advised U.S. Bancorp Piper Jaffray that in such a bankruptcy proceeding, the stockholders of Multigraphics would likely receive little or no value in either a restructuring or a liquidation scenario.

    The management of Multigraphics provided U.S. Bancorp Piper Jaffray with projections of Multigraphics' financial performance and resulting balance sheet through November 1999 in connection with U.S. Bancorp Piper Jaffray's analyses. U.S. Bancorp Piper Jaffray was advised that Multigraphics' primary source of liquidity is its lender, which determines the amount of capital it is willing to lend based on the amount of inventory and receivables on Multigraphics' balance sheet (the "Borrowing Base"). The liquidity projections provided to U.S. Bancorp Piper Jaffray were based on the assumption that the Borrowing Base would continue to be determined based on the lender's current advance rates.

    Based on these short-term liquidity projections, which took into consideration outstanding revolving loan balances, projected receipts, mandatory disbursements, vendor disbursements, outstanding letters of credit and derived Borrowing Base, Multigraphics' projections indicated it would require funds in excess of the amounts available to it from its lender during the 4th week of October 1999. These projections indicated that this situation would worsen during the month of November. Management advised U.S. Bancorp Piper Jaffray that its lender would not be likely to allow continued borrowing in such circumstances and, as noted above, U.S. Bancorp Piper Jaffray assumed, with the consent of Multigraphics, that Multigraphics would be unable to secure alternative financing in sufficient time to provide working capital to continue operations.

    Additionally, management of Multigraphics provided U.S. Bancorp Piper Jaffray with medium-term liquidity projections, assuming that Multigraphics survived the 1999 calendar year without violating any loan covenants, that indicated that Multigraphics would experience liquidity problems at both fiscal year-end 2000 and 2001. The medium-term projections also assumed that Multigraphics' Borrowing Base would continue to be determined based on the lender's current advance rates.

    U.S. Bancorp Piper Jaffray arrived at its opinion regarding the fairness of the consideration to be received by the stockholders of Multigraphics pursuant to the merger primarily based upon the foregoing assumptions and information regarding Multigraphics' liquidity position, its inability to find alternative financing in such circumstances and the likelihood and consequences of insolvency on stockholder value in such circumstances.

    COMPARABLE COMPANY ANALYSIS. Using publicly available information, U.S. Bancorp Piper Jaffray reviewed selected historical financial, operating and stock market performance data relating to Multigraphics and compared such data to the corresponding data of nine companies with operations deemed similar to Multigraphics. The comparable companies were selected based on U.S. Bancorp Piper Jaffray's knowledge of the printing equipment and supplies distribution market and included the following: Baldwin Technology Co., Inc., Corporate Express, Inc., General Binding Corp., Gradco

Systems, Inc., IKON Office Solutions, Inc., McRae Industries, Inc., Oce N.V., Precept Business Services, Inc., and Prime Source Corp.

    Specifically, U.S. Bancorp Piper Jaffray reviewed the following multiples: enterprise value to last twelve months ("LTM") revenue; enterprise value to LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"); enterprise value to LTM EBITDA--capital expenditures ("CapEx"); enterprise value to LTM earnings before interest and taxes ("EBIT"); and equity value to LTM net income. Enterprise value means equity value plus indebtedness provided or assumed by Paragon.

    U.S. Bancorp Piper Jaffray presented data for Multigraphics and the selected comparable companies which reflected the comparable company multiples and the multiple implied by the enterprise value/equity value of Multigraphics reflected in the transactions contemplated by the merger agreement:

                                                       IMPLIED            COMPARABLE COMPANY MULTIPLES
                                                    MULTIGRAPHICS   -----------------------------------------
                                                      MULTIPLE        LOW        MEAN      MEDIAN      HIGH
                                                    -------------   --------   --------   --------   --------
Enterprise Value/LTM Revenue......................       0.2x         0.1x       0.5x       0.4x        0.8x
Enterprise Value/LTM EBITDA.......................       4.2x         1.8x       6.2x       6.0x       10.3x
Enterprise Value/(LTM EBITDA CapEx)...............       4.9x         1.8x       9.5x       8.4x       23.4x
Enterprise Value/LTM EBIT.........................       8.0x         2.2x      11.0x       9.4x       28.8x
Equity Value/LTM Net Income.......................    >100.0x         5.4x      13.5x      11.2x       27.4x

    The analysis indicated that, with the exception of equity value to LTM net income, Multigraphics' implied multiples exceeded the low end of the range of comparable multiples but were below the mean and median multiples. None of the comparable companies is identical to Multigraphics. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could ultimately affect the value of Multigraphics.

    COMPARABLE TRANSACTION ANALYSIS. U.S. Bancorp Piper Jaffray reviewed and analyzed publicly available information concerning the following 26 transactions dating from January 1, 1996 to the present involving distributors of printing supplies and other wholesalers of other hard goods that U.S. Bancorp Piper Jaffray deemed relevant: Crown Group Inc.'s acquisition of Smart Choice Automotive Group; Global Imaging Systems Inc.'s acquisition of Lewan & Associates; Cadapult Graphics Systems Inc.'s acquisition of certain assets of Web Assoc Inc.; Charles Baynes PLC's acquisition of Simco Controls; Norwood Promotional Products Inc.'s acquisition of the US supplier divisions of Bemose USA; Industrial Holdings Inc.'s acquisition of A&B Bolt and Supply Inc.; PrimeSource Corp.'s acquisition of Park Heating & Air; xpedx's acquisition of Zellerback; Norton McNaughton's acquisition of Jeri-Jo Knotwear, Jamie Scott; Xerox's acquisition of Intelligent Electronics Inc.; Kellstrom Industries Inc.'s acquisition of Integrated Technologies Corp.; Buhrmann NV's acquisition of BT Office Products International Inc.; Officeland Inc.'s acquisition of Wholesale Group Inc.; Multigraphics Inc.'s acquisition of Publishing Solutions Inc.; Multigraphics Inc.'s acquisition of Hanley Graphic Products Co.; Smoky Mountain Tech's acquisition of Novatek Inc.; Marshall Industries' acquisition of Sterling Electronics Corp.; Rexel SA's acquisition of Rexel Inc.; Raab Karcher AG's acquisition of Wyle Electronics; Manchester Equipment Co. Inc.'s acquisition of Electrograph Systems Inc.; Fibreboard Corp's acquisition of Fabwel Inc.; Kevco Inc.'s acquisition of Bowen Supply Inc.; Banka Business Systems PLC's acquisition of Leslie Supply Co. Inc.; General Electric Capital Services' acquisition of AmeriData Technologies Inc.; and Paragon Corporate Holdings' acquisition of AB Dick Co. U.S. Bancorp Piper Jaffray compared the purchase prices in the comparable transactions as a multiple of LTM revenue, LTM EBITDA, LTM EBIT and equity value to LTM net income and the multiple implied by the enterprise value/equity value of Multigraphics reflected in the transactions contemplated by the merger agreement.

    U.S. Bancorp Piper Jaffray presented data for the comparable transactions, which reflected the comparable transaction multiples and the multiple implied by the enterprise value/equity value of Multigraphics reflected in the transactions contemplated by the merger agreement:

                                                         IMPLIED            COMPARABLE COMPANY MULTIPLES
                                                      MULTIGRAPHICS   -----------------------------------------
                                                        MULTIPLE        LOW        MEAN      MEDIAN      HIGH
                                                      -------------   --------   --------   --------   --------
Enterprise Value/LTM Revenue........................       0.2x         0.2x       0.5x       0.5x       1.5x
Enterprise Value/LTM EBITDA.........................       4.2x         2.9x       7.0x       7.1x      10.9x
Enterprise Value/LTM EBIT...........................       8.0x         3.0x       8.9x       9.3x      16.3x
Equity Value/LTM Net Income.........................    >100.0x         3.7x      18.3x      18.3x      28.8x

    The analysis indicated that, with the exception of equity value to LTM net income, Multigraphics' implied multiples equaled or exceeded the low end of the range of comparable multiples but were below the mean and median multiples.

    DISCOUNTED CASH FLOW ANALYSIS; PREMIUM ANALYSIS. Because of the circumstances of Multigraphics discussed above, including Multigraphics' liquidity position, U.S. Bancorp Piper Jaffray believed that a discounted cash flow analysis would not be a meaningful measure of value or reference for comparative value. Similarly, it was the view of U.S. Bancorp Piper Jaffray that, due to, among other things, the limited public float, lack of trading activity and low number of research analysts with respect to Multigraphics' shares, Multigraphics' share price did not fully incorporate Multigraphics' liquidity position at the time the board of directors evaluated the merger. Accordingly, in arriving at its opinion U.S. Bancorp Piper Jaffray did not conduct a discounted cash flow analysis nor did it conduct an analysis based on historic comparable company stock prices or premiums paid in comparable transactions.

    The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. As noted above, U.S. Bancorp Piper Jaffray based its opinion primarily upon Multigraphics' liquidity position and the likelihood and consequences of its insolvency; otherwise, U.S. Bancorp Piper Jaffray did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. No limitations were imposed by Multigraphics upon U.S. Bancorp Piper Jaffray with respect to investigations made or procedures followed by U.S. Bancorp Piper Jaffray in rendering its opinion.

    In performing its analyses, U.S. Bancorp Piper Jaffray made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Multigraphics. Any estimates contained in the analyses performed by U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses do not purport to be appraisals or to reflect the prices at which such businesses might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the opinion and the analyses provided by U.S. Bancorp Piper Jaffray to Multigraphics were among several factors taken into consideration by Multigraphics in making its determination to effect the merger. Consequently, the U.S. Bancorp Piper Jaffray analyses described above should not be viewed as determinative of the decision of Multigraphics to effect the merger.

    U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. For its services in rendering the opinion, Multigraphics paid U.S. Bancorp Piper Jaffray a retainer of $100,000 and a fee payable upon delivery of the opinion of $250,000, neither of which were contingent upon the consummation of the merger. Multigraphics also agreed to indemnify U.S. Bancorp Piper Jaffray against certain liabilities in connection with its engagement. During 1998, U.S. Bancorp Piper Jaffray was engaged by Multigraphics to provide an overview to Multigraphics and its board of directors of certain strategic alternatives.

INTEREST OF EXECUTIVE OFFICERS AND DIRECTORS OF MULTIGRAPHICS IN THE MERGER

    Under the merger agreement, each outstanding share of common stock (other than those held by Paragon and stockholders who properly exercise appraisal rights) will be converted in the merger into the right to receive $1.25 per share payable in cash, without interest. The executive officers and directors of Multigraphics would also receive $1.25 per share under the merger agreement in exchange for their shares, or approximately $30,100 in the aggregate (excluding shares which may be deemed to be beneficially owned by a director affiliated with Multigraphics' largest stockholder).

    The merger agreement provides that, after the merger, Paragon will indemnify past and present officers and directors of Multigraphics to the same extent as officers and directors presently are indemnified by Multigraphics pursuant to Delaware law and Multigraphics' certificate of incorporation and by-laws for acts or omissions occurring at or prior to the merger. Paragon has also agreed to provide current officers and directors of Multigraphics with an insurance and indemnification policy providing coverage for events occurring at or prior to the merger for a period of three years after the merger.

    Multigraphics has previously entered into change in control and termination benefits agreements with each of Mark F. Duchesne, President and Chief Executive Officer, Gregory T. Knipp, Vice President, Chief Financial Officer and Treasurer, and Charles T. Richards, Executive Vice President, Service Operations to secure their continued service in the event of any change in control of Multigraphics. The merger will constitute a change in control under these agreements. If, after the merger, any of Messrs. Duchesne, Knipp or Richards terminates his employment for "good reason," or if Paragon terminates his employment other than for cause or disability, the executive would receive, subject to the limitation discussed in the final paragraph of this subsection, as severance compensation a lump sum cash payment equal to one and one-half times the executive's base salary and a pro rated bonus for the current fiscal year. Messrs. Duchesne, Knipp and Richards would also continue to receive insurance and other benefits for eighteen months after termination of employment. Under the agreements, good reason means a diminution in position, duties or responsibilities, a transfer of the employee, a reduction in compensation, a failure to maintain benefits or to provide benefits comparable to other peer employees, a failure by Multigraphics to require Paragon or any other successor to Multigraphics to assume Multigraphics' obligations or a direction that the employee participate in an unlawful or unprofessional act. The employee's good faith determination of good reason is conclusive.

    The benefits payable under the change in control and termination benefits agreements to Messrs. Duchesne, Knipp and Richards are limited to the maximum amount that may be paid without resulting in the imposition of parachute tax penalties under Section 280G of the Internal Revenue Code. In the event severance payments become payable, Multigraphics estimates, without regard to the application of such limit, that the payments, assuming payment of 100% of a fiscal 2000 target bonus equal to the fiscal 1999 target bonus, would total approximately $380,000 for Mr. Duchesne, $261,000 for Mr. Knipp and $237,600 for Mr. Richards.

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
    All stock options issued by Multigraphics to officers and directors have an exercise price greater than $1.25 per share. As a result, the executive officers and directors will not receive any cash for their stock options, which will be canceled when the merger becomes effective.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the material federal income tax consequences of the merger to beneficial owners of shares of common stock and is based upon current provisions of the Internal Revenue Code, existing, proposed, temporary and final treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (possibly on a retroactive basis). No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including those that are subject to special tax rules such as dealers in securities, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares of Multigraphics common stock as capital assets. The following summary does not discuss the United States federal income tax consequences, or any other tax consequences, of the merger to beneficial owners of shares of Multigraphics common stock who received Multigraphics common stock as compensation or to stockholders who or which, for United States federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts.

    The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. Holders are advised and expected to consult with their own legal and tax advisers regarding the federal income tax consequences of the merger in light of their particular circumstances, and any other consequences to them of the merger under state, local and foreign tax laws.

    In general, each beneficial owner of shares of Multigraphics common stock will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received pursuant to the merger and such beneficial owner's adjusted tax basis for its shares. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder has held its shares for more than one year as of the time of the merger. The excess of net long-term capital gain over net short-term capital loss is currently taxed at a maximum rate of 20% for non-corporate taxpayers.

    A beneficial owner of shares of Multigraphics common stock who receives cash pursuant to the exercise of appraisal rights under Section 262 of the Delaware law, as described below under "Appraisal rights", will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received and such beneficial owner's adjusted basis for its shares. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder has held its shares for more than one year as of the time of the merger.

    A beneficial owner of shares of Multigraphics common stock entitled to receive cash payments in connection with the merger may be subject to federal backup withholding at a rate of 31% with respect to all such cash payments unless such holder complies with certain reporting and certification procedures, or otherwise demonstrates that it is an exempt recipient under applicable withholding provisions of the Internal Revenue Code and the Treasury regulations promulgated thereunder. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to 31% backup withholding will be reduced by the amount of tax withheld.

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
STOCKHOLDER VOTING AND OPTION AGREEMENT

    As an inducement and condition to the willingness of Paragon to enter into the merger agreement, Multigraphics' largest stockholder entered into a stockholder voting and option agreement. This stockholder beneficially owns 990,164 shares, or approximately 35% of the outstanding shares of Multigraphics common stock. Because the largest stockholder has agreed to vote for the merger, and stockholder approval of the merger is required by the affirmative vote of a majority of the outstanding shares of Multigraphics common stock, the merger will be approved by the stockholders if approximately 435,000 additional shares, or an additional 15.3% of the outstanding shares of Multigraphics common stock, vote for approval of the merger agreement and the merger.

    Under the stockholder agreement, at the special meeting or any other circumstance upon which a vote, consent or other approval of the merger and the merger agreement is sought, the stockholder has agreed:

    - to vote all of its shares of Multigraphics common stock in favor of the merger and for approval of the merger agreement;

    - to vote all of its shares of Multigraphics common stock against (1) any merger agreement or merger (other than the merger and merger agreement involving Paragon), sale of substantial assets or other acquisition proposal or (2) any amendment to Multigraphics' certificate of incorporation or by-laws or other proposal that would in any manner impede or prevent the merger agreement or the merger; and

    - not to sell, assign, transfer, pledge, encumber or otherwise dispose of any of its shares of Multigraphics common stock or enter into a voting agreement with respect to another acquisition proposal.

    The stockholder agreement also grants Paragon an irrevocable option to purchase all of the stockholder's shares at a price of $1.25 per share. Paragon may exercise the option only if:

    - Multigraphics' stockholders do not approve the merger;

    - we enter into, or publicly announce an intention to enter into, another acquisition agreement;

    - our board withdraws or materially adversely modifies its approval of the merger;

    - a person becomes the owner of a majority of our outstanding shares; or

    - the merger is not completed by March 31, 2000, the merger agreement has been terminated and either Multigraphics has materially breached the merger agreement or our board has received but not rejected another acquisition proposal.

    The stockholder agreement terminates:

    - at the time of the merger;

    - 60 days after termination of the merger agreement if the merger agreement is terminated after Multigraphics enters into, or publicly announces an intention to enter into, an agreement with respect to another acquisition proposal, our board withdraws or materially adversely modifies its approval of the merger or a person becomes the owner of a majority of the outstanding shares of Multigraphics common stock;

    - upon termination of the merger agreement in all other cases;

    - upon amendment of the merger agreement in a manner adverse to the stockholder without the stockholder's consent;

    - at the stockholder's election if the merger is not completed by March 31, 2000; or

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
    - in the event Multigraphics makes a general assignment for the benefit of its creditors, files a voluntary bankruptcy petition, is adjudicated as bankrupt or insolvent or in the event an order or judgment granting relief is entered against Multigraphics in any bankruptcy proceeding.

MULTIGRAPHICS' PLANS IF THE MERGER IS NOT CONSUMMATED

    Our current financial condition and uncertainties raise substantial doubt about our ability to continue as a going concern absent the merger transaction. We expect that if the merger agreement and the merger are not approved by our stockholders, or if the other conditions to the consummation of the merger are not satisfied or waived, our management, under the general direction of the board, will initially seek to manage Multigraphics as an ongoing business while also immediately seeking alternative or additional sources of liquidity, including both debt and equity financing. Multigraphics would also seek an alternative business combination transaction. However, no other alternative is presently being considered. If Multigraphics is unable to maintain its current financing arrangement with Foothill Capital or obtain sufficient alternative or additional sources of liquidity or a satisfactory alternative business combination transaction, Multigraphics may not be able to pay the obligations to Paragon on September 30, 2000 using borrowings under our current credit agreement with Foothill Capital and cash from operations. As a result, Multigraphics could be forced into a bankruptcy proceeding.

REGULATORY APPROVALS

    Transactions such as the merger are reviewed by the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act, the merger may not be completed until the waiting period requirements of the Hart-Scott-Rodino Act have been satisfied. Multigraphics and Paragon have filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the Federal Trade Commission. Based on information available to them, Multigraphics and Paragon believe that the merger can be effected without seeking any other material governmental or regulatory approvals.

ACCOUNTING TREATMENT

    The merger will be accounted for by Paragon under the "purchase" method of accounting. Under the purchase method of accounting, a determination of the fair value of Multigraphics' assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed.

APPRAISAL RIGHTS

    After the merger, shares of Multigraphics common stock held by former stockholders of Multigraphics who (1) do not execute and return (or cause to be executed and returned) a letter of transmittal with respect to their shares or otherwise surrender their shares for the $1.25 per share cash payment, (2) perfect their rights to appraisal of their shares in accordance with Section 262 of Delaware corporation law and (3) do not thereafter withdraw their demands for appraisal of their shares or otherwise lose their appraisal rights, in each case in accordance with Delaware law, shall represent the right to receive from the corporation surviving the merger such payment as those holders may be entitled to receive as determined by the Delaware Court of Chancery in an appraisal proceeding.

    Section 262 provides a procedure by which persons who were stockholders of Multigraphics at the time of the merger may seek an appraisal of their shares in lieu of accepting the $1.25 per share cash

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
payment. A demand for appraisal must be made in writing by or for the stockholder of record wishing to demand appraisal and must reasonably inform the corporation surviving the merger of the identity of the stockholder making the demand for appraisal and that such stockholder intends thereby to demand appraisal of his or her shares. In any such appraisal proceeding, the Delaware Court of Chancery would determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger. Former stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or equivalent to, $1.25 per share. Following such an appraisal proceeding, the Delaware Court of Chancery would direct the corporation surviving the merger to make payment of such fair value of the shares, together with a fair rate of interest, if any, to the former stockholders entitled thereto who properly demanded appraisal.

    The right to appraisal will be lost unless it is perfected by satisfaction of the requirements of Section 262, the text of which is set forth in full in appendix C attached. The following description of the appraisal procedure is qualified in its entirety by the full text of Section 262. NEITHER VOTING (IN PERSON OR BY PROXY) AGAINST, ABSTAINING FROM VOTING ON OR FAILING TO VOTE ON THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE MERGER WILL CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL WITHIN THE MEANING OF SECTION 262. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY SUCH PROXY OR VOTE.

    Under Section 262 of Delaware law, where a merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the meeting, the corporation submitting the proposed merger to a vote of its stockholders must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available. Such notice must be given by the corporation to its stockholders entitled to appraisal rights no less than 20 days prior to the meeting at which the merger proposal will be submitted to the stockholders for a vote, and such notice must include a copy of Section 262 of Delaware law. THIS PROXY STATEMENT CONSTITUTES SUCH NOTICE TO STOCKHOLDERS OF MULTIGRAPHICS COMMON STOCK.

    A STOCKHOLDER OF MULTIGRAPHICS WISHING TO EXERCISE HIS OR HER APPRAISAL RIGHTS MUST DELIVER TO THE CHIEF FINANCIAL OFFICER OF MULTIGRAPHICS, BEFORE THE VOTE ON THE MERGER AGREEMENT AND THE MERGER AT THE MEETING, A WRITTEN DEMAND FOR APPRAISAL OF HIS OR HER SHARES OF COMMON STOCK AND MUST NOT VOTE HIS OR HER SHARES OF STOCK IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. As provided under Section 262, failure by former stockholder of Multigraphics to make a written demand for appraisal within such time limit will result in the loss by the former stockholder of appraisal rights under Section
262. In addition, the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time will lose any right to appraisal in respect of that stockholder's shares.

    All written demands for appraisal should be addressed to Multigraphics at the following address:

                         Multigraphics, Inc.
                         431 Lakeview Court
                         Mt. Prospect, Illinois 60056
                         Attn.: Chief Financial Officer

    The written demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate(s) for his or her shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in such capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand

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
for appraisal for a stockholder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s). A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more beneficial owners; in that case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by a nominee.

    Within 120 days after the time of the merger, Multigraphics or any former stockholder entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares entitled to appraisal. Multigraphics is under no obligation to and has no present intention to file such a petition. Accordingly, any former stockholder who wishes to perfect his or her appraisal rights will be required to initiate all necessary action within the time prescribed in Section 262. At any time within 60 days after the time of the merger, any former stockholder who has demanded appraisal has the right to withdraw the demand and accept the consideration offered pursuant to the merger (i.e., $1.25 per share, without interest). Any attempt by a holder of shares to withdraw his or her appraisal demand more than 60 days after the time of the merger will require the written approval of the corporation surviving the merger.

    Within 120 days after the time of merger, any former stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the corporation surviving the merger a statement setting forth the aggregate number of shares not voted in favor of the merger and the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by the corporation surviving the merger or within 10 days after the date of the meeting, whichever is later.

    If a petition for an appraisal is timely filed and a copy is delivered to the corporation surviving the merger, the corporation surviving the merger will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all former stockholders of Multigraphics who have demanded an appraisal of their shares and with whom an agreement has not been reached as to the value of their shares. After notice to such former stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those former stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the holders of shares who have demanded an appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such former stockholder.

    After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER

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
SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES.

    In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In WEINBERGER V. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In WEINBERGER, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

    Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

    Any stockholder may withdraw its demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the stockholder's demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the merger consideration.

    FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

                              THE MERGER AGREEMENT

    The following is a summary of the merger agreement, a copy of which is attached as appendix A and incorporated by reference herein. All references to and summaries of the merger agreement in this proxy statement are qualified in their entirety by reference to the merger agreement. Stockholders are urged to read the merger agreement carefully and in its entirety.

STRUCTURE OF THE MERGER

    Under the merger agreement, Multi Acquisition Corp., a wholly-owned subsidiary of Paragon, will merge into Multigraphics. Multigraphics will be the surviving corporation in the merger.

TIMING OF CLOSING

    Immediately upon the closing of the merger, Paragon and Multigraphics will file a certificate of merger with the Secretary of State of Delaware at which time the merger will be effective.

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
MERGER CONSIDERATION

    The merger agreement provides that each share of Multigraphics common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive $1.25 per share in cash, without interest.

EXCHANGE PROCEDURE

    Paragon will appoint a paying agent to handle the payment of cash for shares of Multigraphics common stock. Promptly following the merger, Paragon or the paying agent will send to each holder of Multigraphics common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender Multigraphics common stock certificates to the paying agent. Holders of Multigraphics common stock that surrender their certificates to the paying agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration.

    HOLDERS OF MULTIGRAPHICS COMMON STOCK SHOULD NOT FORWARD THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, NOR SHOULD THEY RETURN THEIR STOCK CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL. STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES AT THIS TIME.

MULTIGRAPHICS STOCK OPTIONS

    Each unexercised option for the purchase of Multigraphics common stock will cease to be issued at the time the merger becomes effective and the holder of the option will have the right to receive, in cash, upon demand and without regard to whether the option is exercisable, the amount, if any, by which $1.25 exceeds the exercise price of that option multiplied by the number of shares which are subject to that option.

    No outstanding options to purchase shares of Multigraphics common stock have an exercise price less than $1.25 per share. As a result, all options to purchase shares of Multigraphics common stock will be canceled at the time the merger becomes effective without the payment of any merger consideration.

THE MERGER

    The merger agreement provides that, subject to the approval of the merger agreement and the merger by Multigraphics' stockholders and compliance with certain other covenants and conditions, Multi Acquisition Corp. will be merged with and into Multigraphics, at which time the separate corporate existence of Multi Acquisition Corp. will cease and Multigraphics will continue as the surviving corporation in accordance with the Delaware law. Following the merger, Multigraphics will be a wholly-owned subsidiary of Paragon. As a result of the merger and pursuant to Delaware law, all the property, rights, privileges, powers and franchises of Multigraphics and sub will vest in the surviving corporation, and all debts, liabilities and duties of Multigraphics and Multi Acquisition Corp. will become the debts, liabilities and duties of the surviving corporation.

CONDUCT OF THE BUSINESS PENDING THE MERGER

    During the period from September 29, 1999 until the effective time of the merger, Multigraphics has agreed to conduct (and will cause its subsidiaries to conduct) its business in the ordinary course consistent with past practice and to use its best efforts to preserve intact its business organization and relationships with third parties and to retain its officers and employees. During such period, except as permitted by the merger agreement or except as consented to in writing by Paragon, Multigraphics has agreed that it will not, nor will it permit any of its subsidiaries to:

    - adopt or propose any change in its certificate of incorporation or bylaws;

    - merge or consolidate with any other person or acquire a material amount of assets of any other person;

    - sell, lease, license or otherwise dispose of any material assets or property except pursuant to existing contracts or commitments and in the ordinary course consistent with past practice;

    - settle or compromise any suit or claims or threatened suit or claim relating to the merger;

    - take or agree or commit to take any action that would make any representation and warranty of Multigraphics inaccurate in any material respect at, or as of any time prior to, the effective time of the merger and Multigraphics will promptly notify Paragon if it becomes aware that any representation or warranty is or has become inaccurate in any material respect;

    - enter into any agreement or commitment, or make or commit to make any capital expenditure, involving the payment individually in excess of $75,000 or in the aggregate in excess of $300,000; or

    - agree or commit to any of the foregoing.

CERTAIN AGREEMENTS OF MULTIGRAPHICS AND PARAGON

    Multigraphics and Paragon each agree, among other things, to:

    - use their best efforts to consummate the merger;

    - cooperate to prepare Multigraphics' proxy statement;

    - cooperate in seeking any consent of, or in making any filing with, a governmental body, agency or official, including under the Hart-Scott-Rodino Act, or in obtaining the consent of third parties;

    - obtain the agreement of the other party before issuing any public announcements with respect to the merger agreement or the merger; and

    - give the other party prompt notice of lawsuits or government notices with respect to the merger agreement or the merger.

NO SOLICITATION BY MULTIGRAPHICS OF OTHER ACQUISITION PROPOSALS

    The merger agreement prohibits Multigraphics and our directors, officers, employees and agents from soliciting, initiating or encouraging any acquisition proposal by a third party. An "acquisition proposal" is any proposal or offer for a merger or other business combination with a third party or the acquisition of an equity interest in, or a substantial portion of the assets of, Multigraphics or its subsidiaries. If Multigraphics receives an unsolicited written acquisition proposal from a third party, and legal counsel advises our board that its fiduciary duty requires it to consider the proposal, then we may engage in negotiations with a third party and provide the third party with access to our confidential information in connection with its due diligence review of Multigraphics. Multigraphics is required to notify Paragon within 24 hours of receipt of any acquisition proposal or request for information and keep Paragon apprised of the status of any negotiation with, or information request of, any third party.

    Multigraphics may elect to terminate the merger agreement and enter into an agreement with respect to a third party acquisition proposal; provided that concurrently with execution of an agreement, Multigraphics repays, or the third party pays, all borrowings outstanding under Multigraphics' credit facility with Paragon. In the event we terminate the merger agreement to pursue an alternative acquisition proposal, we would also be obligated to pay to Paragon a $500,000 termination fee and reimburse Paragon for its costs and expenses up to $500,000.

INDEMNIFICATION AND INSURANCE OF MULTIGRAPHICS DIRECTORS AND EXECUTIVE OFFICERS

    Paragon agrees to:

    - Indemnify all present and past officers and directors of Multigraphics for acts or omissions at or prior to the merger to the same extent as officers and directors are presently entitled to indemnification by Multigraphics pursuant to Delaware law and Multigraphics' certificate of incorporation and by-laws; and

    - provide current officers and directors with an insurance and indemnification policy providing coverage for events occurring at or prior to the merger for a period of three years after the merger.

REPRESENTATIONS AND WARRANTIES OF MULTIGRAPHICS AND PARAGON

    The merger agreement contains various representations and warranties by Multigraphics and Paragon. Representations and warranties of Multigraphics include, among other things, those made as to:

    - the authorization, execution, delivery, performance and enforceability of the merger agreement;

    - required third party consents and approvals or conflicts under Multigraphics' certificate of incorporation, bylaws or agreements;

    - required approvals or filings with governmental bodies under applicable law;

    - due organization of Multigraphics;

    - subsidiaries of Multigraphics;

    - capitalization of Multigraphics;

    - transactions between Multigraphics and its affiliates;

    - the accuracy of filings made by Multigraphics with the SEC under the Securities Act of 1933 and the Securities Exchange Act of 1934, including financial statements included in the documents filed by Multigraphics under these Acts;

    - absence of unusual events, such as a material adverse change in the business, assets, results of operations or prospects of Multigraphics since April 30, 1999;

    - the accuracy and form of this proxy statement;

    - no undisclosed material liabilities;

    - litigation;

    - taxes;

    - compliance with laws;

    - patents and other proprietary rights;

    - environmental matters.

    - employee benefit matters; and

    - brokers.

    Representations and warranties of Paragon include, among other things, those made as to:

    - the authorization, execution, delivery, performance and enforceability of the merger agreement;

    - required third party consents and approvals or conflicts under Paragon's certificate of incorporation, bylaws or agreements;

    - required approvals or filings with governmental bodies under applicable law;

    - Paragon's ability to pay the aggregate merger consideration;

    - due organization of Paragon;

    - the accuracy of information supplied by Paragon in connection with this proxy statement;

    - the formation of Multi Acquisition Corp.; and

    - the non-ownership of shares of Multigraphics common stock by Paragon.

CONDITIONS TO THE COMPLETION OF THE MERGER

    The obligation of Paragon and Multigraphics to complete the merger is subject to conditions, including:

    - approval of the merger agreement and the merger by the affirmative vote of at least a majority of the outstanding shares of Multigraphics common stock;

    - the absence of any applicable law, regulation, judgment, injunction, order or decree that would prohibit the completion of the merger; and

    - expiration or termination of any waiting period (and any extension thereof) under the antitrust laws.

    In addition, the obligation of Paragon to effect the merger is subject to the satisfaction or waiver of the following conditions:

    - the absence of any pending action, suit or proceeding by any person which is reasonably likely to have certain adverse effects on Multigraphics, Paragon or the merger;

    - nonoccurrence of any event, development or state of circumstances or facts which has or could reasonably be expected to have a material adverse effect on Multigraphics;

    - nonoccurrence of certain extraordinary events (such as war) which would materially adversely affect the extension of credit by banks or other lending institutions, or otherwise is reasonably expected to have a material adverse effect on Multigraphics or to materially adversely affect Paragon's ability to complete the merger;

    - Multigraphics having performed its material covenants or agreements under the merger agreement, except where the failure to perform such covenants would not have a material adverse effect on Multigraphics or is capable of being and is cured within 20 days after written notice from Paragon to Multigraphics of such failure; and

    - the representations and warranties of Multigraphics set forth in the merger agreement being true, except where the inaccuracy of such representations and warranties would not have a material adverse effect on Multigraphics or is capable of being and is cured within 20 days after written notice from Paragon to Multigraphics of such inaccuracy.

TERMINATION OF THE MERGER AGREEMENT

    We may mutually agree with Paragon in writing to terminate the merger agreement at any time without completing the merger, regardless of our stockholders' approval of the merger.

    In addition, either Multigraphics or Paragon may terminate the merger agreement if:

    - the merger has not been completed by March 31, 2000 (unless one party is responsible for the merger not having been consummated in which case, such party may not terminate the merger agreement); or

    - the merger has been prohibited by a final injunction, order, judgment or decree.

    Paragon may terminate the merger agreement if:

    - we enter into, or publicly announce an intention to enter into, another acquisition agreement;

    - our board withdraws or materially adversely modifies its approval of the merger; or

    - a person becomes the owner of a majority of our outstanding shares.

    We may terminate the merger agreement if we enter into, or publicly announce an intention to enter into, another acquisition agreement.

TERMINATION FEE AND EXPENSES PAYABLE BY MULTIGRAPHICS

    We will pay Paragon a termination fee of $500,000 after termination of the merger agreement as a result of:

    - our entering into, or publicly announcing an intention to enter into, another acquisition agreement;

    - our board withdrawing or materially adversely modifying its approval of the merger;

    - a person becoming the owner of a majority of our outstanding shares;

    - the merger not being completed by March 31, 2000, the merger agreement having been terminated and either Multigraphics having materially breached the merger agreement or our board having received but not rejected another acquisition proposal; or

    - our stockholders not approving the merger.

    If we pay Paragon a termination fee, we will also reimburse Paragon for its costs and expenses up to $500,000.

TERMINATION FEE PAYABLE BY PARAGON

    Paragon will pay Multigraphics a $2,000,000 fee if Paragon terminates the merger agreement for any reason other than as described above under "Termination of the merger agreement." Paragon therefore has the right to terminate the merger agreement by paying a fee of $2,000,000 to Multigraphics.

AMENDMENT AND WAIVER OF THE MERGER AGREEMENT

    At any time prior to the effective time, the merger agreement may be amended or waived by written agreement of each of Multigraphics, Paragon and Multi Acquisition Corp.; PROVIDED, HOWEVER, that once Multigraphics' stockholders have approved and adopted the merger agreement and the merger, any amendment will be subject to the restrictions contained in Delaware law.

                  CERTAIN INFORMATION CONCERNING MULTIGRAPHICS

GENERAL

    Multigraphics is a sales and service organization operating in the graphic arts industry offering customers an extensive range of equipment, supplies and service. The products Multigraphics sells are manufactured by a variety of suppliers and are sold under brand names belonging to Multigraphics as well as some brand names owned by the manufacturers. We exited the engineering and manufacturing of offset duplicating equipment and supplies to focus exclusively on two business segments, distribution and service. We primarily serve in-plant printers and small to medium sized commercial printers. Multigraphics competes with national and regional graphic arts dealers selling similar equipment and supplies products and offering similar service. Multigraphics offers national service on an array of equipment used in printing and finishing and compete with other national and regional graphic arts dealers. Multigraphics' service organization is one of the nation's largest in the graphic arts industry and Multigraphics' services hundreds of electro-mechanical systems that were manufactured by Multigraphics in the past, when we manufactured printing equipment, as well as equipment manufactured by others.

    Our strategy has been to achieve growth within the graphic arts market by expanding our product offerings, enhancing our digital support capabilities, taking advantage of our unique national service capabilities and increasing market penetration and coverage through a program of acquisitions of regional dealers that compete in the fragmented graphic arts market. Our marketing program also focuses on obtaining national service accounts with manufacturers and national retail outlets. Achievement of our strategic objectives has been hindered by our inability to raise capital necessary to complete acquisitions. During our fourth fiscal quarter ended July 31, 1999, we continued to experience difficulty in meeting our liquidity requirements due to lower than expected sales, the timing of demands to settle non-operating obligations and decreases in our borrowing base. This liquidity difficulty forced us to reduce inventory and delay payments to vendors and suppliers, which led some vendors to delay or cancel shipment of product, resulting in lower sales levels and profitability. As of July 31, 1999 over 50 percent of our trade accounts payable were past their due date. In light of these events, our primary lender in August 1999 advised us that it needed to protect its collateral base and, absent an immediate plan or transaction which would infuse significant additional liquidity into Multigraphics, it would commence reducing the lending advance rates as well as increasing the interest rate on borrowings and might invoke a material adverse change clause. This action by the lender would have worsened our already tenuous liquidity situation and possibly force Multigraphics into bankruptcy. On October 1, 1999, we announced that we had entered into the merger agreement. Our current financial condition and uncertainties as described above raise substantial doubt about our ability to continue as a going concern absent the merger transaction.

ACQUISITIONS

    Between December 1997 and September 1998, we acquired four regional graphic arts dealers which serve the same general customer base as Multigraphics. In December 1997, we acquired certain assets of Hanley Graphic Products Company, a graphic arts dealer operating in northern Illinois with annual revenues of over $18 million. In December 1997, we also acquired the stock of Publishing Solutions Inc., a privately held Akron, Ohio based systems integrator with annual revenues of approximately $9 million. In June 1998, we acquired certain assets of Chicago based Progressive Lithoplate and Supply Company, which had annual revenues of approximately $5 million. In September of 1998, we acquired certain assets of Texas PrePress Systems, Inc., an Austin, Texas based pre-press systems integrator with revenues of approximately $2 million.

    The results to date of the acquisitions have been mixed. Although the acquisitions have complemented our internal efforts to expand our product offerings, and bring enhanced digital sales and support capabilities, as well as an expanded customer base in our key markets, difficulties with retaining brand contracts, sales representatives and suppliers in one acquired business led to a shortfall in expected sales. In another acquired unit, the lack of a supplies product line and presence in its territory in the face of intense competition made obtaining new customers difficult and led to shortfalls against expected sales and profitability. During fiscal 1999, we evaluated other potential acquisition candidates, but did not complete any dealer acquisitions since September 1998 due, in part, to liquidity constraints.

PRODUCTS AND SUPPLIERS

    Our supplies and equipment offerings consist of consumable products used in the production of printed materials such as films, inks, plates, rubber rollers, cleaning solutions and cotton pads, as well as equipment products such as digital imagesetters, platesetters, presses, folders and cutters. We track various categories of these products, none of which accounts for more than 10% of our revenues. Other than one vendor, which supplies various categories of products which accounted for approximately 12% of our revenues for fiscal 1999, no single supplier accounts for more than 10% of our revenues.

    Our service and parts offerings include service on over 250 models of printing equipment installed in in-plant and small to medium sized commercial print shops, governmental and educational institutions, as well as national retail outlets. We have approximately 325 service representatives, and offer service capabilities in all 50 states.

    We also distribute products through approximately 50 independent dealers selling in approximately 45 countries.

    Our principal distribution and service customers include in-plant print shops, franchised and independent quick print shops, small to medium sized commercial printers and governmental and educational institutions, and our service customers also include manufacturers and national retail accounts. We have approximately 20,000 customers. No customer accounts for more than 10% of our revenues.

COMPETITION AND COMPETITIVE CONDITIONS

    We operate in a highly competitive market in which price, delivery and customer service are key factors. Historically, we developed our customer base of in-plant, quick print and small to medium size commercial printers, and governmental and educational institutions through the sale of our proprietary small offset duplicator presses manufactured by us. Because the market for such presses is mature and continues to face competition from alternative technologies, we have had to refocus our marketing approach to emphasize our distribution and service capabilities in continuing to serve our market segments.

    Our exit from the manufacture of offset duplicators which commenced in fiscal 1997 and divestiture of certain unprofitable businesses and product lines reduced our costs, and we developed strategies for achieving growth in our traditional markets by expanding our product offerings, enhancing our digital support capabilities, taking advantage of our unique national service organization, and by acquiring regional dealers that serve the same general customer base. We initiated internal sales and marketing programs which have offset the decline in our supplies distribution operations, and acquired between December 1997 and September 1998 four regional dealers to expand our product offerings, digital capabilities and customer base. We also undertook a marketing program to reverse the long-term decline in our service operations by focusing on manufacturers, franchise accounts and national retail operations which prefer national service capabilities.

    Gross margins decreased when we ceased our manufacturing operations and switched to product lines obtained through distribution agreements, joint ventures and affiliations with third parties, and acquisitions. To offset the lower margins, we invested in information systems and undertook other reorganization measures to increase efficiency and lower expenses. These cost reduction efforts continue. We also implemented marketing efforts to increase both our distribution customer base and our higher margin service revenues.

    The competitive market is also one of heavy regional competition, with hundreds of regional dealers. A consolidation of dealers, distributors and suppliers is occurring, resulting in a consolidation of buying power and distribution cost efficiencies. Our investments in information systems, distribution outlets and other capabilities, our marketing efforts to expand our business opportunities with existing customers, our leveraging of our national service capabilities, and the addition of new customers and capabilities through acquisitions, were intended to increase our profitability by increasing revenues without incurring proportionate increases in expense levels. If we had adequate liquidity to implement our strategy, we believe that a renewed focus on our traditional customer base, the expansion of our product lines, and an acquisition strategy in the graphic arts industry would provide a sound basis for growth.

CYCLICAL NATURE OF BUSINESS AND LIQUIDITY

    Our revenues are dependent upon trends in the printing industry, which are a function of (among other factors) overall economic factors and advertising expenditures. Our backlog is less than 5% of annual revenues and is not a material factor in the conduct of our business. We believe that substantially all of this backlog will be shipped during the 2000 fiscal year provided that the liquidity conditions we experienced during the fourth fiscal quarter of 1999 do not recur or worsen.

EMPLOYEES

    As of October 1, 1999 we had 614 employees in the United States and are headquartered in Mount Prospect, Illinois.

RESEARCH AND DEVELOPMENT

    Although we actively seek new marketing opportunities, our research, development and engineering expenditures ceased when we exited manufacturing of products.

PATENTS AND TRADEMARKS

    We own or license various patents and trademarks. We do not believe that our business as a whole is materially dependent on any one patent or trademark or group of patents or trademarks.

PROPERTIES

    Our principal executive offices are located in Mt. Prospect, Illinois in a 64,400 square foot facility. Our principal distribution center is a 79,700 square foot complex in nearby Arlington Heights, Illinois. The Mt. Prospect and Arlington Heights facilities are leased until 2005.

    We also lease 17 distribution, sales and service facilities throughout the United States with total square footage of approximately 110,000 square feet. We believe that the properties and equipment included therein are well maintained, in good operating condition and adequate for the current needs of our operations.

BANKRUPTCY PROCEEDINGS

    On May 17, 1993, Multigraphics and our subsidiary, Addressograph-Multigraph Corporation, filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware case numbers 93-582 through 93-583. We also filed on that date a proposed plan of reorganization. The Chapter 11 filing related to our domestic operations and did not include our foreign subsidiaries.

    On August 26, 1993, a hearing was held by the bankruptcy court to consider approval of a disclosure statement to be distributed to our creditors and stockholders. After that hearing, and by order of the bankruptcy court dated August 26, 1993, the second amended disclosure statement was approved.

CORPORATE STRUCTURE OF MULTIGRAPHICS

    Multigraphics was originally incorporated in Delaware in 1924 as Addressograph Securities Corporation. We have had several name changes, one of which was Addressograph-Multigraph Corporation for the period May 6, 1931 to January 2, 1979. We changed our name from "AM International, Inc." to "Multigraphics, Inc." on May 28, 1997. We have one active subsidiary, Publishing Solutions Inc.

LEGAL PROCEEDINGS

    Reference is made to "Bankruptcy proceedings," above for information on our bankruptcy proceedings. The commencement of the bankruptcy proceedings resulted in an automatic stay of certain litigation against us pursuant to Section 362 of the Bankruptcy Code as of May 17, 1993. Therefore, with certain exceptions, all legal proceedings against us pending as of May 17, 1993, will be resolved through the bankruptcy process. Although the vast majority of the claims filed in our bankruptcy proceedings have been expunged or resolved within our reserves, a few significant disputed claims remain pending in the bankruptcy proceeding. We believe the resolution of these legal proceedings and claims will not have a material adverse effect on our business, results of operations or financial position.

    We have been notified of various environmental matters in connection with certain current or former locations in Illinois and Ohio. We believe that the legal liability relating to such matters, if any, will either be resolved consensually between us and the relevant governmental authorities or will be subject to resolution through the bankruptcy process as with other disputed claims. We believe the resolution of these matters will not have a material adverse effect on our business, results of operations or financial position.

    In October, 1995, a wholly-owned subsidiary in the United Kingdom (currently in liquidation) repaid an intercompany loan of approximately $1 million. The liquidator of this subsidiary has asserted that the loan repayment was a preference and should be repaid, together with interest for the benefit of other creditors. Multigraphics has vigorously resisted the liquidator's claim on the basis that the subsidiary was solvent at the time of the loan repayment, it was anticipated that it would remain solvent in the future, and there was no intent to prefer.

    We are involved in various other administrative and legal proceedings incidental to our business, including product liability, employment discrimination and general liability lawsuits against which we are partially insured. The resolution of these other proceedings is not expected to have a material adverse effect on our business, results of operations or financial position.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following table sets forth for the years indicated certain items from the condensed consolidated statements of operations (expressed in millions of dollars). The operating results for the year ended July 31, 1997 include the results of two foreign subsidiaries which have been divested. We sold our interest in AM Japan Co., Ltd. in September, 1996, and on October 17, 1996, our Canadian subsidiary filed a voluntary assignment in bankruptcy.

    During the fiscal year ended July 31, 1998, we acquired certain assets of Hanley Graphic Products Company and Progressive Lithoplate and Supply Company, both graphic arts dealers competing in Northern Illinois, and purchased all of the outstanding shares of capital stock of Akron, Ohio based Publishing Solutions Inc., a systems integrator. During the first quarter of fiscal 1999, we acquired the business and certain assets of Austin, Texas based Texas Prepress Systems, Inc., a regional prepress systems integrator. All acquisitions have been accounted for as purchases and, accordingly, our consolidated financial statements include the post-acquisition results of these operations since their respective acquisition dates. All per share data is presented on a diluted basis.

OPERATING RESULTS

                                                                     ($ IN MILLIONS)
                                                                   YEARS ENDED JULY 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Revenues....................................................   $107.3     $95.3      $88.7
Gross Margin................................................     25.7      25.2       24.8
Gross Margin %..............................................     24.0%     26.4%      28.0%
Operating Expenses..........................................     23.9      21.9       23.5
Operating Income............................................      1.8       3.3        1.3
Non-operating expenses......................................      2.0       1.6        1.2
Income (loss) before taxes..................................   $ (0.1)    $ 1.7      $ 0.1
Net income (loss)...........................................   $ (0.1)    $ 1.1      $ 0.1

COMPARISON OF 1999 TO 1998

    The net loss in 1999 of $0.1 million ($0.05 per common share) represented a $1.2 million deterioration in earnings over the prior year net income of $1.1 million. The lower result in 1999 was primarily due to lower gross margin rates, higher selling expenses brought on by the acquisitions relative to lower than anticipated incremental sales attributable to those acquisitions, and higher interest costs resulting from increased borrowings to finance the acquisitions.

    Revenues in 1999 of $107.3 million increased by $12.0 million over the prior year. The 13% growth in revenues was primarily due to higher machines and supplies sales, which are largely attributable to the acquisitions mentioned above, offset by a decline in revenues of our traditional service business. The acquired businesses serve the same customer base as we do. The acquisitions complement our internal efforts to expand its product offerings, and bring enhanced digital sales and support capabilities as well as an expanded customer base in our traditional markets. In addition, we continue our marketing programs focusing on obtaining national service accounts with manufacturers and national retail outlets to offset the decline in our traditional service business.

    Gross margin of $25.7 million increased by $0.5 million over the prior year, largely as a result of the increased revenue volume in the current year. The overall margin rate declined 2.4 percentage points to 24.0% due to a sales mix more heavily weighted with machines which carry rates relatively lower than our supply and service product offerings. In addition, our supplies margin rate declined 2.2 percentage points from the prior year rate due to a higher sales level of manufacturers branded products brought on by the acquisitions which have lower rates than our traditional private label supplies product offering. Gross margin rates may continue to decrease as we seek to add product lines through distribution agreements, joint ventures, and affiliations with third parties. To offset the lower margins we continually seek to increase operational efficiency and lower expenses.

    Operating expenses of $23.9 million increased by $2.0 million over the prior year, but decreased as a percent of sales by 0.7 percentage points. The increased expense levels were largely due to the addition of sales personnel from the acquired entities and higher commission expense from the increased revenue volume in the current year.

    Non-operating expenses of $2.0 million increased $0.4 million over the prior year primarily due to higher net interest expense on debt resulting from acquisition financing.

    Due to the factors cited above, we reported a net loss of $0.1 million in 1999 compared to net income of $1.1 million in 1998.

COMPARISON OF 1998 TO 1997

    Net income in 1998 of $1.1 million ($0.37 per common share) improved by $1.0 million over the prior year net income of $0.1 million ($0.04 per common share). In the prior year, we had a gain of $2.6 million on the divestiture of our interest in AM Japan Co., Ltd. Excluding the gain on the divestiture, net income improved by $3.6 million from the prior year. The improved result in 1998 was primarily due to a reduction in operating expense levels which resulted from our elimination of unprofitable product lines, our exit from machine manufacturing, efficiency improvements in distribution and service activities, and increased gross margins on higher revenue levels attributable to the acquisitions made in 1998.

    Revenues in 1998 of $95.3 million increased by $6.6 million over the prior year. The 7% growth in revenues was largely attributable to the acquisitions of the three regional graphic arts dealers over the last eight months of the fiscal year. The acquired businesses serve the same customer base as we do. The acquisitions complement our internal efforts to expand our product offerings, and bring enhanced digital sales and support capabilities as well as an expanded customer base in our traditional markets. In addition, we have undertaken marketing programs focusing on obtaining national service accounts with manufacturers and national retail outlets. Market demand for our manufactured duplicator press products, particularly in the in-plant market segment, has experienced long term decline due in part to inroads from competing printing technologies. As a result, the installed base of our duplicator press equipment has declined which has led to decreased sales of duplicator supplies and services. Revenues from acquisitions, new products and increased service offerings collectively were more than sufficient to offset the decline in revenues from the prior year divestitures of operations in Japan and Canada, the discontinuance of unprofitable product lines, and the exit from manufacturing duplicator presses which, collectively, had contributed revenues of $7.5 million to the prior year.

    Gross margin of $25.2 million was $0.4 million higher than the prior year largely as a result of increased revenue volume. The overall gross margin rate declined 1.6 percentage points to 26.4%. The lower margin rate largely resulted from the shift in revenue mix from our traditional higher margin manufactured products and service offerings, the demand for which has been in long term decline, to revenues derived from product lines added through distribution agreements, affiliations with third parties, and acquisitions of graphic arts dealers. In anticipation of the decline in margins, we invested in information systems and instituted various reorganization measures which increased operational efficiency and lowered expense levels.

    Operating expenses decreased by $4.2 million in 1998 from 1997, after adjusting 1997 to exclude the $2.6 million gain from the divestiture of AM Japan Co. Ltd. The decrease in expenses was largely due to the divestiture of foreign operations, discontinued product lines and elimination of costs associated with our exited manufacturing operation which collectively added $2.4 million in the prior year. The remainder of the decrease in expenses resulted from reductions in selling, general and administrative expenses as we transitioned to a distribution and service organization.

    Non-operating expenses increased $0.4 million in 1998, largely due to a $1.1 million reduction in interest income due to lower investment balances in 1998 following the $14.1 million dividend in May 1997, offset by a $0.7 million reduction in other non-operating expenses. The decrease in interest expense was primarily due to lower prepetition debt obligations, which have been reduced by scheduled payments, and lower interest costs on post retirement benefit obligations.

    We recorded income tax expense of $0.6 million during 1998. Fresh start reporting rules require recognition of tax expense although we had no requirement to pay U.S. Federal taxes due to utilization of net operating loss carry forwards available to us. Net income from continuing operations improved by $1.0 million over 1997 due to the factors cited above.

LIQUIDITY AND CAPITAL RESOURCES (THREE YEARS ENDED JULY 31, 1999)

    During our fourth fiscal quarter ended July 31, 1999, we continued to experience difficulty in meeting our liquidity requirements due to lower than expected sales, the timing of demands to settle non-operating obligations and decreases in our borrowing base. This liquidity difficulty forced us to reduce inventory and delay payments to vendors and suppliers, which led some vendors to delay or cancel shipment of product, resulting in lower sales levels and profitability. As of July 31, 1999, over 50% of our trade accounts payable were past their due date. In light of these events, our primary lender in August 1999 advised us that it needed to protect its collateral base and, absent an immediate plan or transaction which would infuse significant additional liquidity into Multigraphics, it would commence reducing the lending advance rates as well as increasing the interest rate on borrowings and might invoke a material adverse change clause. This action by the lender would have worsened our already tenuous liquidity situation and possibly force us into bankruptcy.

    On October 1, 1999, we announced that we had entered into the merger agreement with Paragon providing for Paragon to acquire Multigraphics for $1.25 in cash per share of common stock. Paragon will also assume our outstanding debt. Concurrently with executing the merger agreement, we entered into the credit facility with Paragon pursuant to which Paragon advanced us $2 million on a secured basis and subordinated to our primary lender as discussed in note 4 to the notes to consolidated financial statements included in this proxy statement. The board of directors of each company have approved the transaction. Paragon is the parent company of A.B. Dick Company, a manufacturer and worldwide supplier to the graphic arts industry.

    On October 1, 1999 our credit agreement with Foothill Capital was further amended to, among other things, (1) permit us to obtain a $2 million secured subordinated loan from Paragon and, (2) reset our covenant requirements in light of the impending merger transaction with Paragon as described in note 2 to the consolidated financial statements, "Plan of Merger." As of July 31, 1999, we were in compliance with the covenants, as amended, of the credit agreement. On October 1, 1999, we borrowed $2.0 million on a secured subordinate basis from Paragon. These borrowings are subordinate to the borrowings under the credit agreement with Foothill Capital, will incur interest at 10% per annum, and are to be repaid no later than September 30, 2000.

    The $2 million loan from Paragon was used by us to pay down a large portion of the past due trade accounts payable and to pay merger transaction costs. It is anticipated that the reduction of the past due accounts payable will induce vendors to release product which will reduce backorders and facilitate increased sales levels. Our ability to meet our liquidity requirements through the completion date of the merger transaction is largely dependent on sustained levels of billings to customers which generate borrowing base liquidity. Variations in market demand, competitive pressures or purchase mix and the timing of revenues and costs could have a negative impact on our liquidity and credit facilities. In light of this, we are continuing to implement cost reduction programs to minimize the uses of cash. We believe that the liquidity provided by the $2 million loan from Paragon, our current projections of future billings, the continued positive results of identified cost reduction programs, and the continuation of our credit facilities will provide us with capital resources and liquidity sufficient to finance our current operations and fund non-operating obligations as they come due through the date of merger, however, there can be no assurance that such will be the case.

    The merger transaction will be accounted for by Paragon under the purchase method of accounting and is anticipated to close by the end of calendar 1999. The merger is subject to approval of the holders of at least a majority of our outstanding shares of common stock, expiration of the Hart-Scott-Rodino antitrust review period and other customary conditions. Under the merger agreement, Paragon may receive a termination fee under certain circumstances. There can be no assurance that the merger agreement will result in a transaction.

    Our largest stockholder, which beneficially owns approximately 35% of the outstanding shares of Multigraphics common stock, has agreed with Paragon to support the transaction and to vote for approval of the merger agreement and has granted an option to Paragon to purchase its shares under certain circumstances.

    Our current financial condition and uncertainties as described above raise substantial doubt about our ability to continue as a going concern absent the merger transaction. Our consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

    Our cash and cash equivalents of $1.5 million decreased by $1.3 million during fiscal 1999 compared to a decrease of $7.5 million in the prior year and a cash increase of $7.8 million in 1997.

OPERATING ACTIVITIES

    We had a cash inflow from operating activities of $1.4 million during the current fiscal year. The cash inflow was comprised primarily of a reduction in inventory of $2.2 million due to improved turnover rates and lower stocking levels of machines, supplies and parts, plus an increase in accounts payable of $3.6 million due primarily to extending payment terms with vendors in light of liquidity difficulties as discussed above. These cash inflows were partially offset by higher accounts receivable of $1.3 million primarily due to higher sales levels, a reduction in the deferred service obligation of $1.3 million primarily due to a 9% decrease in contract revenues along with a shift from customers to shorter duration contracts and payment of $3.0 million in other liabilities largely related to paydown of payroll related liabilities and product liability.

    In 1998, we had a cash outflow from operating activities of $2.8 million. The 1998 cash outflow was primarily due to a $5.1 million reduction in accrued liabilities largely from payments for severance, accrued vacation and the settlement of a lease recourse obligation from a discontinued business, and a $1.8 million reduction in trade payables primarily due to lower inventory purchases. A $1.8 million reduction in inventories partially offset other outflows and was due to lower stocking levels of machines resulting from an increase in drop shipment sales, and improved supplies and parts turnover rates reflective of the transition from a manufacturing to a distribution and service operation.

    In 1997, we had a cash outflow from operating activities of $15.6 million. The 1997 cash outflow was primarily due to a $10.2 million reduction in trade payables as extended credit terms were reduced by vendors, and a $14.7 million reduction in accrued liabilities primarily due to restructuring payments for severance, accrued vacation and the settlement of a lease obligation. A
$9.0 million reduction in accounts receivable partially offset other outflows and was due to improved collection rates, the collection of receivables from the phased out manufactured machine product line, and a lower revenue level. Inventories increased $0.3 million in supplies and parts to improve product availability.

    Depreciation remained flat for the last three years at approximately $1.9 million per year. Our fixed assets consist primarily of leasehold improvements and computer systems.

INVESTING ACTIVITIES:

    In 1999, the cash outflow from investing activities of $1.1 million was largely due to $0.8 million in capital expenditures to upgrade systems and equipment and $0.5 million in acquisition related activities. In 1998, we invested $6.9 million in the acquisitions of three regional graphic arts equipment and supply dealers. In 1997, we received net proceeds of $50.6 million from the divestitures of Sheridan Systems and AM Japan Co., Ltd. Capital expenditures of $0.6 million in 1998 and $1.9 million in 1997 were made to upgrade information systems and customer service capabilities, and to maintain facilities.

FINANCING ACTIVITIES:

    In 1999 we had a net outflow from financing activities of $1.6 million compared to a net inflow of $2.8 million in 1998 and a $25.5 million outflow in 1997. During the past two years we have borrowed $2.1 million and $7.8 million respectively, to finance our current operating and investing activities discussed above. In 1997, we repaid our outstanding balance under our revolving credit agreement of $5.4 million with the proceeds from divestitures. We have made payments of $3.1 million, $4.3 million and $5.3 million in 1999, 1998 and 1997 respectively, to resolve unsecured claims and priority tax claims in accordance with the reorganization plan of 1993. The final scheduled quarterly payment of approximately $1.0 million to unsecured creditors was distributed in September 1998. In 1997, we paid a $14.1 million (or $2.00 per share) special dividend to stockholders. We have reduced our capital lease obligations by an average of $0.6 million per year over the last three years.

YEAR 2000 DISCLOSURE

    Our information systems have required certain modifications to enable them to be able to process information without regard to whether the date occurs prior to or after the year 2000. Currently, all systems will properly identify a year that begins with "20" instead of the familiar "19". Our information systems are relatively new, and our recent systems implementation in the Fall of 1997 achieved near compliance in our operating systems and full compliance in its host hardware. As of March 1999, we attained full compliance in both the ERP systems and host hardware. We expended approximately $0.3 million to attain compliance and do not anticipate any further expenditures on any "Year 2000" issues.

    We also completed a comprehensive review of our other equipment and operating systems, and contacted our significant vendors and service providers to assess the possible impact on us of such third parties' failure to address Year 2000 issues. Although we cannot verify the results of our inquiries of third parties, we have not received any information to date that would lead us to believe that there will be material problems in obtaining products, supplies and services from our third party service providers and vendors. Nevertheless, any significant or prolonged interruption in the supply of essential services or products could adversely affect our revenues and financial results. Similarly, problems with any significant portion of our 20,000 customers in processing and paying invoices from us could result in cash flow shortages and liquidity problems.

    We have undertaken a number of steps to address potential Year 2000 problems. The systems issues and supplier surveys described above are a part of those efforts. If at any time we identify potential problems with a service provider or other vendor, we will attempt to obtain services and products from other sources. We have available to us a broad range of products, however, and do not believe serious shortages will materialize. Although we have completed and tested our systems capabilities in advance of the Year 2000, we are prepared to operate without significant portions of our information systems, just as we currently operate when portions of our systems are out of service for repairs or upgrades. Customer service representatives are trained to take orders without access to the information systems, purchasing representatives are trained to purchase parts without access to the information systems, and our finance department is preparing to invoice and bill customers without access to the information systems, if necessary. We are unable to anticipate whether significant customers or significant numbers of our customers will have difficulty processing and paying our invoices. Moreover, we cannot predict or address all possible problems which may be associated with Year 2000 issues.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are exposed to market risk related to change in interest rates. At
July 31, 1999, we had approximately $9.8 million of debt outstanding on a revolving credit facility with floating interest rates tied to the prime rate. If this rate was to increase 10 percent, the increase in interest payments would not have a material impact on our net income or cash flows. In addition, we have fixed rate financing arrangements under capital lease obligations in the amount of $1.2 million. A 10 percent change in interest rates would not have a material impact on the fair market value of this debt.

       CERTAIN INFORMATION CONCERNING PARAGON AND MULTI ACQUISITION CORP.

    Paragon is a holding company and was organized under Delaware law in September 1996. Paragon conducts all of its business through its subsidiaries. Paragon commenced operations on January 17, 1997 through the acquisition of A.B. Dick Company and its wholly-owned subsidiaries from General Electric Company Ltd. A.B. Dick is engaged in the manufacture, sale, distribution and service of offset presses, cameras and plate makers and related supplies for the graphic arts and printing industry. On December 5, 1997, Paragon acquired Curtis Industries, Inc., a national distributor of security maintenance repair and operations products to the automotive and industrial markets. Paragon files annual and quarterly reports with the SEC.

    Multi Acquisition Corp. is a wholly owned subsidiary of Paragon and was organized under Delaware law on September 24, 1999. Multi Acquisition Corp. was formed for the sole purpose of acquiring Multigraphics. Multi Acquisition Corp. conducts no independent business.

                     MARKET PRICE AND DIVIDEND INFORMATION

    Our common stock trades on the American Stock Exchange under the ticker symbol "MTI." The following table shows, for the fiscal periods indicated, the high and low sales prices per share as reported on the American Stock Exchange.

                                                              HIGH       LOW
                                                            --------   --------
FISCAL YEAR ENDING JULY 31, 2000
  First Quarter (through October 21, 1999)................  $2.1875    $1.0625

FISCAL YEAR ENDED JULY 31, 1999
  First Quarter...........................................  $ 6.688    $ 4.000
  Second Quarter..........................................    4.625      2.625
  Third Quarter...........................................    3.125      2.375
  Fourth Quarter..........................................    2.500      1.875

FISCAL YEAR ENDED JULY 31, 1998
  First Quarter...........................................  $ 2.750    $ 1.625
  Second Quarter..........................................    4.688      2.500
  Third Quarter...........................................    6.375      3.750
  Fourth Quarter..........................................    8.938      4.750

    On September 30, 1999 the last full trading day prior to the day on which the execution of the merger agreement was publicly announced, both the high and low sales prices for Multigraphics common stock on the American Stock Exchange was $1.8125.

    On         , 1999, the last practicable trading day prior to the date of this proxy statement, the closing price for the common stock on the American
Stock Exchange was $      .

    The market price for Multigraphics common stock is subject to fluctuation and stockholders are urged to obtain current market quotations. No assurance can be given as to the future price of, or market for, Multigraphics common stock.

    At October 1, 1999, we had approximately 1,000 stockholders of record.

    On May 27, 1997, we paid a special dividend of $2.00 per share to holders of record on May 13, 1997. Prior to that time, we had not paid cash dividends on our common stock since August 15, 1981 and we have not paid cash dividends since such date. Our current credit agreement with Foothill Capital restricts the payment of dividends. See note 4 to the notes to consolidated financial statements included in this proxy statement.

                             PRINCIPAL STOCKHOLDERS

    At October 1, 1999 to our knowledge based on statements filed with the SEC pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 or upon information furnished in writing to us by the persons or entities involved, the following were the only persons, entities or groups owning beneficially 5% or more of the outstanding shares of Multigraphics common stock entitled to vote at the Meeting:

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          OWNERSHIP(1)   CLASS (2)
------------------------------------                          ------------   ----------
Lion Advisors, L.P.(3)......................................     750,000        26.4%
  Two Manhattanville Road
  Purchase, NY
AIF II, L.P.(3).............................................     240,164         8.4%
  c/o Apollo Advisors, L.P.
  Two Manhattanville Road
  Purchase, NY
Credit Suisse Asset Management(4)...........................     516,046        18.1%
  153 East 53rd Street
  One Citicorp Center
  New York, New York 10022
State of Wisconsin Investment Board.........................     267,785         9.4%
  P.O. Box 7842
  Madison, Wisconsin 53707
Fidelity Bankers Life Insurance Company Trust...............     258,023         9.1%
  c/o Interco Associates L.C.
  1111 Congress Avenue, Suite 1850
  Austin, Texas 78701
Belgrave Investment Trust N.V.(5)...........................     235,390         8.3%
  100 Piccadilly, Suite 10
  London, England W1V 9FN

------------------------

(1) Unless otherwise indicated in a note to the table, to our knowledge, ownership includes sole voting power and sole investment power.

(2) Based on shares of common stock outstanding, as of October 1, 1999 plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934.

(3) The shares shown for Lion Advisors, L.P. are beneficially held for Apollo Advisors, L.P., the managing general partner of AIF II, L.P. Lion Advisors, L.P. is an affiliate of Apollo Advisors, L.P., the managing general partner of AIF II, L.P. Mr. Moore, a director of Multigraphics, is an officer of the general partner of each of (i) Lion Advisors, L.P. and (ii) Apollo Advisors, L.P., the managing general partner of AIF II, L.P. and may be deemed to beneficially own these shares. Mr. Moore disclaims beneficial ownership of all of such shares. See "Share Ownership of Directors and Executive Officers."

(4) Based on its Amendment No. 1 to Schedule 13G filed February 24, 1999, Credit Suisse Asset Management, formerly known as BEA Associates, is an investment advisor with sole voting and dispositive power.

(5) Based on information included in Belgrave Investment Trust N.V.'s Schedule 13D dated November 27, 1997, Duke Street Trust is the ultimate parent of Belgrave Investment Trust N.V. Cartrust and B.A. Jensen are co-administrators of the Duke Street Trust.

              SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information concerning the number of shares of common stock that are beneficially owned, directly or indirectly, as of October 1, 1999, by each director, by each person named in the summary compensation table, and by all directors and all executive officers as a group.

    Unless otherwise indicated in a note to the table, to our knowledge, ownership includes sole voting power and sole investment power.

                                                                   AMOUNT AND NATURE
                                                                     OF BENEFICIAL
NAME OF BENEFICIAL OWNER                       POSITION             OWNERSHIP(1)(2)    PERCENT OF CLASS
------------------------               -------------------------   -----------------   ----------------
Steven R. Andrews....................  Former Acting CEO                   1,196            *
Jeffrey D. Benjamin..................  Director                           19,484            *
Robert N. Dangremond.................  Director                           19,604            *
Mark F. Duchesne.....................  President/CEO                      22,713            *
Gregory T. Knipp.....................  Vice President/CFO                 18,400            *
Raymond T. Leach.....................  Vice President                      6,667            *
Charles T. Richards..................  Executive Vice President           14,800            *
Keith Stewart........................  Vice President                      6,667            *
Jeff M. Moore(3).....................  Director                        1,009,181          35.5%
Thomas D. Rooney.....................  Former CEO                             --            *
All directors and executives officers
  as a group (8 persons)(1)(2)(3)....                                  1,117,516          39.3%

------------------------

*   Less than one percent

(1) Amounts include shares acquirable within 60 days of October 1, 1999 under our 1998 Stock Incentive Plan for Directors, pursuant to currently outstanding options for 10,000 shares each for Messrs. Anderson, Benjamin, Dangremond and Moore.

(2) Amounts include shares acquirable within 60 days of October 1, 1999 pursuant to the exercise of currently outstanding options granted pursuant to our 1994 Long-Term Incentive Plan as follows: Mr. Duchesne, 22,400 shares,
    Mr. Knipp, 18,400 shares, Mr. Leach, 6,667 shares, Mr. Richards, 14,800 shares, Mr. Stewart 6,667 shares, Mr. Moore, 1,133 shares, and 1,600 shares for each of Messrs. Benjamin and Dangremond.

(3) Includes 990,164 shares beneficially owned by Lion Advisors, L.P., Apollo Advisors, L.P. and AIF II, L.P. Mr. Moore is an officer of the general partner of each of (i) Lion Advisors, L.P. and (ii) Apollo Advisors, L.P., the managing general partner of AIF II, L.P. Mr. Moore disclaims beneficial ownership of the indicated shares. Mr. Benjamin is a limited partner of each of Lion Advisors, L.P., Apollo Advisors L.P. and AIF II, L.P. Mr. Benjamin disclaims beneficial ownership of all such shares.

                              INDEPENDENT AUDITORS

    The consolidated financial statements of Multigraphics, Inc. as of July 31, 1999 and 1998 and for each of the years in the three-year period ended July 31, 1999 have been included in this proxy statement in reliance upon the report of Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and upon the authority of said firm as experts in accounting and auditing. A representative of Arthur Andersen LLP is expected to be present at the special meeting to respond to appropriate questions of stockholders and to make a statement if so desired.

                    ANNUAL MEETING AND STOCKHOLDER PROPOSALS

    If the merger is not consummated for any reason, our board of directors intends to call an annual meeting of stockholders for the purpose of electing directors and transacting any other appropriate business. Multigraphics will announce the date of the next annual meeting, if any, in a report filed with the SEC and by press release. Multigraphics will also include in any such announcement information regarding the deadline for submitting stockholder proposals for inclusion in an annual meeting proxy statement and the date after which a stockholder proposal that is not submitted for inclusion in an annual meeting proxy statement would be considered untimely.

                                 OTHER BUSINESS

    The board of directors does not know of any other matters to be presented for action at the meeting other than as set forth in this proxy statement. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment unless they are directed by a proxy to do otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

    If you would like to request documents from us, please deliver your request by December 7, 1999 to receive them before the meeting.

    You can also get more information by visiting Multigraphics' web site at www.multigraphics.com. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE ON THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.
THIS PROXY STATEMENT IS DATED       , 1999. YOU SHOULD NOT ASSUME THAT THE
INFORMATION CONTAINED IN THE PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement contains forward-looking statements about the merger, which represent expectations or beliefs of our management concerning future events.

    It also includes statements using words like "believes," "expects," "anticipates," or "estimates." These forward-looking statements involve risks and uncertainties. Although our management believes its expectations are based upon reasonable assumptions, we cannot assure you that actual results will not be different than results expressed or implied in these statements. Factors and possible events that may cause different outcomes include, but are not limited to:

    - changing market conditions;

    - our ability to complete the proposed merger with Paragon;

    - the availability and cost of products;

    - maintenance of principal vendor relations;

    - the impact of competitive products and pricing;

    - the continued availability of sources of financing; and

    - other risks detailed in this proxy statement and from time-to-time in our SEC filings.

    There can be no assurance that Multigraphics has accurately identified and properly weighed all of the factors that affect market conditions and demand for Multigraphics' products and services, that the public information on which Multigraphics has relied is accurate or complete or that Multigraphics' analysis of the market and demand for its products and services is correct and, as a result, that the strategies based on such analysis will be successful.

    We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this document, or in the case of any document incorporated by reference, the date of that document. We have no obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                          By Order of the Board of Directors,

                                          Mark F. Duchesne,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Mt. Prospect, Illinois
November   , 1999

                              MULTIGRAPHICS, INC.

                         INDEX OF FINANCIAL STATEMENTS

              COVERED BY REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                                                PAGE
                                                                ----
Multigraphics, Inc. and Subsidiaries:

  Consolidated Financial Statements:

    Report of Arthur Andersen LLP Independent Public
     Accountants............................................    F-2

    Consolidated Statements of Operations for the Years
     Ended July 31, 1999, 1998 and 1997.....................    F-3

    Consolidated Balance Sheets at July 31, 1999 and 1998...    F-4

    Consolidated Statements of Cash Flows for the Years
     Ended July 31, 1999, 1998 and 1997.....................    F-5

    Consolidated Statements of Shareholders' Equity for the
     Years Ended July 31, 1999, 1998 and 1997...............    F-6

Notes to Consolidated Financial Statements..................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and the
Board of Directors of
Multigraphics, Inc.

    We have audited the accompanying consolidated balance sheets of Multigraphics, Inc. as of July 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Multigraphics, Inc. as of July 31, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended July 31, 1999, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced difficulty in meeting its obligations which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Arthur Andersen LLP

Chicago, Illinois
October 19, 1999

                              MULTIGRAPHICS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        TWELVE MONTHS ENDED
                                                           ---------------------------------------------
                                                           JULY 31, 1999   JULY 31, 1998   JULY 31, 1997
                                                           -------------   -------------   -------------
REVENUES
  Machines and Supplies..................................     $67,940         $54,990         $45,274
  Services...............................................      39,370          40,261          43,387
                                                              -------         -------         -------
      TOTAL REVENUES.....................................     107,310          95,251          88,661
                                                              -------         -------         -------
COST OF SALES
  Machines and Supplies..................................      55,326          42,724          37,335
  Services...............................................      26,265          27,346          26,536
                                                              -------         -------         -------
      TOTAL COST OF SALES................................      81,591          70,070          63,871
                                                              -------         -------         -------
GROSS MARGIN.............................................      25,719          25,181          24,790
OPERATING EXPENSES
  Selling, general and administrative....................      23,870          21,910          25,616
  Unusual items, net (income) expense....................          --              --          (2,095)
                                                              -------         -------         -------
      TOTAL OPERATING EXPENSES...........................      23,870          21,910          23,521
OPERATING INCOME.........................................       1,849           3,271           1,269
Non-operating income (expense):
  Interest income........................................          52             211           1,288
  Interest (expense).....................................      (1,873)         (1,723)         (2,574)
  Other, net.............................................        (154)            (42)            120
                                                              -------         -------         -------
Income (loss)............................................        (126)          1,717             103
Income tax expense.......................................          12             646              --
                                                              -------         -------         -------
NET INCOME (LOSS)........................................     $  (138)        $ 1,071         $   103
                                                              =======         =======         =======
PER SHARE OF COMMON STOCK:
BASIC:
    Net income (loss)....................................     $ (0.05)        $  0.38         $  0.04
                                                              =======         =======         =======
DILUTED:
    Net income (loss)....................................     $ (0.05)        $  0.37         $  0.04
                                                              =======         =======         =======
Weighted average shares of common stock and common stock
  equivalents outstanding (in thousands)
      Basic..............................................       2,833           2,823           2,807
                                                              =======         =======         =======
      Diluted............................................       2,833           2,895           2,811
                                                              =======         =======         =======

  THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE
                             FINANCIAL STATEMENTS.

                              MULTIGRAPHICS, INC.

                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              JULY 31, 1999   JULY 31, 1998
                                                              -------------   -------------
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................     $ 1,538         $ 2,869
  Accounts receivable, net..................................      15,890          14,629
  Inventories, net..........................................      10,947          13,188
  Prepaid expenses and other assets.........................         582             726
                                                                 -------         -------
TOTAL CURRENT ASSETS........................................      28,957          31,412
Property, plant and equipment, net..........................       8,353           9,554
Goodwill, net...............................................       3,939           3,681
Other assets, net...........................................         961             992
                                                                 -------         -------
    Total assets............................................     $42,210         $45,639
                                                                 =======         =======
                           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Short-term borrowings and current maturities of long-term
    debt....................................................     $11,294         $10,745
  Accounts payable..........................................      10,947           7,312
  Service contract deferred income..........................      10,725          12,013
  Payroll related expenses..................................       4,077           5,504
  Other current liabilities.................................       2,792           5,248
                                                                 -------         -------
TOTAL CURRENT LIABILITIES...................................      39,835          40,822
Post-retirement benefit obligations.........................       7,886           8,626
Long-term debt..............................................         591           1,048
Other long-term liabilities.................................       4,141           5,287
                                                                 -------         -------
  TOTAL LIABILITIES.........................................      52,453          55,783
SHAREHOLDERS' EQUITY:
  Preferred stock, 0.5 million shares authorized; no shares
    issued Common stock, $.025 par value; 9.5 million shares
    authorized; 2,833,322 issued as of July 31, 1999 and
    2,829,526 issued as of July 31, 1998....................          70              70
  Capital in excess of par value............................      22,886          22,847
  Accumulated earnings (deficit)............................     (33,199)        (33,061)
                                                                 -------         -------
    TOTAL SHAREHOLDERS' EQUITY..............................     (10,243)        (10,144)
                                                                 -------         -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................     $42,210         $45,639
                                                                 =======         =======

  THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE
                             FINANCIAL STATEMENTS.

                              MULTIGRAPHICS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                        TWELVE MONTHS ENDED
                                                           ---------------------------------------------
                                                           JULY 31, 1999   JULY 31, 1998   JULY 31, 1997
                                                           -------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME (LOSS)........................................     $  (138)        $ 1,071         $   103
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH FLOW FROM
  OPERATING ACTIVITIES:
Depreciation of property, plant and equipment............       1,870           1,859           1,836
Amortization of goodwill.................................         154              42              --
Benefit from operating loss carryforwards................          --             646              --
Change in assets and liabilities:
Accounts receivables, net................................      (1,261)             27           9,028
Inventory, net...........................................       2,241           1,750            (291)
Prepaid expenses and other assets........................         144             193             858
Accounts payable.........................................       3,635          (1,802)        (10,218)
Deferred service revenue.................................      (1,288)            232          (1,186)
Other current liabilities................................      (3,049)         (5,064)        (14,728)
Other, net...............................................        (924)         (1,718)         (1,041)
                                                              -------         -------         -------
CASH FLOW FROM OPERATING ACTIVITIES......................       1,384          (2,764)        (15,639)
                                                              -------         -------         -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition Activities.................................        (462)         (6,873)             --
  Capital expenditures...................................        (757)           (638)         (1,862)
  Proceeds from Divested Operations......................          --              --          50,638
  Proceeds from disposition of PP&E......................          88              --             149
                                                              -------         -------         -------
CASH FLOW FROM INVESTING ACTIVITIES......................      (1,131)         (7,511)         48,925
                                                              -------         -------         -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under revolving credit
  facilities.............................................       2,056           7,768          (5,430)
Payment of Bankruptcy Claims.............................      (3,060)         (4,285)         (5,318)
Payments under capital lease arrangements................        (580)           (715)           (642)
Payment of special dividend..............................          --              --         (14,080)
                                                              -------         -------         -------
CASH FLOW FROM FINANCING ACTIVITIES......................      (1,584)          2,768         (25,470)
                                                              -------         -------         -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........      (1,331)         (7,507)          7,816
Cash and cash equivalents at beginning of period.........       2,869          10,376           2,560
                                                              -------         -------         -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...............     $ 1,538         $ 2,869         $10,376
                                                              =======         =======         =======

  THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE
                             FINANCIAL STATEMENTS.

                              MULTIGRAPHICS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                         COMMON STOCK         TREASURY STOCK           WARRANTY
                                     --------------------   -------------------   -------------------    CAPITAL
                                      NUMBER                 NUMBER                NUMBER                  IN
                                        OF                     OF                    OF                 EXCESS OF   ACCUMULATED
                                      SHARES                 SHARES                SHARES                  PAR       EARNINGS/
                                        (A)       AMOUNT      (A)       AMOUNT      (A)       AMOUNT      VALUE      (DEFICIT)
                                     ---------   --------   --------   --------   --------   --------   ---------   ------------
Balance at July 31, 1996...........  2,804,000     $70         632       $ (6)     438,000     $383      $35,865      $(34,234)
  Net income.......................                                                                                        103
  Aggregate effect of current year
    translation adjustments........
  Issuance of new common stock.....    11,969
  Retirement of Treasury Stock.....      (632)                (632)         6                                 (6)
  Expiration of Warrants...........                                               (438,000)    (383)         383
  Payment of special dividend......                                                                      (14,080)
  Other, net.......................                                                                                         (1)
                                     ---------     ---        ----       ----     --------     ----      -------      --------

Balance at July 31, 1997...........  2,815,337      70          --         --           --       --       22,162       (34,132)
  Net Income.......................                                                                                      1,071
  Benefit from operating loss
    carryforwards..................                                                                          646
  Issuance of new common stock.....    13,523                                                                 39
  Stock option exercises...........       666
                                     ---------     ---        ----       ----     --------     ----      -------      --------

Balance at July 31, 1998...........  2,829,526      70          --         --           --       --       22,847       (33,061)
  Net Income.......................                                                                                       (138)
  Issuance of new common stock.....     3,796                                                                 39
                                     ---------     ---        ----       ----     --------     ----      -------      --------

Balance at July 31, 1999...........  2,833,322     $70          --       $ --           --     $ --      $22,886      $(33,199)
                                     ---------     ---        ----       ----     --------     ----      -------      --------


                                     CUMULATIVE        TOTAL
                                     TRANSLATION   SHAREHOLDERS'
                                     ADJUSTMENT       EQUITY
                                     -----------   -------------
Balance at July 31, 1996...........     $ 218         $  2,296
  Net income.......................                        103
  Aggregate effect of current year
    translation adjustments........      (218)            (218)
  Issuance of new common stock.....
  Retirement of Treasury Stock.....
  Expiration of Warrants...........
  Payment of special dividend......                    (14,080)
  Other, net.......................                         (1)
                                        -----         --------
Balance at July 31, 1997...........        --          (11,900)
  Net Income.......................                      1,071
  Benefit from operating loss
    carryforwards..................                        646
  Issuance of new common stock.....                         39
  Stock option exercises...........
                                        -----         --------
Balance at July 31, 1998...........        --          (10,144)
  Net Income.......................                       (138)
  Issuance of new common stock.....                         39
                                        -----         --------
Balance at July 31, 1999...........     $  --         $ 10,243
                                        -----         --------

  THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE
                             FINANCIAL STATEMENTS.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 1--NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS: Multigraphics, Inc. (the "Company"), a Delaware corporation, distributes an extensive range of equipment, supplies, and services to the graphic arts industry. The Company has approximately 20,000 customers, including small and mid-size commercial printers, quick print franchises, in-plant print shops, governmental agencies, and educational institutions. No individual customer accounts for more than 10% of net revenue.

    The Company's headquarters and primary operations are located in Mt. Prospect, Illinois. Products are distributed throughout the United States utilizing seven distribution facilities. To a lesser extent, products are distributed internationally through independent dealers. The Company employs approximately 325 service technicians throughout the United States to provide technical service and training.

    BASIS OF PRESENTATION: The Consolidated Financial Statements include the accounts of Multigraphics, Inc. and its subsidiaries (the "Company"). All significant intercompany transactions have been eliminated. The Company's fiscal year end is July 31. All references to years, unless otherwise indicated, refer to the fiscal year. Certain prior year amounts have been reclassified to be consistent with current year presentation.

    USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH EQUIVALENTS: The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. It is the Company's policy to invest its excess cash in interest bearing deposits with major banks and institutional money market funds.

    INVENTORIES: Inventories are valued at the lower of cost determined by the first-in, first out (FIFO) method, or market.

    PROPERTIES, EQUIPMENT AND DEPRECIATION: Properties and Equipment are stated at cost and are depreciated over estimated useful lives, ranging from 3 to 10 years, primarily on a straight-line basis. The Company adjusts the net book value to recognize impairments in accordance with "SFAS 121: Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of."

    GOODWILL: Multigraphics amortizes goodwill over periods from ten to forty years. Periodically, the Company reviews and, if necessary, adjusts the carrying value for goodwill based upon current facts and circumstances and its best estimate of undiscounted future cash flows of the related business. Amortization of goodwill amounted to $154 and $42 in 1999 and 1998.

    SEGMENT REPORTING: In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information", which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. The statement also establishes standards for related disclosure about products and services, geographic areas and major customers.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 1--NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) DERIVATIVE INSTRUMENTS: In June 1998, the FASB issued SFAS No. 133,
"Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. Management believes that the implementation of SFAS No. 133 will not have a material impact on the Company's earnings.

    REVENUE RECOGNITION: Revenue is recognized from sales when a product is shipped. The Company recognizes warranty and equipment installation expenses at the time a product is shipped, if applicable. The expense is estimated considering current warranty policies and historical experience. Amounts billed for service contracts are credited to Service contract deferred income and recognized as revenues over the term of the contracts.

    INCOME TAXES: Income taxes are provided based on the liability method of accounting pursuant to Statement of Financial Accounting Standards (SFAS)
No. 109, "Accounting for Income Taxes." Deferred income taxes are recorded to reflect the future tax consequences of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end.

    INCOME PER COMMON SHARE: "Basic earnings per share" have been calculated based upon the weighted average number of shares actually outstanding, and "diluted earnings per share" have been calculated based upon the weighted average number of common shares outstanding and other potential common shares if they were dilutive.

NOTE 2--PLAN OF MERGER AND BUSINESS RISKS

PLAN OF MERGER

    On October 1, 1999, the Company announced that it entered into an Agreement and Plan of Merger with Paragon Corporate Holdings, Inc. ("Paragon") providing for Paragon to acquire the Company for $1.25 in cash per share of common stock. Paragon will also assume the outstanding debt of the Company. Concurrently with executing the merger agreement, the Company entered into a credit facility with Paragon pursuant to which Paragon advanced the Company $2,000 on a secured basis and subordinated to the Company's primary lender as discussed in Note 4. The board of directors of each company have approved the transaction. Paragon is the parent company of AB Dick Company, a manufacturer and worldwide supplier to the graphic arts industry.

    The merger transaction will be accounted for as a purchase and is anticipated to close by the end of calendar 1999. The merger is subject to approval of the holders of at least a majority of our outstanding shares of common stock, expiration of the Hart-Scott-Rodino antitrust review period and other customary conditions. Under the merger agreement, Paragon may receive a termination fee under certain circumstances. There can be no assurance that the merger agreement will result in a transaction.

    Lion Advisors, L.P. and AIF II, L.P., which beneficially own approximately 35 percent of the issued and outstanding shares of Multigraphics, have agreed with Paragon to support the transaction and to

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 2--PLAN OF MERGER AND BUSINESS RISKS (CONTINUED) vote for approval of the merger agreement and have granted an option to Paragon to purchase their shares under certain circumstances.

BUSINESS RISKS

    During the Company's fourth fiscal quarter ended July 31, 1999, the Company continued to experience difficulty in meeting its liquidity requirements due to lower than expected sales, the timing of demands to settle non-operating obligations and decreases in its borrowing base. This liquidity difficulty forced the Company to reduce inventory and delay payments to vendors and suppliers, which led some vendors to delay or cancel shipment of product, resulting in lower sales levels and profitability for the Company. As of July 31, 1999 over 50% of the Company's trade accounts payable were past their due date. In light of these events, the Company's primary lender in August 1999 advised the Company that it needed to protect its collateral base and, absent an immediate plan or transaction which would infuse significant additional liquidity into the Company, it would commence reducing the lending advance rates as well as increasing the interest rate on borrowings and might invoke a material adverse change clause. This action by the lender would have worsened the Company's already tenuous liquidity situation and possibly force the Company into bankruptcy.

    The $2,000 loan from Paragon has been used by the Company to pay down a large portion of the past due trade accounts payable and to pay merger transaction costs. It is anticipated that the reduction of the past due accounts payable will induce vendors to release product which will reduce backorders and facilitate increased sales levels. The Company's ability to meet its liquidity requirements through the completion date of the merger transaction is largely dependent on sustained levels of billings to customers which generate borrowing base liquidity. Variations in market demand, competitive pressures or purchase mix and the timing of revenues and costs could have a negative impact on the Company's liquidity and credit facilities. In light of this the Company is continuing to implement cost reduction programs to minimize the uses of cash. The Company believes that the liquidity provided by the $2,000 loan from Paragon, its current projections of future billings, the continued positive results of identified cost reduction programs, and the continuation of the Company's credit facilities will provide the Company with capital resources and liquidity sufficient to finance its current operations and fund non-operating obligations as they come due through the date of merger, however, there can be no assurance that such will be the case.

    The Company's current financial condition and uncertainties as described above raise substantial doubt about the Company's ability to continue as a going concern absent the merger transaction. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3--ACQUISITIONS

    In December, 1997 the Company purchased all of the outstanding shares of Publishing Solutions Inc., and acquired the operating assets of Hanley Graphic Products Company. Publishing Solutions provides its customers in northeast and central Ohio with equipment and systems integration solutions utilizing digital technologies for design, pre-press, imaging, and interactive media applications. Hanley Graphic Products Company is a regional dealer of graphic arts equipment and supplies serving customers in Northern Illinois. In June 1998, the Company acquired the business and certain assets of Progressive Lithoplate and Supply Company, a regional graphic arts dealer serving customers in Northern Illinois. In September 1998, the Company acquired the business and certain assets of Austin, Texas based Texas Prepress Systems, Inc., a regional prepress systems integrator.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 3--ACQUISITIONS (CONTINUED)

    The aggregate purchase price for the four acquired companies was $7,213 including expenses of the transactions, and could increase by a maximum of $875, contingent upon the attainment of certain operating targets by the acquired companies over the two years following their acquisition. The excess purchase price over the fair market value of net assets acquired amounts to a preliminary value of $4,135, which will be amortized over periods from 10 to 40 years.

    The acquisitions have been accounted for as purchases and, accordingly, the consolidated financial statements include results of operations from the date of acquisition. The following pro forma summary presents the results of operations for the current and prior periods as though the acquisitions had taken place at the beginning of the prior period. The pro forma amounts give effect to certain adjustments including increased interest expense, goodwill amortization, estimated income tax expense as well as other factors, and do not necessarily reflect the results which would have occurred had the businesses operated as a single entity during such periods, nor are they necessarily indicative of results which may be obtained in the future.

                                                                            YEAR ENDED
                                                           ---------------------------------------------
                                                           JULY 31, 1999   JULY 31, 1998   JULY 31, 1997
                                                           -------------   -------------   -------------
Revenues.................................................    $107,520        $106,763        $120,385
Net Income (Loss)........................................    $   (135)       $    856        $    335

Earnings per share:
  Basic..................................................    $  (0.05)       $   0.30        $   0.12
  Diluted................................................    $  (0.05)       $   0.30        $   0.12

NOTE 4--BORROWING ARRANGEMENTS

    The Company's short and long-term borrowings are comprised of the following:

                                                              JULY 31, 1999   JULY 31, 1998
                                                              -------------   -------------
  Revolving Credit Facility.................................     $ 9,823         $ 7,768
  General Unsecured Claims & Priority Tax Claims............         881           2,265
  Capital Leases............................................       1,181           1,760
                                                                 -------         -------
    Total...................................................     $11,885         $11,793
                                                                 =======         =======
Classified in the Consolidated Balance Sheet as follows:
  Short-term................................................     $11,294         $10,745
  Long-term.................................................         591           1,048
                                                                 -------         -------
    Total...................................................     $11,885         $11,793
                                                                 =======         =======

    In May, 1997 the Company entered into a $10,000 three year secured Revolving Credit Facility (subject to borrowing base limitations) with Foothill Capital Corporation ("Foothill"). The Revolving Credit Facility includes a $5,000 sub-facility for the issuance of letters of credit. As security for utilization of the Revolving Credit Facility, the Company granted a security interest and general lien upon all of its assets. On February 19, 1998 the Revolving Credit Facility was amended and restated ("the Amendment") to add the Company's wholly owned subsidiary, Publishing Solutions Inc., as a co-borrower under the Facility. The Amendment was made, among other things, to allow the eligible

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 4--BORROWING ARRANGEMENTS (CONTINUED) assets of Publishing Solutions Inc. to be included in the Company's borrowings base and to reset the Company's covenant requirements in light of the acquisitions made by the Company during the quarter ended January 31, 1998. On July 30, 1998 the Revolving Credit Facility was amended further to, among other things, (1) grant the Company the ability to increase the Revolving Credit Facility limit in increments of $1,000 up to a maximum limit of $15,000 and,
(2) extend the expiration date an additional two years to May 30, 2002 plus an automatic one year extension unless terminated pursuant to the terms of the Revolving Credit Facility. The Revolving Credit Facility limit was increased to $11,000 on July 31, 1998, $12,000 on November 6, 1998 and $13,000 on
February 12, 1999. On July 31, 1999, the calculated borrowing base was approximately $11,000. As of July 31, 1999, the Company had borrowings of $9,823 under the Revolving Credit Facility and was utilizing approximately $1,330 of the facility to secure outstanding letters of credit. Interest generally will be charged at a spread of 1% above the reference (i.e. prime) rate of Foothill. As of July 31, 1999 the reference rate was 8.0%. Letter of credit fees are 0.75% per annum plus issuance costs and processing fees. The agreement contains restrictive covenants limiting capital expenditures, restricting the payment of dividends and other payments and providing for quarterly measures of working capital and net worth, among other things. In addition, the agreement limits the Company's ability to borrow or to request letters of credit following a material adverse change as determined by Foothill. As of July 31, 1999, the Company was in compliance with the covenants (as amended and discussed below) of the Revolving Credit Facility.

    On October 1, 1999, the Revolving Credit Facility was further amended to, among other things, (1) permit the Company to obtain a $2,000 secured subordinated loan from Paragon Corporate Holdings, Inc. and, (2) reset the Company's covenant requirements in light of the Company's impending merger transaction with Paragon Corporate Holdings, Inc. as described in Note 2 "Plan of Merger". On October 1, 1999, the Company borrowed $2,000 on a secured subordinated basis from Paragon Corporate Holdings, Inc. These borrowings are subordinate to the borrowings under the Revolving Credit Facility, will incur interest at 10% per annum, and are to be repaid no later than September 30, 2000.

    On October 13, 1993 the Company concluded a reorganization when the United States Bankruptcy Court for the District of Delaware confirmed the Company's Plan of Reorganization ("Plan"). The Plan provides that holders of allowed general unsecured claims receive cash payments toward satisfaction of the full amount of their claims in equal quarterly payments payable on the last business day of each calendar quarter ending after October 13, 1993 over a five-year period, together with interest at 5% per annum. The final scheduled quarterly payment was made during September 1998. Holders of priority tax claims are paid 10% of the allowed claim together with accrued and unpaid interest at 8% per annum on the then outstanding amount on each anniversary of October 13, 1993 which occurs prior to the sixth anniversary of the date of assessment, and the balances of such claims along with accrued and unpaid interest on the sixth anniversary. For financial reporting purposes interest on general unsecured claims has been imputed at 9% per annum. At July 31, 1999 the Company had $745 of restricted cash which pertains to the settlement of disputed claims in accordance with the Plan.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 4--BORROWING ARRANGEMENTS (CONTINUED)
    As of July 31, 1999, aggregate maturities of total debt and capitalized leases, are as follows:

    Due fiscal year ending:

2000........................................  $1,370
2001........................................     247
2002........................................   9,992
2003........................................      60
2004........................................     216
2005 and thereafter.........................      --

    The Revolving Credit Facility is classified as a current liability on the balance sheet to comply with the accounting requirements. However, for the aggregate debt maturities above, the Revolving Credit Facility amount of $9,823 is reflected in 2002, the year the Revolving Credit Facility expires.

    Cash paid for interest was $1,680 during 1999, $1,523 during 1998 and $2,498 during fiscal 1997.

NOTE 5--COMMITMENTS AND CONTINGENCIES

    The Company received creditor claims during its bankruptcy proceedings which the Company believes are duplicative, erroneous or exaggerated and to which the Company believes it has valid defenses. The Company has filed objections to these disputed claims in the United States Bankruptcy Court in Delaware. As of July 31, 1999 and July 31, 1998, disputed claims amounted to $5,105 and $5,205, respectively. The disputed claims are primarily comprised of environmental and product liability claims. Although the vast majority of the claims filed in the bankruptcy proceedings have been expunged or resolved within the Company's reserves, a few significant disputed claims remain pending in the bankruptcy proceeding.

    In October, 1995, a wholly owned subsidiary in the United Kingdom (currently in liquidation) repaid an intercompany loan of approximately $1,000. The liquidator of this subsidiary has asserted that the loan repayment was a preference and should be repaid, together with interest for the benefit of other creditors. The Company has vigorously resisted the liquidator's claim on the basis that the subsidiary was solvent at the time of the loan repayment, it was anticipated that it would remain solvent in the future, and there was no intent to prefer.

    The Company has been notified of various environmental matters in connection with certain current or former Company locations in Illinois and Ohio. The Company is also involved in various other administrative and legal proceedings incidental to its business, including product liability and general liability lawsuits against which the Company is partially insured.

    The disputed claims in the bankruptcy proceedings and the other legal proceedings are in many cases in excess of recorded reserves. At the present time, it is management's opinion, based on information available to the Company and management's experience in such matters, that the resolution of these legal proceedings is not expected to have a material adverse effect on the Company's financial condition, results of operations or liquidity.

    The Company has sold certain receivables related to machine sales, subject to recourse provisions and repurchase provisions. Management believes unreserved exposures pertaining to these

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 5--COMMITMENTS AND CONTINGENCIES (CONTINUED) contingencies will not materially impact the Company's financial condition, results of operations or liquidity.

NOTE 6--INCOME TAXES

    The components of income tax expense (benefit) are as follows:

                                                                            YEAR ENDED
                                                           ---------------------------------------------
                                                           JULY 31, 1999   JULY 31, 1998   JULY 31, 1997
                                                           -------------   -------------   -------------
The domestic and foreign components of income (loss) are
  as follows:
Domestic.................................................      $(126)         $1,717           $ 366
Foreign..................................................         --              --            (263)
                                                               -----          ------           -----
                                                               $(126)         $1,717           $ 103
                                                               =====          ======           =====
Provision for income taxes is as follows:
Domestic.................................................      $  12          $  646           $  --
Foreign..................................................         --              --              --
                                                               -----          ------           -----
                                                               $  12          $  646           $  --
                                                               =====          ======           =====
A reconciliation of the income tax expense (benefit) on
  income (loss) per the U.S. federal statutory rate to
  the reported income tax expense (benefit) follows:
US Federal statutory rate applied to pretax income
  (loss).................................................      $ (43)         $  584           $  35
Operating loss with no current tax benefit and varying
  tax rates of other national governments................         41              --              89
Permanent tax differences................................          2              19            (124)
State taxes, net of federal benefit......................         12              43              --
                                                               -----          ------           -----
Income tax expense.......................................      $  12          $  646           $  --
                                                               =====          ======           =====

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 6--INCOME TAXES (CONTINUED)
    The Company accounts for income taxes pursuant to Statement of Financial Accounting Standard (SFAS) No. 109. At July 31, 1999 and July 31, 1998 the approximate amounts of deferred tax assets and deferred tax liabilities resulting from temporary differences and carryforwards were as follows:

    The plans' funded status at July 31, was as follows:

                                                                1999       1998
                                                              --------   --------
Deferred Tax Assets
  Inventory valuation.......................................  $    500   $ 1,200
  Insurance reserves........................................     3,400     4,400
  Other.....................................................     3,400     3,800
                                                              --------   -------
Subtotal....................................................     7,300     9,400
Domestic tax operating loss carryforwards limited by Sec
  382.......................................................    21,000    21,000
Domestic tax operating loss carryforwards...................    64,000    60,000
AMT credit carryforward.....................................     1,800     1,800
                                                              --------   -------
Deferred Tax assets.........................................    94,100    92,200
  Valuation allowance.......................................   (94,100)  (92,200)
                                                              --------   -------
Net deferred tax asset......................................  $     --   $    --
                                                              ========   =======

    The Internal Revenue Code ("IRC") Sec. 382 ownership change which resulted from the 1993 bankruptcy reorganization imposed a limitation on the usage of pre-reorganization domestic tax operating loss carryforwards. Usage of this loss carryforward is limited to $3,689 per year or $55,335 for a period of 15 years following the ownership change. In addition, as of July 31, 1999, the Company had domestic tax loss carryforwards of approximately $169,000 attributable to post-reorganization periods and therefore not subject to limitation. However, the Plan of Merger (see Note 2) would result in IRC section 382 limitations on the utilization of the post-reorganization tax operating loss carryforwards and further limit the pre-reorganization tax operating loss carryforwards. The domestic tax loss carryforwards will expire from 2000 to 2020. The AMT credit, although subject to the IRC Sec. 382 limitation, has no expiration date.

    During 1999, the deferred tax asset and related valuation allowance increased by $1,900 primarily due to generation of taxable losses. Due to the uncertainty as to the realizability of the deferred tax assets, the Company has established valuation allowances in accordance with SFAS No. 109 to offset the asset.

    To the extent the Company realizes a tax benefit as a result of future reductions in the valuation allowance related to the utilization of pre-reorganization deferred tax assets, fresh start accounting rules provide for the reporting of such benefit by increasing Capital in excess of par value. Although the future recognition of this benefit will have no impact on net earnings, the Company will realize a cash benefit from utilization of the "Pre-Reorganization Benefits" against any future tax liabilities.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 7--DEFERRED COMPENSATION

    As of July 31, 1998, the Company's 1994 Long Term Incentive Plan provides for the issuance of 560,000 shares of $.025 par value Common Stock. Options to purchase the Common Stock are awarded at a price not less than 100% of the market price on the date of grant, become exercisable at various dates generally from one to four years after the date of grant, and expire ten years after the date of grant. In the event a holder of options is no longer employed by the Company, the unvested shares are canceled upon the employee's termination and any vested shares must be exercised within 90 days or they are also canceled.

    On October 20, 1998, the Company's Board of Directors approved the Multigraphics, Inc. 1998 Stock Incentive Plan for Directors. Options to purchase a total of 140,000 shares of the Company's Common Stock are included in the plan. Under the plan, each non-employee director received an option for 10,000 shares on October 20, 1998 and will receive and additional 5,000 share option grant on the date of each annual meeting of stockholders, commencing in 1999, at an option exercise price per share equal to the fair market value of a share of Common Stock on the date of the grant. Such options are exercisable in part or in full on the date of the grant and will expire ten years after the date of grant.

                                                          1999                        1998                        1997
                                                -------------------------   -------------------------   -------------------------
                                                 NUMBER    EXERCISE PRICE    NUMBER    EXERCISE PRICE    NUMBER    EXERCISE PRICE
                                                   OF          RANGE           OF          RANGE           OF          RANGE
                                                 SHARES      PER SHARE       SHARES      PER SHARE       SHARES      PER SHARE
                                                --------   --------------   --------   --------------   --------   --------------
Outstanding at the Beginning of the Year......  350,383    $2.1875-8.2139   293,649    $2.1875-8.2139   202,460    $ 6.250-8.2139
Granted.......................................   40,000    $       4.500    129,000    $ 2.500-4.875    179,150    $2.1875-2.4375
Exercised.....................................       --    $        --         (666)   $       2.4375   (11,969)   $       3.0000
Canceled......................................  (98,667)   $2.4375-6.875    (71,600)   $2.1875-8.660    (75,992)   $4.6426-6.875
                                                -------    --------------   -------    --------------   -------    --------------
Outstanding at the End of the Period..........  291,716    $2.1875-8.2139   350,383    $2.1875-8.2139   293,649    $2.1875-8.2139
                                                =======    ==============   =======    ==============   =======    ==============
Exercisable at the End of the Period..........  175,575    $2.1875-8.2139   104,416    $2.1875-8.2139    87,039    $2.1875-8.2139
                                                -------    --------------   -------    --------------   -------    --------------

    As permitted under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), in accounting for stock-based awards to employees. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements for all periods presented.

    Pro forma information regarding net income and earnings per share is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for its employee stock options granted subsequent to July 31, 1995 under the fair value method of that statement. The fair value of options granted has been estimated at the date of grant using the following weighted average assumptions.

                                                      1999           1998           1997
                                                    --------       --------       --------
Risk-free rate (%)................................    4.57           5.90           5.85
Volatility (%)....................................   25.0           33.0           25.0
Expected Life (in years)..........................    5              5              5
Dividend Yield....................................   --             --             --

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 7--DEFERRED COMPENSATION (CONTINUED)
    Option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options. The weighted average estimated fair value of stock options granted through July 31, 1999, 1998, and 1997 was $2.01, $1.55 and $1.17 per share, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net income and per share data from continuing operations is as follows:

                                                      1999           1998           1997
                                                    --------       --------       --------
Pro Forma Net Income (loss):......................   $(235)         $1,029          $ 94

Pro Forma Per Share Data:
  Basic...........................................   $(.08)         $  .36          $.03
  Diluted.........................................   $(.08)         $  .36          $.03

    Because the Company anticipates making additional grants and options vest over several years, the effects on pro forma disclosures of applying SFAS
No. 123 are not likely to be representative of the effects on pro forma disclosures of future years. SFAS No. 123 is applicable only to options granted subsequent to July 31, 1995.

NOTE 8--UNUSUAL ITEMS

    On September 20, 1996, the Company completed the sale of its 2,148,000 shares of AM Japan Co., Ltd. ("AM Japan") and received proceeds of approximately $10,600, net of certain costs. A gain of approximately $2,600 was recorded by the Company in the quarter ended November 2, 1996, after providing for expenses related to the sale.

    On October 17, 1996, the Company's Canadian subsidiary filed for voluntary assignment in bankruptcy. Reserves for the cost to exit Canada, which had been established in the fiscal year ended July 31, 1996, were adequate and no additional costs were recognized.

    On December 2, 1996, the Company and Xeikon, N.V. entered into an agreement under which the parties agreed not to renew the distribution agreement. The distribution agreement provided for the Company to sell and service Xeikon digital color presses in North America. As part of this agreement, Xeikon America, Inc. has acquired certain assets from the Company and assumed certain responsibilities of the Company. The divestiture of the assets resulted in a net loss of approximately $500 which the Company recorded in the quarter ending November 2, 1996.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 9--BALANCE SHEET ACCOUNTS

    The components of certain balance sheet accounts are as follows:

                                                              JULY 31, 1999   JULY 31, 1998
                                                              -------------   -------------
ACCOUNTS RECEIVABLE
  Accounts receivable.......................................     $16,230         $14,929
  Allowance for doubtful accounts...........................        (340)           (300)
                                                                 -------         -------
    Accounts receivable, net................................     $15,890         $14,629
                                                                 =======         =======
PROPERTY, PLANT AND EQUIPMENT:
  Machinery and equipment...................................     $12,574         $11,985
  Leasehold improvements....................................       3,339           3,338
                                                                 -------         -------
                                                                  15,913          15,323
  Less accumulated depreciation and amortization............      (7,560)         (5,769)
                                                                 -------         -------
    Property, plant and equipment, net......................     $ 8,353         $ 9,554
                                                                 =======         =======
GOODWILL:
  Goodwill..................................................     $ 4,135         $ 3,723
  Amortization..............................................        (196)            (42)
                                                                 -------         -------
    Goodwill, net...........................................     $ 3,939         $ 3,681
                                                                 =======         =======

NOTE 10--VALUATION AND QUALIFYING ACCOUNTS

    The activity in the allowance for uncollectible accounts for the years ended July 31, 1999, 1998 and 1997 is as follows:

                                                               ACCOUNTS
                                                              RECEIVABLE
                                                              ----------
Balance July 31, 1996.......................................    $  822
  Additions Charged to Cost & Expenses......................       150
  Deductions from Reserves..................................      (637)
                                                                ------

Balance July 31, 1997.......................................       335
  Additions Charged to Cost & Expenses......................       175
  Deductions from Reserves..................................      (210)
                                                                ------
Balance July 31, 1998.......................................       300
  Additions Charged to Cost & Expenses......................       237
  Deductions from Reserves..................................      (197)
                                                                ------
Balance July 31, 1999.......................................    $  340
                                                                ======

NOTE 11--RETIREMENT BENEFIT PLANS

    The Company maintains defined contribution retirement plans for domestic employees comprised of a savings plan (401(k)) and a profit sharing plan (Retirement Accumulation Plan). Contributions to these plans take the form of
(i) Company contributions to match a portion of employee contribution

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 11--RETIREMENT BENEFIT PLANS (CONTINUED) and (ii) contributions made at the discretion of the Board of Directors. The Company's contributions to the domestic defined contribution plans were $770, $800 and $911 in 1999, 1998 and 1997, respectively.

    In addition, the Company provides limited life insurance and health care benefits to certain domestic retired employees and provides for certain medical and life insurance benefits for retirees of previously closed manufacturing locations.

    Net post-retirement life and health care cost includes the following components:

                                                                   TWELVE MONTHS ENDED
                                                              ------------------------------
                                                              JULY 31,   JULY 31,   JULY 31,
                                                                1999       1998       1997
                                                              --------   --------   --------
Service Cost--benefits earned during the period.............    $  3       $  3      $   3
Interest cost on accumulated post-retirement benefit
  obligation................................................     609        622        622
Amortization of unrecognized actuarial gain.................      --        (50)      (304)
                                                                ----       ----      -----
Total life and health care costs............................    $612       $575      $ 321
                                                                ====       ====      =====

    The plans' funded status at July 31, was as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
Actuarial present value of benefit obligations
  Retirees..................................................   $8,210     $8,010     $8,348
  Fully eligible active participants........................      148        161        224
  Other Active Participants.................................       52         82         --
                                                               ------     ------     ------
Accumulated post-retirement benefit obligation..............    8,410      8,253      8,572
Cumulative unrecognized actuarial gain/(loss)...............     (524)       373      1,157
                                                               ------     ------     ------
Accrued post-retirement life and health care costs..........   $7,886     $8,626     $9,729
                                                               ======     ======     ======

    Assumptions used for the Company's retiree life and health care plans as of July 31, were as follows:

                                                                1999       1998       1997
                                                                ----       ----       ----
Discount rate for determining obligations...................    7.50%      7.25%      7.25%
Discount rate for determining net periodic
  post-retirement benefit costs.............................    7.00%      7.25%      7.25%

    If the health care cost trend rates were increased 1% for all future years, the accumulated post-retirement benefit obligation would have increased 3.7% at July 31, 1999. The effect of this change on the aggregate of service and interest costs would have been an increase of 3.5% for 1999. If the health care cost trend rate were decreased 1% for all future years, the accumulated post-retirement benefit obligation would have decreased 3.5% at July 31, 1999. The effect of this change on the aggregate of service and interest costs would have decreased 3.3% for 1999. A 9.5% increase in the health care cost trend rate was assumed for retirees under age 65 and an 8.0% increase for those over the age of 65. These rates are assumed to decrease gradually to 5.5% in the year 2001.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 12--LEASE TRANSACTIONS

    The Company leases certain real and personal property and is responsible for most maintenance, insurance and tax expenses related to leased facilities. At July 31, 1999, the future lease payments for continuing operating leases are as follows:

2000........................................................  $1,526
2001........................................................   1,218
2002........................................................   1,167
2003........................................................   1,136
2004........................................................   1,109
2005 and thereafter.........................................   1,020
                                                              ------
Total future operating lease payments.......................  $7,176
                                                              ======

    Rental expenses for all operating leases were $1,738, $2,026 and $2,741 in 1999, 1998 and 1997, respectively.

NOTE 13--OPERATING SEGMENTS

    The Company adopted Statement of Financial Accounting Standards No. 131 "Disclosure about Segments of an Enterprise and Related Information," effective July 31, 1999. Adoption of this Statement required the Company to change the disclosure of operating segment information, but did not require significant changes in the way geographic information was disclosed.

    The Company is a distributor of an extensive range of equipment and supplies and a service provider to the U.S. graphic arts industry. The Company manages two operating segments: Distribution and Service.

    The Company's distribution segment serves in-plant printers and small to medium sized commercial printers. Its supplies and equipment offerings consist of consumable products used in the production of printed materials such as films, inks, plates, rubber rollers, cleaning solutions and cotton pads, as well as equipment products such as digital imagesetters, platesetters, presses, folders and cutters. The Company tracks various categories of these products, none of which account for more than 10% of its revenues.

    The Company's service segment provides service and parts offerings on over 250 models of printing equipment installed in in-plant and small to medium sized commercial print shops, governmental and educational institutions, as well as national retail outlets. The Company has approximately 325 service representatives, and offers service capabilities in all 50 states.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on revenues and direct operating income of the segments and does not include general and administrative costs. The Company accounts for intersegment sales as transfers of inventory.

    The Company's reportable segments are strategic business units. The business segments have been separated based on specifically identifiable revenues and the direct costs that are attributable to each of the segments.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 13--OPERATING SEGMENTS (CONTINUED)
    Information as to the operations of the Company's two operating segments is as follows:

                                                                                CORPORATE/
                                                      DISTRIBUTION   SERVICE      OTHER       TOTAL
                                                      ------------   --------   ----------   --------
1999:
Revenue.............................................    $67,940      $39,370     $     --    $107,310
Earnings/(loss) from operations.....................      3,622        8,450      (10,223)      1,849
Earnings/(loss) before taxes........................      3,622        8,450      (12,198)       (126)

1998:
Revenue.............................................     54,990       40,261           --      95,251
Earnings/(loss) from operations.....................      3,594        9,920      (10,243)      3,271
Earnings/(loss) before taxes........................      3,594        9,920      (11,797)      1,717

1997:
Revenue.............................................     42,770       42,288        3,603      88,661
Earnings/(loss) from operations.....................       (200)      11,752      (10,283)      1,269
Earnings/(loss) before taxes........................       (200)      11,752      (11,449)        103

    Corporate/Other represents general and administrative costs or revenues (in 1997 only) that are not directly attributable to one of the operating segments. The Company does not allocate assets, capital expenditures, depreciation and interest expense between operating segments.

    In 1999 and 1998 the majority of the Company's revenues were generated in the United States. The Company has some sales outside of the United States through foreign dealers that do not have a material effect on the total revenues from each segment. In 1997, subsidiaries in Canada and Japan contributed to the total revenues but did not have a material effect.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 14--QUARTERLY FINANCIAL INFORMATION--(UNAUDITED)

    A summary of quarterly financial information for fiscal 1999 and 1998 is as follows:

                                                                 QUARTER
                                                -----------------------------------------
                                                  1ST        2ND        3RD        4TH      TOTAL YEAR
                                                --------   --------   --------   --------   ----------
1999
Revenues......................................  $25,669    $24,955    $31,099    $25,587     $107,310
Gross Profit..................................    6,867      5,805      7,537      5,510       25,719
                                                -------    -------    -------    -------     --------
Net Income....................................  $   162    $  (449)   $   433    $  (284)    $   (138)
                                                =======    =======    =======    =======     ========
Per Common Share (1):
  Basic.......................................  $  0.06    $ (0.16)   $  0.15    $ (0.10)    $  (0.05)
  Diluted.....................................  $  0.06    $ (0.16)   $  0.15    $ (0.10)    $  (0.05)
Closing Market Price (2)
  High........................................  $ 6.688    $ 4.625    $ 3.125    $ 2.500     $  6.688
  Low.........................................  $ 4.000    $ 2.625    $ 2.375    $ 1.875     $  1.875

1998
Revenues......................................  $20,700    $22,199    $27,431    $24,921     $ 95,251
Gross Profit..................................    5,546      5,364      7,165      7,106       25,181
                                                -------    -------    -------    -------     --------
Net Income....................................  $   158    $   164    $   555    $   194     $  1,071
                                                =======    =======    =======    =======     ========
Per Common Share (1):
  Basic.......................................  $  0.06    $  0.06    $  0.20    $  0.07     $   0.38
  Diluted.....................................  $  0.06    $  0.06    $  0.19    $  0.07     $   0.37

Closing Market Price (2)
  High........................................  $ 2.750    $ 4.688    $ 6.375    $ 8.938     $  8.938
  Low.........................................  $ 1.625    $ 2.500    $ 3.750    $ 4.750     $  1.625

------------------------

(1) Sum of quarters may not equal the total for the year due to changes in the number of shares outstanding during the year.

(2) The Company's common stock is traded on the American Stock Exchange under the ticker symbol "MTI".

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 15--FIVE YEAR FINANCIAL SUMMARY

                                                                YEARS ENDED ($ IN MILLIONS)
                                                    ----------------------------------------------------
                                                    JULY 31,   JULY 31,   JULY 31,   JULY 31,   JULY 31,
                                                      1999       1998       1997       1996       1995
                                                    --------   --------   --------   --------   --------
Operations:
  Revenues........................................   $107.3     $ 95.3     $ 88.7    $ 168.1    $ 191.5
  Gross profit....................................     25.7       25.2       24.8       37.6       52.7
    as a percent of revenues......................     24.0%      26.4%      28.0%      22.4%      27.5%
  Unusual items (income) expense..................       --         --       (2.1)       7.0         --
  Operating income (loss).........................      1.8        3.3        1.3      (16.4)      (2.5)
    as a percent of revenues......................      1.8%       3.5%       1.5%      -9.8%      -1.3%
  Net income (loss) from
    continuing operations.........................     (0.1)       1.1        0.1      (20.2)      (4.2)
  Income (loss) from
    discontinued operations.......................       --         --         --      (25.3)       8.8
  Net income (loss)...............................   $ (0.1)    $  1.1     $  0.1    $ (45.5)   $   4.6
Capital employed
  Working capital.................................    (10.9)     (11.2)      (5.9)     (38.9)      61.5
  Total assets....................................     42.2       45.6       44.9       98.0      163.1
  Long-term debt..................................      0.6        1.0        3.4        8.5       14.9
  Shareholders' equity............................    (10.2)     (10.1)     (11.9)       2.3       48.3
Per common share
  Net income (loss) from
    continuing operations
      Basic.......................................   $(0.05)    $ 0.38     $ 0.04    $ (7.19)   $ (1.48)
      Diluted.....................................   $(0.05)    $ 0.37     $ 0.04    $ (7.19)   $ (1.48)
  Market price--high..............................   $6.688     $8.938     $2.500    $20.938    $30.625
      Low.........................................   $1.875     $1.625     $0.550    $ 4.688    $20.313
Average number of common shares
  and equivalents (in thousands) (1)
      Basic.......................................    2,833      2,823      2,807      2,803      2,808
      Diluted.....................................    2,833      2,895      2,811      2,803      2,808
Number of employees at year end...................      630        671        651      1,121      1,378
                                                     ------     ------     ------    -------    -------

(1) The weighted average number of common shares and net income per common share have been restated to reflect the effect of the 1 for 2 1/2 share reverse stock split which was approved by the Company's shareholders on May 28, 1997.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  DATED AS OF
                               SEPTEMBER 29, 1999
                                     AMONG
                        PARAGON CORPORATE HOLDINGS INC.,
                            MULTI ACQUISITION CORP.
                                      AND
                              MULTIGRAPHICS, INC.

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") dated as of September 29, 1999 among Multigraphics, Inc., a Delaware corporation (the "COMPANY"), Paragon Corporate Holdings Inc., a Delaware corporation or its designated affiliate ("BUYER"), and Multi Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (the "MERGER SUBSIDIARY").

    The parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. On and subject to the terms and conditions of this Agreement and in accordance with Delaware Law, the Merger Subsidiary will merge with and into the Company (the "MERGER") at the Effective Time (as hereinafter defined). The Company shall be the corporation surviving the Merger (the "SURVIVING CORPORATION").

    Section 1.2  EFFECT OF THE MERGER.

        (a) GENERAL. The Merger shall become effective at the time (the "EFFECTIVE TIME") the Secretary of State of the State of Delaware certifies that the Certificate of Merger has been filed following ratification and approval of the Merger by stockholders of the Company in accordance with the Delaware General Corporation Law ("DELAWARE LAW"). The Merger shall have the effect set forth in the Delaware Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or the Merger Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

        (b) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time, until amended in accordance with applicable law.

        (c) BYLAWS. The Bylaws of the Surviving Corporation shall be the Bylaws of the Company immediately prior to the Effective Time.

        (d) DIRECTORS AND OFFICERS. The directors and officers of the Surviving Corporation as of the Effective Time shall be as set forth on EXHIBIT A.

        (e) CONVERSION OF COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Merger Subsidiary, the Company, or the holder of any of the following securities:

           (i) each share (a "SHARE") of common stock of the Company, $0.025 par value per share (the "COMMON STOCK"), other than Common Stock owned of record by the Buyer or the Merger Subsidiary, issued and outstanding immediately prior to the Effective Time shall cease to be an issued and outstanding Share of Common Stock and shall become and shall be converted into a right to receive $1.25 per Share in cash, without interest as provided in Section 1.3, subject to adjustment pursuant to Section 1.5;

           (ii) each option and warrant to purchase Common Stock from the Company outstanding at the Effective Time ("COMPANY OPTION") shall cease to be an issued and existing Company Option and shall become and be converted into a right to receive, upon demand and without regard to whether such Company Options would then be exercisable at the Effective Time in the absence of consummation of the Merger, an amount of cash equal to the difference, if positive, between $1.25 per share issuable upon exercise less the applicable exercise price per share of such Company Option multiplied by the number of shares of Common Stock which the holder of such Company Option would have received had such Company Option been fully exercised on the Effective Date;

          (iii) each treasury share and each Share of Common Stock held of record by the Merger Subsidiary shall be cancelled and retired and no portion of the Merger Consideration shall be allocable thereto; and

           (iv) each Share of Common Stock held of record by the Buyer shall be cancelled and retired and no portion of the Merger Consideration shall be allocable thereto.

    The amounts to be paid pursuant to paragraphs (i) and (ii) above are referred to herein as the "MERGER CONSIDERATION."

        (f) CONVERSION OF CAPITAL STOCK OF THE MERGER SUBSIDIARY. At and as of the Effective Time, each share of common stock, no par value per share, of the Merger Subsidiary shall be converted into one share of common stock of the Surviving Corporation.

        (g) SHARES OF DISSENTING STOCKHOLDERS. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "DISSENTING STOCKHOLDER") who objects to the Merger and complies with all the provisions of Delaware Law concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("DISSENTING SHARES") shall not be converted as described in
    Section 1.2(e)(i), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the Delaware Law. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to Delaware Law, his Shares shall be deemed to be converted as of the Effective Time into the right to receive $1.25 per Share as provided in Section 1.2(e)(i). The Company shall give Buyer (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Buyer, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

    Section 1.3  PROCEDURE FOR PAYMENT.

        (a) Prior to the Effective Time, Buyer shall appoint an agent (the "PAYING AGENT") for the purpose of receiving certificates representing Shares and paying the Merger Consideration. Buyer will make available to the Paying Agent, in such amounts as may be needed from time to time, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Buyer will send, or will cause the Paying Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Paying Agent) and instructions for use in effecting the surrender of certificate in exchange for the Merger Consideration.

        (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Paying Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. From and after the Effective Time, all Shares which have been so converted shall no longer be outstanding and shall automatically be canceled and retired, and each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

        (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

        (d) Promptly after the Effective Time, the Surviving Corporation shall mail a confirmation of the Merger and an additional Letter of Transmittal to each record holder of outstanding Common Stock or Company Options who has not previously submitted a Letter of Transmittal.

    Section 1.4 CLOSING OF TRANSFER RECORDS. At the Effective Time, the stock transfer book of the Company shall be closed and no further transfers of Common Stock shall be made on such stock transfer book or the stock transfer book of the Surviving Corporation.

    Section 1.5 EQUITABLE PRICE ADJUSTMENT. If there shall be any option exercise, stock split, reverse stock split, stock dividend, merger or similar reorganization, recapitalization, reclassification or other transaction affecting generally the Common Stock of the Company, or any extraordinary or stock dividend paid on or with respect to the capital stock of the Company, then appropriate and equitable adjustments shall be made hereunder with respect to the Merger Consideration so that the aggregate relative rights and obligations of the parties hereto shall not be adversely affected by any such action.

    Section 1.6 NECESSARY FURTHER ACTION. The Buyer, the Merger Subsidiary, and the Company each shall use all reasonable efforts to take all actions as may be necessary or appropriate in order to effectuate the Merger in accordance with the terms hereof as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, immunities and franchises of either or both of the Merger Subsidiary and the Surviving Corporation, then the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Merger Subsidiary and the Surviving Corporation to take all such actions.

                                   ARTICLE II
                                  THE CLOSING

    Section 2.1 THE CLOSING. The closing of the Merger (the "CLOSING") shall take place at the offices of Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Merger or such other date, time or place as the parties may mutually determine (the "CLOSING DATE"). The parties intend that the Closing shall occur on or before December 31, 1999.

    Section 2.2 ACTIONS AT THE CLOSING. At the Closing the Company and the Merger Subsidiary shall deliver to the Secretary of State of the State of Delaware a Certificate of Merger (the "CERTIFICATE OF MERGER") in accordance with the Delaware Law.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to the Merger Subsidiary and the Buyer as of the date hereof and as of the Effective Time as follows:

    Section 3.1 AUTHORITY. The Company has all requisite corporate power and authority, without the consent of any other Person, to execute and deliver this Agreement and the agreements and instruments to be delivered, subject to approval of the Merger by the requisite vote of the Company stockholders, immediately prior to the Effective Time, and to carry out the transactions contemplated hereby. All acts or proceedings required to be taken by the Company to authorize the execution and delivery of this Agreement by the Company and the performance by the Company in accordance with its obligations under this Agreement have been duly and properly taken (other than, with respect to the Merger, approval of the Merger by the requisite vote of the Company stockholders). The action of the Board of Directors of the Company in approving the Merger and this Agreement is sufficient to render the provisions of
Section 203 of Delaware Law inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement.

    Section 3.2 VALIDITY. This Agreement has been duly executed and delivered and (assuming the valid authorization, execution and delivery of this Agreement by the Buyer and the Merger Subsidiary) constitutes a lawful, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and by general equitable principles. Except for the items listed on Schedule 3.2, assuming all consents, approvals, authorizations and other actions described in this
Section 3.2 have been obtained and all filings and obligations described in this
Section 3.2 have been made, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other obligation of the Company or any Subsidiary (as defined in Section 3.4) and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of
(a) the charter or by-laws of the Company or any Subsidiary, (b) any note, bond, indenture, contract, agreement, permit, license or other instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their assets is bound, (c) any order, writ, injunction, decree or judgment of any court or government agency, or (d) any law, rule or regulation applicable to the Company or any Subsidiary other than, in the case of clauses
(b), (c) or (d), any such liens, charges, encumbrances, accelerations, violations, conflicts, defaults or breaches that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. No approval, authorization, registration, consent, order or other action of or filing with any court, administrative agency or other government authority, is required for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its obligations hereunder, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), (ii) the filing of a Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the other transactions contemplated by this Agreement, (iv) filings with and approvals of the American Stock Exchange, Inc. and the Securities and Exchange Commission ("SEC") with respect to the delisting and deregistration of the Common Stock, and (v) such other approvals, authorizations, registrations, consents, orders, or other actions and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

    Section 3.3 DUE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry out the business in which it is engaged (the "BUSINESS"), except where the failure to have such rights, franchises and permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is duly licensed and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the nature of its business and the ownership, leasing or operation of its assets or the conduct of its business requires such qualification, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the financial condition, business, assets, results of operations, or future prospects of the Company and the Subsidiaries taken as a whole (a "MATERIAL ADVERSE EFFECT"). The Company has heretofore delivered to Buyer or its counsel true and complete copies of the Company's Articles of Incorporation and bylaws as currently in effect.

    Section 3.4  SUBSIDIARIES.  Except for the entities set forth on
Schedule 3.4 (the "SUBSIDIARIES"), the Company does not own stock or have any equity investment or other interest in, does not have the right or obligation to acquire any such interest, and does not control, directly or indirectly, any corporation, association, partnership, joint venture or other entity and has not had such an ownership or control relationship with any such entity. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry out the business in which it is engaged, except where the failure to be so organized, validly existing or in good standing or the failure to have such rights, franchises and permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each Subsidiary is duly licensed and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the nature of its business and the ownership, leasing or operation of its assets or the conduct of its business requires such qualification except where the effect of the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect. The authorized, issued and outstanding capital stock of each Subsidiary is set forth on Schedule 3.4. The Company owns all of the issued and outstanding capital stock or other equity of each Subsidiary and all such outstanding shares are fully paid and nonassessable.

    Section 3.5 CAPITALIZATION. The entire authorized capital stock of the Company consists of 9,500,000 shares of Common Stock and 500,000 shares of preferred stock ("PREFERRED STOCK"). As of the date hereof, there are (and as of the Closing Date, there shall be) 2,845,691 shares of Common Stock issued and outstanding and no shares of the Company's Preferred Stock have been issued. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive, subscription or other right of any person to acquire securities of the Company and constitute in the aggregate all of the issued and outstanding capital stock of all classes of the Company. Except as set forth in
Schedule 3.5, there is no outstanding subscription, option, convertible or exchangeable security, preemptive right, warrant, call, agreement, arrangement or other right (other than this Agreement) relating to the Company's capital stock or the capital stock of any Subsidiary or other obligation or commitment of the Company or any Subsidiary to issue or transfer any shares of capital stock to which the Company or any of its Subsidiaries is a party or by which any of them is bound. There are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to the Company's capital stock or the capital stock of any Subsidiary to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Except as set forth in Schedule 3.5 hereto, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, the Common Stock or the capital stock of any Subsidiary.

    Section 3.6 TRANSACTIONS WITH AFFILIATES. Since July 31, 1998, there has not been any dividend declared or paid or other distribution of assets by the Company to its Stockholders or Affiliates except for intercompany transactions among the Company and wholly-owned Subsidiaries. Except as set forth in
Schedule 3.6, no affiliate of the Company, directly or indirectly:

        (a) owes any material debt to, or has any material equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer or supplier of the Company or any Subsidiary;

        (b) has asserted any cause of action or other claim whatsoever against or owes any material amount to, or is owed any material amount by, the Company or any Subsidiary (other than amounts due to be paid in the ordinary course);

        (c) has any material interest in or owns any property or right used in any material respect in the conduct of the Business; or

        (d) is a party to any contract, lease, agreement, arrangement or commitment entered into with the Company or any Subsidiary or in connection with the Business except as contemplated by this Agreement.

    Section 3.7  FINANCIAL STATEMENTS; PUBLIC REPORTS

        (a) The audited financial statements of the Company for the fiscal years ended July 31, 1995, 1996, 1997 and 1998 and the unaudited financial statements of the Company for the quarterly periods ending October 31, 1998 and January 31, and April 30, 1999 set forth in Public Reports (as defined below) consisting of the Company's Annual Reports on Form 10-K for those years (the "AUDITED FINANCIAL STATEMENTS") and the Company's Quarterly Reports on Form 10-Q for those quarterly periods (the "UNAUDITED FINANCIAL STATEMENTS") (a) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (b) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of Unaudited Financial Statements, to the lack of footnotes thereto, to normal year-end audit adjustments and to any other adjustments described therein), and (c) were prepared in accordance with U.S. generally accepted accounting principles ("GAAP") (except as may be indicated in the notes thereto or, in the case of the Unaudited Financial Statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated, except for changes made in response to FASB bulletins as described in footnotes to the Audited Financial Statements. For purposes of this Agreement, "BALANCE SHEET" means the consolidated balance sheet of the Company as of April 30, 1999 set forth in Unaudited Financial Statements and "BALANCE SHEET DATE" means April 30, 1999.

        (b) The Company has made all filings with the SEC that it has been required to make under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") and the Exchange Act (collectively the "PUBLIC REPORTS"). Each of the Public Reports at the time the same was filed with the SEC complied with the Securities Act and the Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained, and the Company Proxy Statement (as defined in Section 3.8) will not contain or, omit, as applicable, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to the Merger Subsidiary or its counsel a correct and complete copy of each Public Report (together with all material exhibits and schedules thereto and as amended to date) for the year ended July 31, 1998 and the interim periods through the date hereof.

    Section 3.8  DISCLOSURE DOCUMENTS.

        (a) The proxy statement of the Company (the "COMPANY PROXY STATEMENT") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

        (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Company Proxy Statement based on information supplied by Buyer or Merger Subsidiary specifically for inclusion or incorporation by reference therein.

    Section 3.9  ABSENCE OF CERTAIN CHANGES.  Except as disclosed in
Schedule 3.9, since the Balance Sheet Date, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

        (a) any event, occurrence or development or state of circumstances or facts that has had or could reasonably be expected to have a Material Adverse Effect;

        (b) any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

        (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

        (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

        (e) any creation or assumption by the Company or any Subsidiary of any lien on any material asset other than in the ordinary course of business consistent with past practices;

        (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

        (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

        (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

        (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles or in Regulation S-X promulgated under the Exchange Act;

        (j) any tax election, other than those consistent with past practice, not required by law or any settlement or compromise of any tax liability in either case that is material to the Company and the Subsidiaries;

        (k) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than any such increases payable to employees other than directors or officers in the ordinary course of business consistent with past practice or as part of a standard employment package to any person promoted or hired; or

        (l) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

    Section 3.10 NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities or obligations of the Company or any Subsidiary, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than:

        (a) liabilities or obligations disclosed or provided for in the Balance Sheet;

        (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Company and the Subsidiaries, taken as a whole;

        (c) liabilities or obligations under this Agreement or incurred in connection with the consummation of the transactions contemplated by this Agreement; and

        (d) the item disclosed on Schedule 3.10.

    Section 3.11 LITIGATION. Except as disclosed in Schedule 3.11 or as set forth in the Company's annual report on Form 10-K for the fiscal year ended July 31, 1998 (the "MOST RECENT 10-K") or the Company's quarterly report on Form 10-Q for the three months ended April 30, 1999 (the "MOST RECENT 10-Q"), there is no action, suit, investigation or proceeding pending, or to the knowledge of the Company threatened, against or affecting the Company or any Subsidiary or any of their respective properties or any of their respective officers or directors in their capacity as officers or directors of the Company before any court or arbitrator or before or by any governmental body, agency or official as of the date hereof which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    Section 3.12  TAXES.  Except as set forth in Schedule 3.12:

        (a) Each of the Company and its Subsidiaries (i) has filed all Tax Returns that it was required to file, except where failures to file such Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect, and has paid all Taxes shown to be due on such Tax Returns,
    (ii) all Tax Returns filed by each of the Company and its Subsidiaries are complete and accurate and disclose all Taxes required to be paid by each of the Company and its Subsidiaries for the periods covered thereby; except where failures to be complete and accurate and to disclose all Taxes would not, individually or in the aggregate, have a Material Adverse Effect,
    (iii) the Tax

    Returns referred to in clause (i) relating to income Taxes have been examined by the appropriate taxing authority (and the results of any such examination relating to taxable years commencing after 1992 have been disclosed in writing to Buyer) or the period for assessment of the Taxes in respect of such Tax Returns has expired; (iv) there is no action, suit, investigation, audit, claim, or assessment pending or proposed or threatened in writing with respect to Taxes of the Company or any Subsidiary; (v) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; and
    (vi) there are no liens for Taxes upon the assets of the Company or any Subsidiary, except relating to current taxes not yet due. No claim has ever been made in writing by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, except where such claim would not, individually or in the aggregate, have a Material Adverse Effect, nor to the knowledge of Seller is there any basis for such claim.

        (b) Each of the Company and its Subsidiaries has withheld or collected all Taxes required to have been withheld or collected, and has paid on a timely basis all such Taxes that are due on or prior to the date hereof and, in the case of Taxes not yet due, has accrued, reserved against and entered such Taxes on the books of the Company, except where failures to withhold or collect and to pay or accrue, reserve against or enter on the books of the Company would not, individually, or in the aggregate, have a Material Adverse Effect.

        (c) The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, agreed to or filed by any of the Company and its Subsidiaries since July 31, 1995.

        (d) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

        (e) None of the Company and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. Except for the agreements referred to in Schedule 3.9, none of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section
    897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Company and its Subsidiaries is a party to any written Tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) has been a member of an affiliated group (as defined in Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (f) For purposes of this Agreement:

           "TAX" or "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

           "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    Section 3.13 COMPLIANCE WITH LAWS. Neither the Company nor any Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, including all applicable provisions of ERISA and all applicable Environmental Laws (each as hereinafter defined), except for any such violation that, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

    Section 3.14  PATENTS AND OTHER PROPRIETARY RIGHTS.  Except as disclosed in
Schedule 3.14 and matters which, individually or in the aggregate, would not have a Material Adverse Effect, the Company and Subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of which the Company is aware that are necessary for its business as now conducted (collectively the "INTELLECTUAL PROPERTY RIGHTS"). To the best of the Company's knowledge, the Company and Subsidiaries have not and do not violate or infringe any intellectual property right of any other person or entity, and the Company and Subsidiaries have not received any communication alleging that it violates or infringes the intellectual property right of any other person or entity, except as disclosed in writing to Buyer prior to the date hereof and except for any such violations or infringements as would not, individually or in the aggregate, have a Material Adverse Effect. To the best of the Company's knowledge, since July 1, 1995, the Company and Subsidiaries have not been sued for infringing any intellectual property right of another entity or person.

    Section 3.15  ENVIRONMENTAL MATTERS.

        (a) Except as set forth in the Most Recent 10-K or the Most Recent 10-Q, since July 1, 1995:

           (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, or, to the knowledge of the Company, is pending or threatened by any Person against, the Company or any Subsidiary nor has any material penalty been assessed against the Company or any Subsidiary with respect to any (A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (C) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (D) discharge, emission or release of any Hazardous Substance except, in each case, for such matters as would not have a Material Adverse Effect; and

           (ii) there are no Environmental Liabilities that have had or could reasonably be expected to have a Material Adverse Effect.

        (b) Except as disclosed in Schedule 3.15, since July 1, 1995, there has been no material environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company or any Subsidiary which has not been delivered to Buyer prior to the date hereof.

        (c) For purposes of this Section 3.15, the following terms shall have the meanings set forth below:

           "COMPANY" and "SUBSIDIARY" shall include any entity that is, in whole or in part, a predecessor of the Company or any Subsidiary;

           "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, agreement or governmental restriction or requirement relating to human health, the environment or pollutants, contaminants, chemicals, toxins, hazardous substances or wastes;

           "ENVIRONMENTAL LIABILITIES" means any and all liabilities of or relating to the Company and any Subsidiary, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time; and

           "HAZARDOUS SUBSTANCES" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under Environmental Laws.

    Section 3.16  EMPLOYEE BENEFITS.

        (a) Schedule 3.16 lists each employee benefit plan, as defined in
    Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that any of the Company and its Subsidiaries maintains or to which any of the Company and its Subsidiaries contributes or has any obligation to contribute (the "COMPANY PLANS"). Each Company Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws. Neither the Company nor any of its Subsidiaries has any material liability for failing to file or distribute any required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) with respect to each Company Plan. The requirements of part 6 of Title I of ERISA have been satisfied in all material respects with respect to each Company Plan that is an employee welfare benefit plan, as defined in Section 3(1) of ERISA. Each Company Plan intended to qualify under Section 401(a) ET SEQ. of the Code satisfies, in all material respects, the requirements of a "qualified plan" under Code Section 401(a), has received a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and the Company is not aware of any facts or circumstances that could result in the revocation of such determination letter. The Company has made available to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent
    Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each Company Plan.

        (b) There are no actions, suits or claims pending (other than routine claims for benefits) with respect to any Company Plan that could result in material liability to the Company or its Subsidiaries. No prohibited transaction described in ERISA Section 406 or Code Section 4975 has occurred with respect to any Company Plan that could result in material liability to the Company or any of its Subsidiaries.

        (c) None of the Company, its Subsidiaries, and the other members of the controlled group that includes the Company and its Subsidiaries contributes to, or has within the past six years contributed to or been required to contribute to any defined benefit pension plan or any multiemployer plan, as defined under ERISA (a "MULTIEMPLOYER PLAN") or has any liability (including withdrawal liability as defined in ERISA Section 4201) under any Multiemployer Plan.

        (d) Except as set forth on SCHEDULE 3.16, None of the Company and its Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with part 6 of Title I of ERISA.

    Section 3.17 FINDERS' FEES. Except for U.S Bancorp Piper Jaffray Inc., a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF THE
                          BUYER AND MERGER SUBSIDIARY

    The Buyer and the Merger Subsidiary hereby jointly and severally represent and warrant to the Company as of the date of this Agreement and as of the Effective Time as follows:

    Section 4.1 AUTHORITY. The Merger Subsidiary and the Buyer each have all requisite corporate power and authority, without the consent of any other Person, to execute and deliver this Agreement and the agreements to be delivered at the consummation of transactions contemplated after approval of the Merger by the requisite vote of Company stockholders and immediately prior to the Effective Time, and to carry out the transactions contemplated hereby and thereby. All corporate and other acts or proceedings required to be taken by the Merger Subsidiary and the Buyer to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken. The Buyer and the Merger Subsidiary have either sufficient cash resources or financing commitments necessary to fund the cash payments for all of the Shares, as contemplated by the Merger, and to pay all fees and expenses related to the transactions contemplated by this Agreement, and upon request of the Company's Board, will provide written evidence of such cash resource and/or financing commitments.

    Section 4.2 VALIDITY. This Agreement has been duly executed and delivered and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a lawful, valid and legally binding obligations of the Merger Subsidiary and the Buyer, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and by general equitable principles. Assuming all consents, approvals, authorizations and other actions described in this Section 4.2 have been obtained and all filings and obligations described in this Section 4.2 have been made, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other obligation of the Merger Subsidiary or the Buyer and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the charter or By-laws of the Merger Subsidiary or the Buyer, (b) any note, bond, indenture, contract, agreement, permit, license or other instrument to which the Merger Subsidiary or the Buyer is a party or by which the Merger Subsidiary or the Buyer or any of its assets is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, rule or regulation applicable to the Merger Subsidiary or the Buyer other than, in the case of clauses (b), (c) or (d), any such liens, charges, encumbrances, accelerations, violations, conflicts, defaults or breaches that, individually or in the aggregate, would not prevent or materially delay the consummation of the Merger. No approval, authorization, registration, consent, order or other action of or filing with any court, administrative agency or other government authority, is required for the execution and delivery by the Buyer and the Merger Subsidiary of this Agreement or the consummation by Buyer and the Merger Subsidiary of the transactions contemplated hereby or the performance by Buyer and the Merger Subsidiary of their respective obligations hereunder, except for (i) in connection, or in compliance, with the provisions of the HSR Act, and the Exchange Act, (ii) the filing of a Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business,

(iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the other transactions contemplated by this Agreement, (iv) filings with and approvals of the American Stock Exchange, Inc. and the SEC with respect to the delisting and deregistration of the Common Stock, and (v) such other approvals, authorizations, registrations, consents, orders, or other actions and filings the failure of which to be obtained or made would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger.

    Section 4.3 DUE ORGANIZATION. The Merger Subsidiary is a corporation organized and validly existing under the laws of the State of Delaware, and has full corporate power and authority to carry on the business in which it is engaged. The Buyer is a corporation validly existing under the laws of the State of Delaware and has full corporate power and authority to carry on the business in which it is engaged.

    Section 4.4 DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by Buyer or Merger Subsidiary specifically for inclusion in the Company Proxy Statement will, at the time the Company Proxy Statement is first mailed to the Company's stockholders or at the time of the Company Stockholder Meeting (as defined in Section 5.2), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    Section 4.5 INTERIM OPERATIONS OF SUB. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    Section 4.6 OWNERSHIP OF SHARES. As of the date of this Agreement, neither Buyer nor any of its affiliates is the record owner of, or has any beneficial interest in, any Shares.

                                   ARTICLE V
                            COVENANTS OF THE COMPANY

    Section 5.1 CONDUCT OF THE COMPANY. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees subject to the exception provided below. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer:

        (a) the Company will not adopt or propose any change in its Certificate of Incorporation or bylaws;

        (b) the Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person, other than purchases of materials or products in the ordinary course of business;

        (c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

        (d) the Company will not, and will not permit any Subsidiary to, settle or compromise any suit or claims or threatened suit or claim relating to the transactions contemplated hereby;

        (e) the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing;

        (f) the Company will not, and will not permit any Subsidiary to, take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time and the Company will promptly notify Buyer and Merger Subsidiary if it becomes aware that any representation or warranty hereunder is or has become inaccurate in any material respect;

        (g) the Company will not enter into any agreement or commitment, or make or commit to make any capital expenditure, involving the payment individually in excess of $75,000 or in the aggregate in excess of $300,000.

    Section 5.2 STOCKHOLDER MEETING; PROXY OR INFORMATIONAL MATERIAL. The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable following the date hereof for the purpose of voting on the approval and adoption of this Agreement. The Directors of the Company shall, except as may be required, in response to an unsolicited bona fide written Acquisition Proposal (as defined in Section 5.4), in order to comply with the fiduciary duties of the Board of Directors under applicable law as advised in writing by Company counsel, recommend approval and adoption of this Agreement by the Company's stockholders. In connection with such meeting, the Company (a) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (b) will use its best efforts to obtain the necessary approval by its stockholders of this Agreement and the transactions contemplated hereby and (c) will otherwise comply with all legal requirements applicable to such meeting. Buyer shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto. Buyer agrees to cause all Shares owned by Buyer or any subsidiary of Buyer to be voted in favor of the Merger.

    Section 5.3 ACCESS TO INFORMATION. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which it shall use reasonable efforts to be released), from the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries and such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section 5.3, shall affect any representation or warranty given by the Company to Buyer hereunder. In no event shall the Company be required to supply to Buyer or its officers, employees, accountants, counsel and other representatives any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company which were received or conducted prior to the date hereof, except to the extent necessary for use in the Company Proxy Statement. Except as otherwise agreed to by the Company, until the Effective Time and notwithstanding termination of this Agreement, the terms of the Confidentiality Agreement dated as of August 26, 1999 (the "Confidentiality Agreement"), shall apply to all information about the Company that has been furnished under this Agreement by the Company to Buyer or Sub.

    Section 5.4 OTHER OFFERS. From the date hereof until the termination hereof, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) except as may be required in response to an unsolicited bona fide written Acquisition Proposal in order to comply with the fiduciary duties of the Board of Directors under applicable law as advised by Company counsel, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person. The Company will promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the relevant Acquisition Proposal and set forth the material terms thereof) Buyer after
(i) the Company has received any Acquisition Proposal, (ii) the Company has actual knowledge that any Person is considering making an Acquisition Proposal, or (iii) the Company has received any request for nonpublic information relating to the Company or any Subsidiary, or for access to the properties, books or records of the Company or any Subsidiary, by any Person that the Company has actual knowledge is considering making, or has made, an Acquisition Proposal. The Company will keep Buyer fully informed of the status and details of any such Acquisition Proposal or request. The Company shall not engage in negotiations with, or disclose any nonpublic information to, any such Person unless it receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement. The Company shall, and shall cause its Subsidiaries and the Company's directors, officers, employees, financial advisors and other agents or representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement. The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement or undertaking with respect to any Acquisition Proposal unless, as a condition precedent thereto or concurrently therewith, all amounts due and owing to Buyer by the Company under that certain Credit Facility and Security Agreement between Buyer and the Company dated of even date herewith (the "CREDIT AGREEMENT") are repaid in full by the Company or paid by a party to such Acquisition Proposal.

                                   ARTICLE VI
                     COVENANTS OF THE BUYER AND THE COMPANY

    Section 6.1 CERTAIN FILINGS. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Proxy Statement, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other governmental body, agency or official)

    Section 6.2 PUBLIC ANNOUNCEMENTS. Buyer and the Company will mutually agree before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or automated quotation system, will not issue any such press release or make any such public statement prior to such agreement.

    Section 6.3 NOTICES OF CERTAIN EVENTS. The Company shall promptly notify Buyer, and Buyer shall promptly notify the Company, of:

        (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

        (c) with respect only to the Company, any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened which, if pending on the date of this

    Agreement, would have been required to have been disclosed pursuant to
    Section 3.11 or which relate to the consummation of the transactions contemplated by this Agreement; and

        (d) any circumstance or condition that the Buyer or the Company, respectively, shall become aware of that makes any representation or warranty hereunder inaccurate in any material respect.

    Section 6.4 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

    Section 6.5 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or the Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or the Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    Section 6.6  INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE.

        (a) From and after the Effective Time, Buyer shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company (the "INDEMNIFIED PARTIES") to the same extent and in the same manner and subject to the same limits as such persons are indemnified as of the date of this Agreement by the Company pursuant to Delaware Law, the Company's Certificate of Incorporation or the Company's By-Laws for acts or omissions occurring at or prior to the Effective Time.

        (b) Buyer shall cause the Surviving Corporation to provide, for an aggregate period of not less than three years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O INSURANCE") that is substantially similar to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 120% of the last annual premium paid prior to the date hereof but in such case shall purchase as much coverage as possible for such amount.

        (c) Buyer hereby agrees that, effective at the Effective Time, Buyer will guarantee the obligations of the Surviving Corporation under
    Section 6.6(a) and (b).

        (d) This Section 6.6 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Buyer, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Surviving Corporation.

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

    Section 7.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Buyer and the Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

        (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with such law;

        (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; PROVIDED, HOWEVER, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; and

        (c) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

    Section 7.2  CONDITIONS TO THE OBLIGATIONS OF BUYER AND MERGER
SUBSIDIARY. The conditions to the obligations of Buyer and Merger Subsidiary to complete the Merger are as set forth on ANNEX I.

                                  ARTICLE VIII
                                  TERMINATION

    Section 8.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

        (a) by mutual written consent of the Company and Buyer;

        (b) by either the Company or Buyer, if Merger has not been consummated by March 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any condition to closing of the Merger or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under this Agreement by such party;

        (c) by either the Company or Buyer, if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

        (d) by Buyer, upon the occurrence of any Trigger Event described in clause (i) or (ii) of Section 9.4(b);

        (e) by the Company, upon the occurrence of any Trigger Event described in clause (i)(A) of Section 9.4(b).

The party desiring to terminate this Agreement shall give written notice of such termination to the other party in accordance with Section 9.1.

    Section 8.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that with respect to the last sentence of Section 5.3, Section 9.4, and this Section 8.2; PROVIDED, HOWEVER, that nothing herein shall relieve any party for liability for any breach hereof.

                                   ARTICLE IX
                                 MISCELLANEOUS

    Section 9.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

       if to Buyer or Merger Subsidiary to:

           Paragon Corporate Holdings Inc.
           7400 Caldwell Avenue
           Niles, Illinois 60714
           Attention: John H. Fountain
                    Chairman
       with copies to:

           David A. Zagore, Esq.
           Squire, Sanders & Dempsey L.L.P.
           4900 Key Tower
           127 Public Square
           Cleveland, Ohio 44114
           Telephone: (216) 479-8500
           Facsimile: (216) 479-8780

       if to the Company to:

           Multigraphics Inc.
           431 Lakeview Court
           Mt. Prospect, Illinois 60056
           Attention: Mark Duchesne

       with copies to:

           Sidley & Austin
           Bank One Plaza
           Chicago, Illinois 60603
           Attention: Jim Kaput
           Telephone: (312) 853-7000
           Facsimile: (312) 853-7036

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

    Section 9.2 RELIANCE; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, this Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

    Section 9.3.  AMENDMENTS; NO WAIVERS.

        (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and the Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective.

        (b) A termination of this Agreement pursuant to Section 8.1 or an amendment of this Agreement in accordance with Section 9.3(a) shall, in order to be effective, require in the case of the Company action by its Board of Directors or the duly authorized designee of its Board of Directors.

        (c) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    Section 9.4.  FEES AND EXPENSES.

        (a) Except as otherwise provided in this Section 9.4, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        (b) The Company agrees to pay Buyer a fee in immediately available funds equal to Five Hundred Thousand Dollars ($500,000) promptly, but in no event later than two business days, after the termination of this Agreement as a result of the occurrence of any of the events set forth below (a "TRIGGER EVENT"):

           (i) (A) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal, or (B) the Board of Directors of the Company shall have withdrawn or materially modified in a manner adverse to Buyer the Board's approval or recommendation of the Merger;

           (ii) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Buyer, the Merger Subsidiary or any affiliate thereof) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of a majority of the outstanding Shares;

          (iii) this Agreement shall have been terminated in accordance with
       Section 8.1(b) and (x) the Company shall have failed to observe or perform in any material respect any of its obligations under this Agreement or (y) an Acquisition Proposal is received prior to the Effective Time and not publicly rejected by the Company's Board of Directors; or

           (iv) in the event that a majority of the stockholders of the Company do not vote in favor of the Merger at the stockholders meeting called for that purpose.

        (c) The Buyer agrees to pay the Company an amount in immediately available funds equal to Two Million Dollars ($2,000,000) if this Agreement shall have been terminated by Buyer for any reason other than as set forth in Section 8.1. The liability of Buyer set forth in this subsection shall be the maximum and sole and exclusive liability of Buyer hereunder for any reason whatsoever.

        (d) In addition to any amounts payable to Buyer pursuant to and at the same time as required by Section 9.4(b), the Company agrees to reimburse Buyer, up to Five Hundred Thousand Dollars ($500,000), in immediately available funds for all costs and expenses incurred by or on behalf of Buyer in connection with the transactions contemplated by this Agreement and the Credit Agreement.

    Section 9.5 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its affiliates.

    Section 9.6 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

    Section 9.7 COUNTERPARTS; EFFECTIVENESS; THIRD PARTY BENEFICIARIES. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement, except for Section 6.6, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    Section 9.8 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement constitute the entire agreement among Buyer, the Merger Subsidiary and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among Buyer, the Merger Subsidiary and the Company with respect to the subject matter hereof.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as an instrument under seal by their respective authorized officers as of the day and year first above written.

                                PARAGON CORPORATE HOLDINGS INC.

                                By   /s/ EDWARD J. SUCHMA
                                     -----------------------------------------
                                     Vice President and CFO

                                MULTI ACQUISITION CORP.

                                By   /s/ EDWARD J. SUCHMA
                                     -----------------------------------------
                                     Secretary/Treasurer

                                MULTIGRAPHICS, INC.

                                By   /s/ MARK F. DUCHESNE
                                     -----------------------------------------
                                     President & CEO

                                    ANNEX I

    Notwithstanding any other provision of this Agreement, Buyer shall not be required to at any time on or after the date hereof and prior to the Effective Time to consummate the Merger, if any of the following conditions exist:

        (a) there shall be threatened, instituted or pending any action, suit, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, or before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Buyer's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Buyer and its subsidiaries, taken as a whole, or to compel Buyer or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Buyer and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Buyer or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Buyer or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Buyer or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise is reasonably likely to have a Material Adverse Effect or materially adversely affect Buyer and its subsidiaries, taken as a whole; or there shall be pending by any other Person, domestic or foreign, any action, suit or proceeding which is reasonably likely to have a Material Adverse Effect or materially adversely affect Buyer and its subsidiaries, taken as a whole; or

        (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any court, government or governmental authority or agency, domestic or foreign, that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

        (c) (i) there shall be initiated, threatened, instituted or pending any action, suit, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, that would reasonably be expected to materially adversely affect the Company and its Subsidiaries, taken as a whole, or (ii) except as disclosed in writing to Buyer prior to the date hereof, there has been since the Balance Sheet Date any event, occurrence or development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect; or

        (d) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States of America (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States of America, (iii) any limitation (whether or not mandatory) by any United States governmental entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions,
    (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States of America which in any case is reasonably expected to have a Material Adverse Effect or to materially adversely affect Buyer's or Merger Subsidiary's ability to complete the Merger or (v) in case of any of the foregoing existing on the date of this Agreement, material acceleration or worsening thereof which in any case is reasonably expected to have a Material Adverse Effect or to materially adversely affect Buyer's or Merger Subsidiary's ability to complete the Merger;

        (e) the Company shall have failed to perform in any material respect any of its material covenants or agreements under the Merger Agreement; or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true when made or at the Effective Time as if made at and as of such time (except as to any representation or warranty which speaks as of a specific date, which must be untrue as of such date), except where the failure to perform such covenant or the breach of such representation or warranty (i) would not have a Material Adverse Effect or
    (ii) are capable of being and are cured within 20 days after written notice from Buyer to the Company of such failure or breach; or

        (f) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal or the Board of Directors of the Company shall have withdrawn or materially modified in a manner adverse to Buyer the Board's approval or recommendation of the Merger; or

        (g) any person or group (as defined in Section 13(d)(3) of the Exchange
    Act) (other than Buyer, the Merger Subsidiary or any affiliate thereof) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of a majority of the outstanding Shares; or

        (h) the Merger Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the sole benefit of Buyer and the Merger Subsidiary and may, subject to the terms of the Agreement, be waived by Buyer or the Merger Subsidiary in whole or in part at any time and from time to time in their discretion. The failure by Buyer or the Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.

                                                                      APPENDIX B

                                                              September 21, 1999

The Board of Directors
Multigraphics, Inc.
431 Lakeview Court
Mt. Prospect, Illinois 60056

Members of the Board of Directors:

    Multigraphics, Inc. (the "Company"), Paragon Corporate Holdings Inc. (the "Acquiror") and a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger dated as of September 21, 1999 (the "Agreement") pursuant to which (i) the Acquisition Sub would be merged with and into the Company (the "Merger"), and (ii) each outstanding share of common stock, par value $0.025 per share, of the Company (the "Shares"), other than treasury Shares or Shares held by the Acquiror or any affiliate of the Acquiror or as to which dissenter's rights have been perfected, would be converted into the right to receive $1.25 per share payable in cash (the "Consideration"). The Merger is also refereed to herein as the "Transaction."

    You have asked us whether, in our opinion, the Consideration to be received by the holders of the Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders.

    U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. For our services in rendering this opinion, the Company will pay us a fee that is not contingent upon the consummation of the Transaction. The Company has also agreed to indemnify us against certain liabilities in connection with this engagement. In the past, we have been engaged by the Company to perform analyses of certain strategic alternatives and the potential impact of these alternatives on shareholder value.

    In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

    (i) Reviewed a draft of the Merger Agreement dated September 14, 1999;

    (ii) Reviewed the Annual Reports on Form 10-K for the Company for the three fiscal years ended July 31, 1996, 1997 and 1998;

   (iii) Reviewed the Quarterly Reports on Form 10-Q for the Company for the quarters ended November 1, 1998, February 1, 1999, and May 1, 1999;

    (iv) Reviewed unaudited financial results and certain other operating data for the Company for the fiscal year ended July 31, 1999 and certain financial forecasts for the Company;

    (v) Been informed by the Company of the potential effects of insolvency on the Company and the effect an insolvency could be expected to have with respect to the value of the Shares;

    (vi) Conducted discussions with members of senior management and representatives of the Company concerning the financial condition, liquidity, operating performance and balance sheet of the Company and the prospects for the Company, generally, and the matters described above in clauses (ii), (iii) and (iv), as well as the Company's business and prospects before and after giving effect to the Transaction, and conducted discussions with members of senior management and representatives of the Company concerning the matter described in clause (v) above;

   (vii) Reviewed the historical prices and trading activity for the Shares;

  (viii) Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant;

    (ix) Compared certain financial data of the Company with certain financial and securities data of companies we deemed similar to the Company.

    We have relied upon and assumed with your consent the accuracy, completeness and fairness of the financial statements and other information provided by the Company or otherwise made available to us and have not assumed responsibility for independently verifying such information. We have assumed with your consent that the information provided pertaining to the Company has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company, and that the management of the Company is not aware of any information or facts that would make the information provided to us incomplete or misleading. We have also assumed with your consent that there have been no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statements or information made available to us. We have also assumed with your consent that the Company will be unable to secure alternative financing in sufficient time to provide working capital to continue operations, and that if such financing is not obtained the Company would be unable to continue as a going concern in the absence of consummation of the Transaction and would likely seek protection from creditors under the bankruptcy laws. We have also assumed, with your consent and based on the Company's advice, that based on time constraints and the Company's current circumstances, that the Transaction is the best available transaction or course of action practically available that would address the Company's liquidity and other financial concerns.

    In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of the Company, have not been furnished with any such appraisals or valuations, have made no physical inspection of the properties or assets of the Company and express no opinion regarding the liquidation value of the Company. We have not been engaged by the Company to participate in or advise with respect to the negotiation of the terms of the Transaction or any other alternative transaction and have not done so. Without limiting the foregoing, in connection with the preparation of this opinion, we have not been requested by you or by the Company to, nor did we, solicit or assist the Company in soliciting indications of interest for the acquisition of the Company. Further, we express no opinion herein as to the terms of any transaction related or ancillary to the Transaction, financial or otherwise such as the financings contemplated by the Company in the form of a loan to be received from the Acquiror in connection with the Transaction.

    We have also assumed with your consent that the final form of the Merger Agreement, as and when executed, will be the same in all material respects as the last draft thereof reviewed by us.

    Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either the Company or its affiliates is a party or may be subject and at the Company's direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matter.

    Our opinion is necessarily based upon the assumptions made and information available to us, facts and circumstances and economic, material and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the prices at which Shares have traded or at which such Shares may trade at any future time.

    It is understood that our opinion is intended solely for your benefit and use in connection with your evaluation of the Transaction and does not address any other aspect of the Merger or any other transaction related to the Transaction. Our opinion does not address the merits of your underlying decision to proceed with or effect the Transaction and does not constitute a recommendation to any stockholder how any stockholder should vote or otherwise act with respect to the Merger or the Merger Agreement. Our opinion is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used or relied upon for any other purposes, without our prior written consent, except as provided in our engagement letter dated September 2, 1999.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Shares of the Company pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

                                          Sincerely,

                                          U.S. BANCORP PIPER JAFFRAY INC.

                                          /s/ Michael R. Murphy
                                          --------------------------------------

                                          Michael R. Murphy, Principal

                                                                      APPENDIX C

                                 DELAWARE CODE
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

SECTION 262 APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

FORM OF PROXY

                           MULTIGRAPHICS, INC.
           431 LAKEVIEW COURT, MT. PROSPECT, ILLINOIS 60056

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of MULTIGRAPHICS, INC. ("Multigraphics") hereby appoints Mark F. Duchesne and Gregory T. Knipp, and each of them acting individually, as the attorney and proxy of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of Multigraphics at the special meeting of stockholders of Multigraphics to be held on December 14, 1999 at 10:00 a.m., central time, at 431 Lakeview Court, Mt. Prospect, Illinois 60056 and any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matter described in the proxy statement furnished herewith, subject to any directions indicated below.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER (S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. THIS PROXY ALSO DELEGATES TO THE PROXIES NAMED ABOVE DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

[Back of Proxy]


     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH.

1. Approval and adoption of the Agreement and Plan of Merger dated as of September 29, 1999 among Paragon Corporate Holdings Inc., Multi Acquisition Corp. and Multigraphics, Inc., and approval of the merger of Multi Acquisition Corp. with and into Multigraphics, Inc. contemplated thereby.

               /  /  FOR      /  /  AGAINST      /  /  ABSTAIN

2. In their discretion upon such other matters as may properly come before the meeting.




                                  NOTE:  Please mark, date and sign
                                  this proxy card and return it in the
                                  enclosed envelope.  Please sign as your
                                  name appears below.  If shares are
                                  registered in more than one name, all
                                  owners should sign.  If signing in a
                                  fiduciary or representative capacity,
                                  please give full title and attach evidence of authority. Corporations please sign with full corporate name by a duly authorized officer.




                                  ------------------------------------------


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                                  SIGNATURE(S)                      DATE